                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE

In re:                              )    Chapter 11
                                    )
DOEHLER-JARVIS, INC., et al.,       )    Case Nos. 97-953 (SLR)
                                    )      through 97-962 (SLR)
                                    )      (Jointly Administered)
                   Debtors.         )

              DISCLOSURE STATEMENT FOR DEBTORS' CONSOLIDATED PLAN
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                 July 10, 1998

                    THIS IS NOT A SOLICITATION OF YOUR VOTE
                RESPECTING THE PLAN. VOTES MAY NOT BE SOLICITED
                UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED
                   BY THE BANKRUPTCY COURT. THIS DISCLOSURE
               STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE
                BANKRUPTCY COURT BUT HAS NOT YET BEEN APPROVED.


WILLKIE FARR & GALLAGHER                                 YOUNG CONAWAY STARGATT & TAYLOR, LLP
Co-Counsel for Debtors-in-Possession                     Co-Counsel for Debtors-in-Possession
787 Seventh Avenue                                       P.O. Box 391
New York, New York 10019                                 11th Floor, Rodney Square North
Attn:    Myron Trepper, Esq.                             Wilmington, Delaware 19899.
Phone:   (212) 728-8000                                  Attn:    James L. Patton, Jr., Esq.
                                                                  S. David Peress, Esq.
                                                         Phone:   (302) 571-6600

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                 ROSENTHAL, MONHAIT, GROSS & GODDESS
Co-Counsel for the Official Committee of Unsecured       Co-Counsel for the Official Committee of Unsecured Creditors
Creditors
One New York Plaza                                       919 North Market Street
New York, New York 10004                                 Mellon Bank Center, Suite 1401
Attn:    Brad Eric Scheler, Esq.                         Wilmington, Delaware 19801
Phone:   (212) 859-8000                                  Attn:    Kevin Gross, Esq.
                                                         Phone:   (302) 656-4433

         Doehler-Jarvis, Inc. ("Doehler-Jarvis"), Harvard Industries, Inc. ("Harvard"), Harvard Transportation, Inc. ("Harvard Transportation"), Doehler-Jarvis Greeneville, Inc. ("Greeneville"), Doehler-Jarvis Pottstown, Inc. ("Pottstown"), Doehler-Jarvis Technologies, Inc. ("Technologies"), Doehler-Jarvis Toledo, Inc. ("Toledo"), Harman Automotive, Inc. ("Harman"), Hayes-Albion Corporation ("Hayes-Albion") and The Kingston-Warren Corporation ("Kingston-Warren" and collectively, the "Debtors"), as debtors in possession under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") and the Official Committee of Unsecured Creditors (the "Creditors' Committee" and together with the Debtors, the "Proponents"), hereby propose and file this Disclosure Statement (the "Disclosure Statement") for the Debtors' Consolidated Plan under Chapter 11 of the Bankruptcy Code, dated July 10, 1998 (the "Plan").

         THE DEBTORS AND THE CREDITORS' COMMITTEE STRONGLY URGE ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES RECEIVING BALLOTS TO ACCEPT THE PLAN.

         THIS DISCLOSURE STATEMENT IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT OR REJECT THE PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS ANNEXED HERETO AS APPENDIX "1", OTHER APPENDICES ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT BEFORE OR CONCURRENTLY WITH THE FILING OF THIS DISCLOSURE STATEMENT. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL CONTINUE TO BE MATERIALLY ACCURATE; OR
(B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

         ALL HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT AS A WHOLE, INCLUDING THE SECTION ENTITLED "RISK FACTORS," PRIOR TO VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN

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CONSUMMATION OF THE PLAN. ALSO, THERE CAN BE NO ASSURANCE THAT EACH OF THESE
CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR HOLDERS OF CLAIMS AND INTERESTS THAT ARE DISPUTED.

         [THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE HOLDERS OF CLAIMS AND INTERESTS TO MAKE AN INFORMED JUDGMENT WITH RESPECT TO VOTING TO ACCEPT OR REJECT THE PLAN. HOWEVER, THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A RECOMMENDATION OR DETERMINATION BY THE BANKRUPTCY COURT WITH RESPECT TO THE MERITS OF THE PLAN.]

         NO PARTY IS AUTHORIZED BY THE DEBTORS TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN OR THE REORGANIZATION SECURITIES OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTORS, THEIR FUTURE BUSINESS OPERATIONS OR THE VALUE OF THEIR PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH HEREIN. ANY INFORMATION OR REPRESENTATIONS GIVEN TO OBTAIN YOUR ACCEPTANCE OR REJECTION OF THE PLAN WHICH ARE DIFFERENT FROM OR INCONSISTENT WITH THE INFORMATION OR REPRESENTATIONS CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDERS OF CLAIMS AND INTERESTS IN VOTING ON THE PLAN.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN OR SECURITIES OF, THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER SUCH COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED ACTIONS (WHETHER OR NOT PENDING) THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS GOVERNED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER RULE OR STATUTE OF SIMILAR IMPORT.

         THIS DISCLOSURE STATEMENT SHALL NEITHER BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY NOR BE CONSTRUED TO BE PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER OF A CLAIM OR INTEREST SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         This Disclosure Statement, the Plan annexed hereto as Appendix "1" (and the other appendices hereto), the accompanying form of Ballot, if any, and the related materials delivered together herewith are being furnished by the Debtors to holders of Impaired Claims and Impaired Interests pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation by the Debtors of votes to accept or reject the Plan (and the transactions contemplated thereby), as described herein.

                                                 TABLE OF CONTENTS
                                                                                                                Page
                                                                                                                ----
 I. INTRODUCTION AND SUMMARY......................................................................................1

          A. The Solicitation.....................................................................................1

          B. Recommendations......................................................................................2

          C. Summary of the Plan..................................................................................2

                  TABLE I -- A Quick Reference Guide to Classification of Claims..................................5

                  TABLE II -- Projected Property Distributions Under the Plan.....................................7

          D. Voting Procedures and Requirements...................................................................8

          E. Vote Required for Acceptance; Confirmation..........................................................10

          F. Effective Date of the Plan..........................................................................11

 II. BACKGROUND..................................................................................................12

          A. Executive Offices; Financial Information............................................................12

          B. Corporate Structure of the Debtors..................................................................12

          C. Capital Structure of the Debtors....................................................................12

                   1. Equity.....................................................................................12

                   2. Debt...................................................................................... 14

          D. The Debtors.........................................................................................15

          E. Operations Description..............................................................................16

                   1. Overview...................................................................................16

                   2. Subsidiaries...............................................................................16

          F. Events Leading To Chapter 11 Filings................................................................18

 III. THE CHAPTER 11 CASES.......................................................................................19

          A. Continuation of Business; Stay of Litigation........................................................19

          B. Significant Events During the Chapter 11 Cases......................................................20

                   1. First Day Orders...........................................................................20

                         (a) Prepetition Wage and Benefits Order.................................................20

                         (b) DIP Facility........................................................................21

                   2. Appointment of Creditors' Committee........................................................22

                   3. Retentions of Professionals................................................................23

                   4. Management Transition......................................................................24

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
                   5. Junior DIP Facility........................................................................25

                   6. Discontinuing Unprofitable Operations......................................................25

                         (a) The Toledo Facility.................................................................25

                         (b) Other Underperforming Facilities....................................................28

                   7. Asset Sales and Dispositions...............................................................28

                   8. Extensions of Exclusivity..................................................................32

                   9. Claims Process and Bar Date................................................................33

                   10. Potential Doehler-Jarvis Acquisition Claims...............................................34

                   11. Employee Arrangements.....................................................................34

                         (a) Employee Severance and Retention Programs...........................................34

                         (b) Shutdown Agreements.................................................................36

                   12. Reclamation Program.......................................................................37

 IV. THE PLAN....................................................................................................37

          A. General.............................................................................................37

          B. Discussions with Constituencies.....................................................................38

          C. Classification and Treatment of Claims and Interests Under the Plan.................................40

                   1. Treatment of Administrative Expenses and Certain Priority Claims...........................41

                         (a) Administrative Expenses.............................................................41

                         (b) Priority Tax Claims.................................................................42

                   2. Class 1--Priority Claims...................................................................42

                   3. Class 2--Prepetition Lenders' Claims.......................................................43

                   4. Class 3--Miscellaneous Secured Claims......................................................43

                   5. Class 4--PBGC Claims.......................................................................44

                   6. Class 5--General Unsecured Claims..........................................................45

                   7. Class 6--Convenience Claims................................................................46

                   8. Class 7--PIK Preferred Stock...............................................................46

                   9. Class 8--Old Common Stock..................................................................47

                   10. Class 9--Subsidiary Common Stock..........................................................47

                   11. Class 10--Old Other Interests.............................................................47

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
          D. Conditions to and Means for Consummation of the Plan................................................48

                   1. Substantive Consolidation..................................................................48

                   2. Principal Plan Documents...................................................................50

                         (a) New Certificate of Incorporation....................................................51

                         (b) PBGC Agreement......................................................................51

                         (c) Post-Confirmation Credit Agreement..................................................52

                         (d) New Junior Secured Debentures Indenture.............................................53

                         (e) Alternative Financing Transaction Documents.........................................55

                   3. Reorganization Securities..................................................................55

                         (a) New Common Stock....................................................................55

                         (b) Rights and Oversubscription Options.................................................56

                         (c) New Junior Secured Debentures.......................................................56

                         (d) New Warrants........................................................................57

                   4. Cancellation and Surrender of Instruments..................................................57

                   5. Retiree Benefits...........................................................................58

                   6. Employee Benefit Plans.....................................................................58

                   7. Conditions to Confirmation and Consummation of the Plan....................................58

          E. Securities Law Matters..............................................................................60

                   1. Exemption from Securities Act Regulations..................................................60

                   2. Registration Rights........................................................................61

                   3. Registration of Securities; Listing of New Common Stock....................................61

                   4. Exemption From Certain Transfer Taxes......................................................62

                   5. Section 1125 of the Bankruptcy Code........................................................62

          F. Executory Contracts and Unexpired Leases............................................................63

          G. Environmental Matters...............................................................................63

                   1. Consent Decrees and Settlement Agreements..................................................64

                   2. State Agency Claims........................................................................68

                   3. Other......................................................................................69

                   4. Treatment of Environmental Matters Under Plan..............................................70

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
          H. Effects of Plan Confirmation........................................................................71

                   1. Discharge..................................................................................71

                   2. Binding Effect.............................................................................71

                   3. Releases...................................................................................71

                   4. Claims of Subordination....................................................................73

                   5. Indemnification............................................................................73

                   6. Injunction.................................................................................74

                   7. Revesting..................................................................................74

                   8. Retention and Enforcement of Causes of Action..............................................74

          I. Distributions Under the Plan........................................................................75

                   1. Time of Distributions Under the Plan.......................................................75

                   2. Rounding...................................................................................75

                   3. Compliance with Tax Requirements...........................................................76

                   4. Distribution of Undeliverable or Unclaimed Property........................................77

                   5. Set-Offs...................................................................................77

                   6. Allocation of Consideration................................................................77

                   7. Manner of Payment..........................................................................78

                   8. Disbursing Agent...........................................................................78

          J. Procedures for Resolving Disputed Claims............................................................78

                   1. Objections to Claims.......................................................................78

                   2. Payments and Distributions With Respect to Disputed Claims or Interest.....................78

          K. Dissolution of Creditors' Committee.................................................................79

          L. Other Provisions of the Plan........................................................................79

                   1. Retention of Jurisdiction..................................................................79

                   2. Jurisdiction Over the Reorganized Debtors..................................................81

                   3. Amendment and Modification to the Plan.....................................................81

                   4. Withdrawal and Revocation of the Plan......................................................81

                   5. Approval of Agreements.....................................................................81

 V. PROJECTIONS AND VALUATION....................................................................................81

          A. Projections.........................................................................................81

                   1. Pro Forma Projected Capitalization.........................................................81

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
                   2. Pro Forma Projected Balance Sheet..........................................................82

                   3. Pro Forma Projected Statements.............................................................83

                   4. Pro Forma Projected Cash Flow..............................................................85

                   5. Business Strategies........................................................................86

                   6. Material Assumptions.......................................................................89

          B. Valuation of the Reorganized Debtors................................................................92

 VI. RISK FACTORS................................................................................................93

          A. Business Risks......................................................................................93

                   1. Tax Issues.................................................................................93

                   2. Financial Condition of the Debtor; Payment at Maturity; Dividends..........................94

                   3. Contractual Restrictions in Post-Confirmation Environment..................................94

                   4. Substantial Leverage and Ability to Service Debt...........................................95

                   5. Successful Execution of the Turnaround Business Strategy...................................96

                   6. Capital Expenditure Program................................................................97

                   7. Environmental Regulation and Litigation....................................................97

                   8. Competition................................................................................98

                   9. Collective Bargaining Agreements...........................................................98

                   10. Underfunded Pension Plans.................................................................98

                   11. Significance of the Automotive Industry...................................................98

          B. Bankruptcy Risks....................................................................................99

                   1. Objection to Classifications...............................................................99

                   2. Risk of Nonconfirmation of the Plan........................................................99

                   3. Nonoccurance of Effective Date of the Plan.................................................99

                   4. Potential Effect of Bankruptcy on Certain Relationships....................................99

          C. Liquidity Risks....................................................................................100

                   1. Restrictions on Transfer..................................................................100

                   2. Potential Illiquidity of Plan Securities..................................................100

 VII. CONFIRMATION OF THE PLAN..................................................................................100

          A. Voting Procedures and Requirements.................................................................100

          B. Acceptance.........................................................................................104

          C. Confirmation of the Plan...........................................................................104

                   1. The Best Interests Test...................................................................105

                         (a) The Debtors' Estimate of Liquidation Value.........................................106

                         (b) Comparison of Liquidation Values with Recoveries under Plan........................107

                         (c) Conclusion.........................................................................107

                   2. Feasibility...............................................................................107

          D. Non-Acceptance and Cramdown........................................................................108

                   1. The Plan is Fair and Equitable............................................................108

                   2.. No Unfair Discrimination.................................................................109

          E. Confirmation Hearing...............................................................................109

 VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN....................................................109

          A. Liquidation Under Chapter 7........................................................................109

          B. Alternative Plan...................................................................................110

 IX. SELECTED HISTORICAL FINANCIAL DATA.........................................................................110

          A. Selected Financial Data............................................................................110

          B. Management's Discussion And Analysis Of Results Of Operations......................................110

 X. MANAGEMENT OF REORGANIZED DEBTORS...........................................................................110

          A. New Board of Directors.............................................................................110

          B. Senior Management of Reorganized Debtors...........................................................111

          C. Management Employment Agreements...................................................................114

          D. Emergence Bonus Plan...............................................................................114

          E. Consulting Agreements..............................................................................115

          F. Incentive Plan.....................................................................................115

 XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................115

          A. Federal Income Tax Consequences To The Debtors.....................................................116

                   1. Utilization by the Debtors of Existing Tax Attributes.....................................116

                         (a) Discharge of Indebtedness Income...................................................116

                         (b) Effect of Section 382 of the Tax Code..............................................117

                         (c) The Bankruptcy Exception...........................................................118

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
                   2. Alternative Minimum Tax...................................................................119

          B. Federal Income Tax Consequences To Creditors.......................................................119

                   1. Generally.................................................................................119

                   2. Creditors Who Receive Solely Cash.........................................................120

                   3. Creditors Who Receive New Harvard Common Stock, Rights and
                           Oversubscription Options.............................................................120

                         (a) Generally..........................................................................120

                         (b) Tax Consequences of an Exchange....................................................121

                   4. Receipt of Interest.......................................................................122

          C. Federal Income Tax Consequences To Holders of PIK Preferred Stock  and Old Common Stock............123

                   1. Exchange..................................................................................123

                   2. Exercise..................................................................................123

                   3. Sale of New Warrants......................................................................123

                   4. Lapse.....................................................................................124

          D. Federal Income Tax Consequences Of Owning New Junior  Secured Debentures...........................124

                   1. Original Issue Discount...................................................................124

                   2. Disposition of New Junior Secured Debentures..............................................124

          E. Importance of Obtaining Professional Tax Assistance................................................125

 XII. CONCLUSION AND RECOMMENDATION.............................................................................125


APPENDICES

Appendix "1"    Debtors' Consolidated Plan Under Chapter 11 of the Bankruptcy
                Code

Appendix "2"    Debtors' 10-K for the Fiscal Year ended September 30, 1997 and 10-Q for the Fiscal Quarter ended March 31, 1998

Appendix "3"    Corporate Structure of the Debtors

Appendix "4"    Liquidation Analysis and Contrasting Distributions under
                Plan vs. Chapter 7 Liquidation

I.       INTRODUCTION AND SUMMARY.

         The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement. References herein to a "fiscal" year refer to the fiscal year of the Debtors ended the last day of September in the calendar year indicated. All capitalized terms used in this Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Appendix "1," except as otherwise indicated.

         A. The Solicitation.

         On July 10, 1998, the Debtors filed their Plan with the United States Bankruptcy Court for the District of Delaware, 824 N. Market Street, Marine Midland Plaza, Wilmington, Delaware 19801 (the "Bankruptcy Court"). A copy of the Plan is annexed hereto as Appendix "1". Simultaneously therewith, the Debtors filed this Disclosure Statement with the Bankruptcy Court pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") and in connection with the solicitation of votes (the "Solicitation") with respect to the Plan.

         On __________ __, 1998, the Bankruptcy Court determined that this Disclosure Statement contains "adequate information" in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as reasonably practicable in light of the nature and history of the debtor and the condition of the debtors' books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . .
 .." 11 U.S.C. ss. 1125(a)(1).

         The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for __________ __, 1998 before the Honorable Sue L. Robinson, United States District Court Judge, J. Caleb Boggs Federal Building, 844 King Street, Wilmington, Delaware 19801, at ______ _.m. Eastern Standard Time ("EST"). The hearing may be adjourned from time to time without further notice other than by announcement in the Bankruptcy Court on the scheduled date of such hearing. Any objections to confirmation of the Plan must be in writing and must be filed with the Clerk of the Bankruptcy Court and served on the counsel listed below to ensure RECEIPT by them on or before [______ __], 1998 at 4:30 p.m. (EST). Bankruptcy Rule 3007 governs the form of any such objection. Counsel on whom objections must be served are:

         Willkie Farr & Gallagher
         787 Seventh Avenue
         New York, New York  10019
         Attn:  Myron Trepper, Esq.........................................     Co-Counsel for the Debtors

         Young Conaway Stargatt & Taylor
         P.O. Box 391
         11th Floor, Rodney Square North
         Wilmington, Delaware 19899
         Attn:  James L. Patton, Jr., Esq.
                S. David Peress, Esq.......................................     Co-Counsel for the Debtors

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York 10004
         Attn:  Brad Eric Scheler, Esq.....................................     Co-Counsel for the Creditors'
                                                                                Committee

         Rosenthal, Monhait, Gross & Goddess
         919 North Market Street
         Mellon Bank Center, Suite 1401
         Wilmington, Delaware 19801
         Attn:  Kevin Gross, Esq...........................................     Co-Counsel for the Creditors'
                                                                                Committee

         United States Trustee for the District of Delaware
         The Curtis Center
         601 Walnut Street, Suite 950W
         Philadelphia, Pennsylvania 19106
         Attn:  John McLaughlin, Jr., Esq..................................     United States Trustee

         B. Recommendations.

         THE DEBTORS AND THE CREDITORS' COMMITTEE RECOMMEND THAT EACH ENTITY ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. The Debtors and the Creditors' Committee believe that:

          1. the Plan provides the best possible result for the holders of Claims and Interests;

          2. with respect to each Impaired Class of Claims or Interests, the distributions under the Plan are greater than the amounts that would be received if the Debtors were liquidated under chapter 7 of the Bankruptcy Code; and

          3. acceptance of the Plan is in the best interest of holders of Claims and Interests.

         C. Summary of the Plan.

         Set forth in detail elsewhere in this Disclosure Statement is a description of the technical aspects of the classification of Claims and Interests, the relative allocations of property to holders of such Claims and Interests, the methodology as to how such property is to be distributed, the risks inherent in the proposed Plan, and the applicable bankruptcy and tax consequences of the proposed reorganization. The Plan is complex and contains numerous settlements and compromises in which the Debtors' principal constituencies will relinquish, upon confirmation of the Plan subject to the occurrence of the Effective Date, asserted and potential legal and equitable claims, interests and arguments in exchange for the treatment provided by the Plan. The Debtors believe that the following broad overview of what creditors and equity holders will receive under the Plan will be helpful in your consideration of whether you wish to accept or reject the Plan. This summary does not purport to be complete and should only be relied upon for voting purposes when read in conjunction with the Plan and Disclosure Statement in their entirety.

         The Debtors seek, solely for purposes of the Plan, the distribution and other transactions contemplated thereby, to substantively consolidate the Debtors and accordingly, the Plan provides for such substantive consolidation. This means that for classification, voting and distribution purposes under the Plan, a holder of Claims against any of the Debtors will share with creditors of all of the other Debtors in a common pool of assets and will receive a pro rata distribution with other similarly situated creditors asserting claims against any of the Debtors. For a description of the requirements for a determination of, and the consequences of substantive consolidation, see "THE PLAN-Substantive Consolidation." As set forth in the Plan, Reorganized Harvard will continue to own, directly or indirectly, all outstanding capital stock of the other Debtors which it currently owns, except for those that are dissolved or merged into other Debtors pursuant to the Combination Transactions.

         The Plan provides generally that creditors of the Debtors will receive distributions as follows: (i) holders of Allowed Priority Claims will receive payment in full, in Cash; (ii) holders of Allowed Prepetition Lenders' Claims will receive payment in full, in Cash; (iii) holders of Allowed Miscellaneous Secured Claims will receive, at the option of the Debtors (a) such treatment as will leave such holder Unimpaired, (b) payment in full, in Cash, or (c) return of such holder's collateral in the possession of the Debtors; (iv) the holder of the Allowed PBGC Claim will receive treatment provided under the PBGC Agreement;
(v) holders of General Unsecured Claims will receive (y) to the extent Allowed their pro rata share of 100% of the New Common Stock of Reorganized Harvard (subject to dilution pursuant to provisions of the Plan, including the Emergence Bonus Plan, Incentive Plan and New Warrants) and (z) to the extent not Disallowed by the Confirmation Date, the right to subscribe to Rights and Oversubscription Options to purchase $44 million in New Junior Secured Debentures; (vi) holders of Allowed Convenience Claims, including holders of General Unsecured Claims that elect to reduce their claims to $500.00 or less, will receive payment in full, in Cash; (vii) holders of PIK Preferred Stock will receive, in the event their Class votes to accept the Plan, their pro rata share of 66.67% of the New Warrants; (viii) holders of Allowed Old Common Stock will receive, in the event both their Class and the Class of Allowed PIK Preferred Stock vote to accept the Plan, their pro rata share of 33.33% of the New Warrants; (ix) subject to the Combination Transactions, holders of Allowed Subsidiary Common Stock (who are the Debtors) will retain their interests; and
(x) holders of Allowed Old Other Interests will receive no distributions under the Plan.

         The terms of the Plan provide for the discharge and/or release of, among other things, certain liability of the Debtors, the Reorganized Debtors and their respective directors and officers who have held such office or employment [from and including the Petition Date] and the members of the Creditors' Committee solely in their capacity as members of such.

         CONFIRMATION OF THE PLAN WILL CONSTITUTE APPROVAL OF THE EMERGENCE BONUS PLAN, INCENTIVE PLAN, THE MANAGEMENT EMPLOYMENT AGREEMENTS AND THE CONSULTING AGREEMENT BY HOLDERS OF CLAIMS AND INTERESTS.

         The nature and magnitude of the distributions to the holders of Claims against and Interests in the Debtors provided for in the Plan are generally based on the value of the assets of the Debtors and the relative priorities of the Claims against and Interests in the Debtors. The following tables set forth a quick reference guide to the classification and treatment of Allowed Claims against and Allowed Interests in the Debtors.

         Table I sets forth a summary of the Classes of Claims and Interests established by the Plan. Table I is a summary only and is subject in all respects to the specific provisions of the Plan.

                                    TABLE I

                           Quick Reference Guide to
                           Classification of Claims
                     Against and Interests in the Debtors
                     ------------------------------------

       Class                                                    Estimate of
Claims/Interests      Description                      Allowed Claims/Interests       General Description of Class
----------------      -----------                      ------------------------       ----------------------------
Class 1 Claims        Priority Claims                                 $0              Any Claim entitled to priority pursuant to
                                                                                      section 507(a) of the Bankruptcy Code, other
                                                                                      than:  (a) an Administrative Claim; or (b) a
                                                                                      Priority Tax Claim.

Class 2 Claims        Prepetition Lenders' Claims               [$116,120,847]        The Secured Claims of the Prepetition Lenders
                                                                                      arising under the Prepetition Facility.

Class 3 Claims        Miscellaneous Secured Claims               [$8,109,500]         Any Claim that is an Allowed secured Claim
                                                                                      under section 506(a) of the Bankruptcy Code
                                                                                      other than the Prepetition Lenders' Claim.

Class 4 Claims        PBGC Claims                                  [TO COME]          Any Claim asserted by the PBGC

Class 5 Claims        General Unsecured Claims                  [$500,000,000]1       Any Claim (including, without limitation, any
                                                                                      Deductible Claim) that is not an
                                                                                      Administrative Expense, Priority Tax Claim,
                                                                                      Priority Claim, Prepetition Lenders' Claim,
                                                                                      Miscellaneous Secured Claim, PBGC Claim,
                                                                                      Insured Portion or Convenience Claim.

------------------------
1. These figures do not assume that any holder of a General Unsecured Claim exercises its rights under the Plan to reduce voluntarily its Claim to $500 or less.

       Class                                                    Estimate of
Claims/Interests      Description                      Allowed Claims/Interests       General Description of Class
----------------      -----------                      ------------------------       ----------------------------
Class 6 Claims        Convenience Claims                        [$355,000]2           Any unsecured, nonpriority Claim against the
                                                                                      Debtors either (a) in the Face Amount of $500
                                                                                      or less or (b) a Face Amount greater than $500
                                                                                      which the holder thereof has elected on its
                                                                                      ballot to reduce its Claim prior to the voting
                                                                                      deadline on the Plan to an amount of $500 or
                                                                                      less.


Class 7  Interests    PIK Preferred Stock                       4,609,987 shares      All authorized, issued and outstanding PIK
                                                                                      Preferred Stock of Harvard, $0.01 par value,
                                                                                      as of the Petition Date.

Class 8  Interests    Old Common Stock                          7,026,437 shares      All authorized, issued and outstanding shares
                                                                                      of the Class B common stock of Harvard, $0.01
                                                                                      par value, as of the Petition Date.

Class 9  Interests    Subsidiary Common Stock                          --             Any and all authorized, issued and outstanding
                                                                                      interests in the Debtors other than Harvard as
                                                                                      of the Petition Date.

Class 10 Interests    Old Other Interests                              --             Any Interest, other than Old Common Stock
                                                                                      Interest, PIK Preferred Stock Interest or a
                                                                                      Subsidiary Common Stock Interest, including
                                                                                      without limitation, any preferred stock (other
                                                                                      than PIK Preferred Stock) and all issued,
                                                                                      outstanding and unexpired options, warrants,
                                                                                      conversion privileges or other legal or
                                                                                      contractual rights to acquire shares of PIK
                                                                                      Preferred Stock or Old Common Stock.

--------------------
2. These figures do not assume that any holder of a General Unsecured Claim exercises its rights under the Plan to reduce voluntarily its Claim to $500 or less.

         Table II is a summary of estimated recoveries for the different Classes under the Plan and is subject in all respects to the Plan.

                                    TABLE II

                               Projected Property
                          Distributions Under the Plan3


The Holder of a:                   In the Allowed      Will receive:
                                     Amount of:
Class 1 Claim                          $1,000          $1,000 in Cash, unless otherwise agreed by the holder of an Allowed
(Priority Claim)                                       Priority Claim and the Debtors and, if such agreement is made prior to the Effective Date, upon prior written consent to the Creditors'
                                                       Committee.

Class 2 Claim                          $1,000          Either (a) $1,000 in Cash, or (b) such other treatment
                                                       agreed to by (Prepetition Lenders' Claim) the holder of such Claim and the
                                                       Debtors and, if such agreement is made prior to the Effective Date, upon prior written consent of the Creditors' Committee.

Class 3 Claim                          $1,000          At the option of the Debtors and prior to the Effective Date, upon
(Miscellaneous Secured Claims)                         prior written consent to the Creditors' Committee (a) such treatment as will leave such holder Unimpaired, (b) $1,000, in Cash, or (c)
                                                       return of such holder's collateral in the possession of the
                                                       Debtors.

Class 4 Claim                           N/A            The treatment provided under the PBGC Agreement.
(PBGC Claims)

Class 5 Claim                           $1,000         New Common Stock valued at $______ to $_____.
(General Unsecured Claims)
                                                       Rights valued at $_____ to $_____ and Oversubscription Options.

Class 6 Claim                           $500           $500 in Cash.4
(Convenience Claims)

---------------------
1    The recoveries shown on Table II are based on the following assumptions:
     (a) the Allowed Class 5 Claims aggregate $[500] million; and (b) the aggregate value of New Common Stock is between [$ ] to [$ ]. There are no assurances that the Claims will actually be allowed in the amounts assumed or the non-cash property distributed under the Plan will actually have the values assumed herein. There also can be no assurance that there will be a market for the New Common Stock or, if there is a market, that the New Common Stock will trade at or near the valuation set forth above. See "PROJECTIONS AND VALUATION--Valuation of Reorganized Debtors"

2 Holders of Class 5 Claims of more than $500 who elect to reduce their Class 5 Claims to $500 or less in accordance with section 7.20 of the Plan will receive 100% of the amount of such Allowed Claim, as so reduced.

Class 7 Interests                   1,000 Shares       If Class 7 votes to accept the Plan, New Warrants valued at $___ to
(PIK Preferred Stock)                                  $____ and if Class 7 does not vote to accept the Plan,  no distribution.

Class 8 Interest                    1,000 Shares       If Class 7 and Class 8  vote to accept the Plan, new Warrants valued
(Old Common Stock)                                     at $___ to $____ and if Class 7 or Class 8 does not vote to accept the Plan,  no distribution.

Class 9 Interest                    1,000 Shares       Subject to the Combination Transactions, holders of Subsidiary Common
(Subsidiary Common Stock)                              Stock shall retain their interests.

Class 10 Interest                   1,000 Shares       No distributions will be made in respect of Old Other Interests.  All
(Old Other Interests)                                  such Old Other Interests issued, outstanding, and unexercised as of the Effective Date will be canceled.


     D. Voting Procedures and Requirements.

         Pursuant to provisions of the Bankruptcy Code, only Classes of Claims against or equity Interests in a debtor that are impaired and that may receive distributions under the terms and provisions of a chapter 11 plan are entitled to vote to accept or reject a plan. Classes of claims or interests that are not impaired are deemed to have accepted the Plan and are not entitled to vote on the Plan. By virtue of the provisions of the Plan, (i) the Claims in Class 1 are not Impaired under the Plan and, therefore, such Class is presumed to have accepted the Plan, (ii) the Claims in Classes 2, 3, 4, 5 and 6 and the Interests in Classes 7 and 8 are Impaired under the Plan and the holders of such Claims and Interests are therefore entitled to vote to accept or reject the Plan; (iii) the Interests in Class 9 are Impaired but the holders of these Interests are proponents of the Plan and thus, are deemed to have accepted the Plan and (iv) the Interests in Class 10 are deemed not to have accepted the Plan by virtue of not receiving any distributions under the Plan.

         The voting procedures are set forth in a voting procedures order dated August [ ], 1998 (the "Voting Procedures Order"). For a summary of the procedures established in the Voting Procedures Order, see "CONFIRMATION OF PLAN--Voting Procedures and Requirements".

         Some holders of such Claims and Interests might hold Claims and/or Interests in more than one impaired Class and must vote separately for each Class. Such holders will receive a separate ballot (a "Ballot") for all of their Claims and/or Interests in each Class (in accordance with the records of the Debtors and Bankruptcy Services, LLP, the Bankruptcy Court appointed Claims agent ("BSI") and should complete and sign each Ballot separately). For most holders of Claims and Interests in Impaired Classes, the Ballot enclosed with the Disclosure Statement has been encoded with the amount of such holder's Allowed Claim or Allowed Interest for voting purposes and the Class to which the Claim or Interest has been attributed.

         If you hold a Claim in Classes 2, 3, 4, 5 and 6 or an Interest in Class 7 or 8 below, a ballot form for your vote (a "Ballot") is included in the materials forwarded to you along with this Disclosure Statement.


     Class             Description                              Color of Ballot
     -----             -----------                              ---------------
     Class 1           Priority Claims                          No Ballot
     Class 2           Prepetition Lenders' Claims              White
     Class 3           Miscellaneous Secured Claims             Blue
     Class 4           PBGC Claims                              Light Green
     Class 5           General Unsecured Claims                 Orange
     Class 6           Convenience Claims                       Green
     Class 7           PIK Preferred Stock                      Yellow
     Class 8           Old Common Stock                         Pink
     Class 9           Subsidiary Common Stock                  No Ballot
     Class 10          Old Other Interests                      No Ballot


         If you hold Claims or Interests in more than one Class, you will receive a separate Ballot for each such Claim or Interest.

         After reviewing the Disclosure Statement and the Plan, please indicate your vote on the enclosed Ballot (or Ballots) and return it (them) in the envelope provided in a manner calculated to ensure receipt no later than 4:30 p.m. EST on ______ __, 1998.

         Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots that are not received by the Balloting Agent by 4:30 p.m. EST on _________ __, 1998 will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan. Consistent with the provisions of Bankruptcy Rule 3018, the Debtors have fixed the Record Date (_____) as the time and date for determination of holders of record of Claims and Interests who are entitled to vote on the Plan. If you are the beneficial but not record holder of a Senior Note Claim or an Interest in Classes 7 and 8, your Ballots should be returned as instructed by the agent of record holder, if any. All other Ballots should be returned directly to the Debtors by mail in the pre-addressed, postage-paid envelope provided herewith as follows:

                            Doehler-Jarvis Balloting
                          c/o Bankruptcy Services, LLC
                               70 East 55th Street
                            New York, New York 10022
                              Attn: Laura Campbell

         If your Ballot in not signed and returned as described, it will not be counted.

         Do not return any evidence of indebtedness of your Claim against the Debtors (i.e., Senior Notes) or Interests in the Debtors (i.e., stock certificates) with your Ballot. For further information on casting your Ballot, please see Article VII of this Disclosure Statement -- "CONFIRMATION OF THE PLAN -- Voting Procedures and Requirements"

         If you have any questions about the procedure for voting, if a Ballot is not included and you believe you are a holder of a Claim or Interest in one or more of the Classes listed above or if you have received a damaged Ballot or have lost your Ballot, you should contact:

                            Doehler-Jarvis Balloting
                          c/o Bankruptcy Services, LLC
                               70 East 55th Street
                            New York, New York 10022
                              Attn: Laura Campbell
                            Telephone: 1-888-498-7764

                                      -or-

                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                          Attn: Craig M. Johnson, Esq.
                            Telephone: (212) 728-8000

         E. Vote Required for Acceptance; Confirmation.

         The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots. The Bankruptcy Code defines acceptance of a plan by an impaired class of equity interests as acceptance by holders of at least two-thirds in amount of the equity interests of that class that actually cast ballots. The vote of a holder of a claim or interest may be disregarded if the Bankruptcy Court determines, after notice and hearing, that the acceptance or rejection was not solicited or procured in good faith.

         In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan be found by the Court to provide the holder with at least as much value on account of its claim as it would receive on a liquidation of the debtor under chapter 7 of the Bankruptcy Code. See Appendix "5" hereto, "Liquidation Analysis and Contrasting Distributions under Plan vs. Chapter 7 Liquidation."

         Confirmation of the Plan will make the Plan binding upon the Debtors, holders of Claims against and Interests in the Debtors and other parties in interest regardless of whether they have accepted the Plan, and such holders of Claims and/or Interests will be prohibited from receiving payment from, or seeking recourse against, any assets that are distributed to other such holders of Claims and/or Interests under the Plan. In addition, confirmation of the Plan will enjoin creditors and equity interest holders from taking a wide variety of actions on account of a debt, claim, liability, interest or right that arose prior to the Confirmation Date. As of the Effective Date of the Plan, confirmation will also operate as a discharge of all Claims against and Interests in each Debtor, to the full extent authorized by section 1141(d) of the Bankruptcy Code. (Section 1141(d) of the Bankruptcy Code provides, generally, that except as otherwise provided in a plan or order confirming a plan, confirmation of a plan (i) discharges the debtor from any debt that arose before the date of such confirmation, including a debt of a kind specified under specified sections of the Bankruptcy Code (such as rejection damages claims), whether or not a proof of claim based on such debt is filed or deemed filed, whether or not such claim is allowed, and whether or not the holder of such claim has accepted the plan, and (ii) terminates all rights and interests of equity security holders provided for by the plan.) See "THE PLAN -- Effects of Plan Confirmation."

         F. Effective Date of the Plan.

         The Plan will not be consummated immediately upon confirmation, but only upon the Effective Date. The Effective Date will not occur unless various conditions to confirmation and consummation are satisfied (or waived pursuant to, and in accordance with, the terms in the Plan). Certain of the conditions to confirmation and consummation may be waived by the Debtors with the prior written consent of the Creditors' Committee. There is no assurance, however, that the Debtors would waive any such conditions or the Creditors' Committee would consent to the waiver. The Confirmation Order may be vacated if the conditions to the Effective Date are not timely met or waived.

         Because of the conditions to the Effective Date provided in the Plan, a delay will occur between confirmation of the Plan and the Effective Date. There is no assurance that the conditions to the Effective Date will be fulfilled, or that any waivable condition which is not fulfilled will in fact be waived. The Plan provides that it is a condition to consummation of the Plan that each of the conditions set forth in Sections 12.1 and 12.2 of the Plan has been satisfied or waived in accordance with Section 12.3 of the Plan.

         The implementation of the Plan includes certain risks and, similarly, the businesses in which the Reorganized Debtors are and will continue to be engaged involve certain risks. For a discussion of these risks, see Article VI, "RISK FACTORS."

         The Debtors currently believe that all conditions to the Effective Date of the Plan will likely be satisfied within sixty (60) days of the Confirmation Date, and that the Effective Date of the Plan may occur by ________ 1998.

 II.     BACKGROUND

         A. Executive Offices; Financial Information.

         The Debtors' chief executive offices are currently located at 3 Werner Way, Lebanon, New Jersey 08833. Until December 1997, the executive offices were located at 2502 N. Rocky Point Drive, Suite 960, Tampa, Florida 33607.

         Financial information regarding the Debtors is set forth in Appendix "2" hereto, consisting of the Debtors' Form 10-K for fiscal year 1998 and the Debtors' Form 10-Q for the second quarter of fiscal year 1998, which contain audited consolidated financial statements for Harvard and its subsidiaries at September 30, 1997 and unaudited financial statements for the six months ended March 31, 1998.

         B. Corporate Structure of the Debtors.

         Harvard is both an operating company and a holding company which has operating and non-operating subsidiaries in the United States and abroad, including the other Debtors. All of Harvard's direct and indirect domestic subsidiaries filed chapter 11 petitions on the Petition Date. Harvard directly or indirectly owns 100% of the outstanding voting securities of all of the Debtor subsidiaries, as set forth on Appendix "3" annexed hereto. Two Canadian subsidiaries of Harvard are not debtors under the Bankruptcy Code and, absent a specific order of the Bankruptcy Court, neither of such Canadian subsidiaries are subject to the jurisdiction of the Bankruptcy Court.

         C.   Capital Structure of the Debtors.

              1. Equity.

         The equity portion of Harvard's capital structure is comprised of Old Common Stock, PIK Preferred Stock and Preferred Stock.

         Common Stock. Harvard's Old Common Stock is traded on the Over-the-Counter Bulletin Board of NASDAQ since March 17, 1997 under the symbol "HAVAQ." Prior to that time, the Old Common Stock was traded on the NASDAQ National Market under the symbol "HAVA". As of December 15, 1997, there were 7,026,437 shares of Old Common Stock outstanding held by approximately 145 holders of record. Harvard's Certificate of Incorporation authorizes the issuance of 15,000,000 shares. The table below sets forth the high and low bid quotations for Harvard's Old Common Stock from October 1, 1995 through March 31, 1997. These bid prices, which were obtained from NASDAQ Trading and Market Service or Bloomberg, L.P., represent prices between dealers without adjustment for retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                           Common Stock Price Range
                           ------------------------
Fiscal Year                          High                             Low
-----------                          ----                             ---
1996:
First Quarter                    $ 29.25                         $ 24.875
Second Quarter                   $ 29.625                        $ 19.625
Third Quarter                    $ 23.250                        $ 11.625
Fourth Quarter                   $ 16.375                        $  6.625

1997:
First Quarter                    $ 10.875                        $  2.75
Second Quarter                   $  4.50                         $  0.6875
Third Quarter                    $  1.1875                       $  0.4375
Fourth Quarter                   $  0.96875                      $  0.28125

1998:
First Quarter                    $  1.25                          $ 0.375
Second Quarter                   $  1.00                          $ 0.5625
Third Quarter                    $  0.71875.                      $ 0.531


         PIK Preferred Stock. Under its Certificate of Incorporation, Harvard is authorized to issue 12,000,000 shares of PIK Preferred Stock par value $.01 per share. As of December 31, 1997, there were 4,609,987 shares issued and outstanding. The PIK Preferred Stock on liquidation, winding up and dissolution ranks senior to Old Common Stock and has a liquidation preference of $25.00 per share, plus accrued and unpaid dividends, before any distribution or payment is made to holders of Common Stock. Holders of PIK Preferred Stock are entitled to cumulative dividends at the rate per annum of $3.5625 per share, payable at Harvard's option in cash or in additional shares of PIK Preferred Stock. Harvard may, at its option, at any time, exchange for all of its issued and outstanding shares of PIK Preferred Stock, 14 1/4% subordinated notes due November 16, 1998. Upon exercise of such option, holders would be entitled to receive $25 principal amount of such notes for each share of PIK Preferred Stock. On November 16, 1998, Harvard is entitled to redeem all shares of PIK Preferred Stock outstanding at the liquidation preference price which is estimated to be $151 million in the aggregate.

         Preferred Stock. Pursuant to its Certificate of Incorporation, Harvard is authorized to issue 500,000 shares of Series A, Junior Preferred Stock, par value $.01 per share ("Preferred Stock"). The shares were authorized by the Board of Directors of Harvard in October 1994 in connection with a "poison pill" plan designed to deter coercive takeover tactics at an unfair price by entitling each holder of Old Common Stock to receive, in the form of a dividend, a right to purchase a fraction of a share of Preferred Stock for each share of Old Common Stock under certain terms and conditions. There are presently no shares of Preferred Stock outstanding.

              2. Debt.

         On July 26, 1994, Harvard consummated a public offering relating to $100 million aggregate principal amount of 12% Senior Notes due 2004 (the "12% Senior Notes") and on July 28, 1995, Harvard consummated a private placement offering of $200 million principal amount of 11 1/8% Senior Notes Due 2005 (the "11 1/8% Senior Notes" and together with the 12% Notes, the "Senior Notes"). The net proceeds for the sale of 12% Notes were used (i) to prepay all indebtedness outstanding under the Debtors' then existing bank credit agreement, (ii) to pay certain trade payables that were incurred by Harvard prior to Harvard's 1991 bankruptcy filing and (iii) for general corporate purposes. No principal payments have been made on the 12% Senior Notes. The net proceeds from the sale of the 11 1/8% Senior Notes, together with Cash on hand, were used to finance the acquisition of the Doehler-Jarvis Entities. No principal payments on the 11 1/8% Senior Notes have been made. All of the other Debtors are guarantors of the Senior Notes. Both tranches of Senior Notes were issued pursuant to indentures with First Union National Bank of North Carolina acting as Indenture Trustee.

         Prior to the Petition Date, the Debtors had financed their working and other capital needs through the Prepetition Financing Facility (as defined below), which provided the Debtors with an aggregate credit line of up to $130 million, consisting of a $30,000,000 term loan facility and revolving loans and letters of credit of up to $100,000,000 (of which up to $25,000,000 could have been extended in the form of letters of credit). As of the Petition Date, the Debtors' borrowing under the Prepetition Financing Facility totaled approximately $116 million, consisting of approximately $30 million aggregate principal amount outstanding under the term loan facility and $86 million aggregate principal amount outstanding under the revolving loan facility, including letters of credit outstanding of approximately $12 million.

         On May 8, 1997, Harvard and certain of its subsidiaries obtained loans pursuant to the Post-Petition Loan and Security Agreement to enable them to continue operations during the Chapter 11 Cases. The Post-Petition Loan and Security Agreement provides for $65 million of term loans and $110 million of revolving credit loans, which includes a $25 million sub-limit principally for standby letters of credit. As collateral, the Debtors have pledged substantially all of their assets. The CIT Group/Business Credit, Inc. acts as agent for the lenders under the Post-Petition Loan and Security Agreement. Subject to the Creditors' Committee's rights to challenge the validity, priority and extent of liens granted pursuant to Post-Petition Loan and Security Agreement, and in conjunction with the Post-Petition Loan and Security Agreement, the proceeds were used, in part, to satisfy the Debtors' obligations under their Pre-Petition Credit Agreement with the identical lenders. See "THE PLAN -- Discussion with Constituencies."

         In January 1998, to afford the Debtors greater liquidity and availability under their existing DIP Facility, the Debtors entered into a term loan agreement for a $25 million term loan facility (the "Junior DIP Facility") which is secured by substantially all of the assets of the Debtors but subordinate to the security interests under the DIP Facility. There are fourteen lenders under the Junior DIP Facility, all of whom are members or affiliates of members of the Creditors' Committee. See "THE CHAPTER 11 Cases -- Significant Events During The Chapter 11 Cases -- Junior DIP Facility."

         D. The Debtors.

         On May 8, 1997, each of the Debtors filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Each Debtor has continued to retain its property and manage its business as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed for any of the Debtors or their property. The Debtors' Chapter 11 Cases have been consolidated for procedural purposes and are being jointly administered pursuant to an order of the Court.

         Harvard was incorporated in the State of Delaware in 1932, and reincorporated in the State of Florida in 1996 through a merger with a wholly-owned subsidiary. Together with its subsidiaries, it is primarily engaged in the business of designing, engineering and manufacturing components for original equipment manufacturers ("OEMs") producing cars and light trucks in North America. Its principal customers are General Motors Corporation ("GM"), Ford Motor Company ("Ford") and Chrysler Corporation ("Chrysler" and collectively with GM and Ford, the "Big Three"). During the Debtors' Chapter 11 Cases, the Debtors moved their chief executive offices from Tampa, Florida to 3 Werner Way, Lebanon, New Jersey 08833.

         Consolidated net sales for the fiscal year ended September 30, 1997 were $810.8 million. Of such sales, approximately 43%, 33% and 7% were attributable to GM, Ford and Chrysler, respectively. The Debtors' automotive sales represented 98% of consolidated net sales for fiscal year 1997.

         The Debtors conduct their automotive businesses primarily through four wholly-owned subsidiaries, Kingston-Warren, Harman, Hayes-Albion and Doehler-Jarvis. Doehler-Jarvis, in turn, conducts its activities through four direct subsidiaries, namely, Toledo, Pottstown, Greeneville and Technologies (collectively, including Doehler-Jarvis, the "Doehler-Jarvis Entities"). The Debtors produce a wide range of products including: rubber glass-run channels; rubber seals for doors and trunk lids; outside rearview mirrors; complex high volume aluminum castings and other cast, fabricated, machined and decorated metal products; and metal stamped and roll form products.

         In general, the Debtors' current strategy is directed toward diversifying their product mix and broadening their base of business away from OEM and more toward the aftermarket and industrial segments. While OEM business will still constitute a major portion of the Debtors' businesses, they currently intend to implement an aggressive capital investment program directed toward upgrading equipment to not only increase efficiency in manufacturing for the OEMs but to create excess capacity to produce higher margin aftermarket and industrial products. See "RISK FACTORS -- Business Risks -- Capital Expenditures."

         E.   Operations Description.

              1. Overview.

         In general, automotive component manufacturers, like the Debtors, are invited to bid for specific products and component systems which are incorporated in both new and existing automotive platforms. If the platform already exists, the current supplier may be favored by the OEM because of the supplier's familiarity with the existing product as well as its existing investment in the manufacturing process and tooling.

         With respect to new platforms, there has been an increasing trend toward involving potential suppliers much earlier in the design and development process in order to encourage the supplier to share some of the design and development burden. Achieving this cooperative supplier status is a significant step toward winning a long-term supply order and gives the supplier a decided advantage over the competition. However, even if awarded an order, in almost all instances, it will be at least two to four years before these cooperative partners see their new products incorporated into new platforms. There is also an increasing trend towards potential suppliers committing to target prices on parts or systems as a condition of being awarded a design and supply order. Under target price arrangements, the burden of cost overruns is generally borne by the supplier. In addition, in order to secure long-term supply arrangements, annual price concessions through productivity improvements are expected by OEMs.

         As a result of the long delay between being awarded a contract for a new platform and the considerable designing and planning obligations required of the successful bidder during this period of delay, the OEMs have been reluctant to award new business to the Debtors prior to the Debtors demonstrating that their reorganization has been successfully completed and such reorganization has assured the long-term viability of the Debtors' operations. The failure to be awarded new business is beginning to be felt by the Debtors and a delay in emerging from chapter 11 could have serious effect on the financial strength of the Debtors in the next several years when the new platforms being awarded today commence production.

            2. Subsidiaries.

         The Kingston-Warren Corporation.

         Kingston-Warren, which has conducted business since 1945, produces rubber glass-run channels, sealing strips and body seals, which weather seal the doors and windows of automobiles and reduce air leakage into the vehicle, thus contributing to noise reduction and aerodynamic efficiency. The sealing strip is produced by a complex process of metal roll forming, rubber extruding, flocking and curing, followed by secondary procedures consisting of trimming, notching, stretch bending and molding. Kingston-Warren is a leading supplier to GM of both sealing strips and glass-run channels, and has been designated the sole supplier of glass-run channels for several new GM models. Recent new customers include Ford and Toyota Motor Company ("Toyota"). Until a sale of the business unit in November 1997, Kingston-Warren manufactured flow-through material storage racks and electronic order-picking systems primarily for warehouses and distribution centers. See "THE CHAPTER 11 Cases -- Significant Events During Chapter 11 Cases -- Asset Sales." Kingston-Warren has three manufacturing locations: Newfields, New Hampshire; Wytheville, Virginia; and Church Hill, Tennessee.

         Doehler-Jarvis Entities.

         The Doehler-Jarvis Entities have conducted their businesses since 1907. The Doehler-Jarvis Entities specialize in complex, high volume aluminum castings primarily for use in the automobile industry. The Doehler-Jarvis Entities conduct their operations primarily at three manufacturing facilities located in Toledo, Ohio; Pottstown, Pennsylvania; and Greeneville, Tennessee. Management is in the process of winding-up the Toledo facility and is considering a sale of the Greeneville facility. See "THE CHAPTER 11 CASES -- Significant Events During Chapter 11 Cases -- Asset Sales."

         The automotive components manufactured by the Doehler-Jarvis Entities include automatic transmission cases and components, cylinder heads, cam carriers, intake manifolds, front engine covers, water pumps and rack and pinion housings. These automotive products are used in over 130 vehicle models, predominantly light trucks and rear-wheel drive luxury automobiles. Aluminum castings are manufactured using one of four principal processes: high pressure die casting; semi-permanent and permanent mold casting; squeeze casting; and sand casting. The Doehler-Jarvis Entities use primarily the high pressure die casting and semi-permanent and permanent mold casting processes in addition to their proprietary DoehlerCore(C) process for their current production.

         Doehler-Jarvis became a wholly owned subsidiary of Harvard pursuant to a merger transaction on July 28, 1995. The purchase price paid by Harvard for Doehler-Jarvis totaled more than $218,000,000, comprised of $107,000,000 in Cash and assumption of $111,000,000 in liabilities. Consolidated sales of the Doehler-Jarvis Entities amounted to $294.5 million for fiscal year 1997 and a negative gross profit in excess of $21 million was incurred for the same period, which management believes was caused primarily by operational inefficiencies partially offset by curtailment gains with respect to post-retirement obligations. See "THE CHAPTER 11 CASES -- Significant Events During the Chapter 11 Cases -- Potential Doehler-Jarvis Acquisition Claims."

         Hayes-Albion Corporation.

         Hayes-Albion has conducted business since 1888 and engages in casting, fabricating and machining a wide range of quality metal products primarily for the North American automotive industry and, to a lesser extent, for the farm equipment and general industrial markets. Hayes-Albion's products consist of ferrous and non-ferrous castings and fans. Products made from ferrous castings include transmission parts, universal joint yokes, rear axle housings and suspension parts and are manufactured primarily for use in the automotive industry. Products made from aluminum, magnesium and zinc castings are also manufactured for the automotive, transportation, construction and machinery industries. Hayes-Albion's principal customers are the Big Three, Caterpillar, Inc., Toyota Motor Company and Dana

Corporation. Hayes-Albion has six manufacturing facilities, one each located in Albion and Jackson, Michigan; Tiffin, Ohio; Ripley, Tennessee; St. Louis, Missouri; and Rock Valley, Iowa.

         Hayes-Albion's Trim Trends division is a full-line producer of functional and decorative metal stamped and roll form products for use as original equipment by the Big Three. The Trim Trends division operates out of an additional four facilities located in Deckerville and Snover, Michigan; Spencerville and Bryan, Ohio.

         F. Events Leading To Chapter 11 Filings.

         Increasingly in fiscal year 1996 and the first two quarters of fiscal year of 1997, the purchase of the Doehler-Jarvis Entities created a tremendous strain on the Debtors' liquidity and financial well-being. The Debtors experienced a deficiency of earnings over fixed charges as a result of the unprofitable operations of the Doehler-Jarvis Entities and the increased interest cost associated with the transaction. The inability of the Toledo plant to maintain delivery dates compatible with customer demands resulted in Ford transferring approximately $8 million in business to a competitor of the Debtors during fiscal year 1996. In addition to operating losses of approximately $14 million before interest expense and goodwill amortization, for fiscal year 1996 at the Doehler-Jarvis Entities' facilities, Doehler-Jarvis spent additional sums on capital expenditures. As a result of the Debtors' insufficient near term and long term liquidity, the Debtors believed that the Big Three would have been reluctant to enter into new long-term purchase orders unless the Debtors could have adequately demonstrated their on-going long term viability.

         The Debtors believed that Doehler-Jarvis had long term intrinsic value, but only if infused with substantial capital to fund near term operating losses and capital expenditures. The Debtors, however, lacked access to the investment capital necessary to return Doehler-Jarvis to profitability. The Debtors had financed their working and other capital needs through a financing agreement dated as of October 4, 1996, as amended on December 20, 1996 and April 21, 1997, (the "Prepetition Financing Facility") with The CIT Group/Business Credit, Inc. ("CIT"), as lender and as agent for a group of lenders (collectively, the "Prepetition Lenders"). The Prepetition Financing Facility provided the Debtors with an aggregate credit line of up to $130 million, consisting of a $30 million term loan facility (the "Prepetition Term Loan") and revolving loans (the "Prepetition Revolving Loans") and letters of credit of up to $100 million (of which up to $25 million could have been extended in the form of letters of credit). As security for the Prepetition Financing Facility, the Debtors granted to the Prepetition Lenders a security interest and general lien on, inter alia, all present and future accounts receivable, inventories, bank accounts and general intangibles, together with the proceeds thereof. As additional collateral for the term loan portion of the Prepetition Financing Facility, the Debtors granted the lenders a security interest and general lien on present and future acquired equipment and other pledged collateral, including the issued and outstanding shares of stock of the Debtors (other than 177192 Canada, Inc., Trim Trends Canada, Ltd. and Transportation). As of May 8, 1997, the Debtors' borrowing under the Prepetition Financing Facility totaled approximately $116 million, consisting of approximately

$30 million on the Prepetition Term Loan and $86 million on the Prepetition Revolving Loans, including letters of credit outstanding of approximately $12 million. See "THE PLAN -- Discussions with Constituencies."

         The Debtors had expected to borrow the maximum amount available under the Financing Agreement by the end of fiscal year 1997. Even with such availability, the Debtors did not have sufficient cash to make necessary capital expenditures to enhance their viability, to make the July and August 1997 interest payments due under the 12% Notes and 11 1/8% Notes, respectively, as well as to continue to fund the anticipated operating losses at Doehler-Jarvis.

         In the six months ended March 31, 1997, compared to the six months ended March 31, 1996, consolidated sales decreased approximately $15 million or approximately 4%. A number of factors contributed to the decline in sales, including the effects of an October 1996 GM strike and lower than projected sales of tooling. Furthermore, the Debtors suffered a negative gross profit of approximately $4 million for the first six months of fiscal year 1997, as compared to a gross profit of approximately $26 million during the first six months of fiscal year 1996, with the result that the Debtors then forecast a net loss for fiscal year 1997. These adverse results created potential defaults under the Debtors' lending arrangements and caused the Prepetition Lenders to reevaluate their lending arrangements and to tighten already burdensome covenants.

         As a result of the Debtors' inability to obtain additional credit under the Prepetition Financing Facility beyond $130 million in a pre-chapter 11 environment and the imposition of tighter financial covenants, the Debtors concluded that they would not have sufficient liquidity to (i) make the semi-annual interest payments on the Senior Notes, (ii) to make the projected capital expenditures necessary to improve the facilities utilized by the Doehler-Jarvis Entities and (iii) to provide liquidity in the event of an unexpected downturn in the automotive component manufacturing industry. Accordingly, the Debtors determined in May 1997 that the filing of voluntary petitions for relief under chapter 11 of the Bankruptcy Code was in their best interests.

 III.    THE CHAPTER 11 CASES.

         A. Continuation of Business; Stay of Litigation.

         On May 8, 1997 (the "Petition Date"), each of the Debtors commenced a voluntary Chapter 11 Case. The Chapter 11 Cases are being jointly administered for procedural purposes only. Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court in accordance with the Bankruptcy Code. The Debtors are authorized to operate in the ordinary course of business. Transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has supervised the Debtors' employment of attorneys, accountants and other professionals.

         An immediate effect of the filing of the bankruptcy petition was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtors and litigation against the Debtors. This injunction remains in effect, unless modified or lifted by order of the Bankruptcy Court, until consummation of a plan of reorganization.

         B. Significant Events During the Chapter 11 Cases.

              1. First Day Orders.

         The Debtors submitted numerous so-called "first day orders," along with supporting motions, to the Bankruptcy Court on the Petition Date, which were approved. These first day orders include, among others: (i) orders authorizing the retention of Young Conaway Stargatt & Taylor, LLP and Willkie Farr & Gallagher as bankruptcy counsel to the Debtors; (ii) an order authorizing the retention of Price Waterhouse LLP as accountants and consultants to the Debtors;
(iii) an order authorizing the Debtors to pay certain prepetition employee wages, reimbursable expenses and benefits and workers' compensation benefits (further discussed below); (iv) an order authorizing the Debtors to maintain their prepetition bank accounts, business forms, stationery, checks, and cash management system and granting additional time to comply with the investment guidelines of section 345 of the Bankruptcy Code; (v) an order extending the time by which the Debtors have been required to file certain information, including schedules and lists; (vi) an order authorizing the Debtors to continue certain customer warranty practices; (vii) an order determining adequate assurance of payment for future utility services and restraining utility companies from discontinuing, altering or refusing service; (viii) an interim order authorizing the incurrence of post-petition debt; (ix) an order authorizing the Debtors to retain certain ordinary course professionals; (x) an order authorizing the Debtors to honor certain customer advance payments; (xi) an order authorizing the Debtors to mail initial notices and to file a list of creditors in lieu of a matrix; and (xii) an order directing the joint administration of the Debtors' Chapter 11 Cases. Some of the First Day Orders are summarized below:

               (a) Prepetition Wage and Benefits Order.

         On the Petition Date, the Bankruptcy Court approved an order authorizing the Debtors to pay certain prepetition (i) employee wages, salaries and other compensation and reimbursable employee expenses, (ii) employee medical, dental and similar benefits and (iii) workers' compensation benefits (the "Prepetition Wage and Benefits Order"). The Debtors believe such relief was necessary to avoid serious disruption to their business at a critical juncture in the Debtors' reorganization. Payments made pursuant to such order will reduce the amount of Priority Claims and General Unsecured Claims. See "THE PLAN -- Classification and Treatment of Claim and Interests Under the Plan -- Class 1 -- Priority Claims."

               (b) DIP Facility.

         On May 9, 1997, the Bankruptcy Court granted interim approval of a debtor-in-possession financing facility pursuant to which CIT, as agent for a consortium of lenders identical to the prepetition lenders (as substituted from time to time, the "DIP Lenders") provided the Debtors with post-petition financing of up to $175 million in the form of a $65 million term loan and a $110 million revolving credit facility (which includes a $25 million sub-limit of credit facility principally for stand-by letters of credit) to be used by the Debtors for their working capital and general corporate requirements (collectively, the "DIP Facility"). As collateral for the DIP Facility, the Debtors pledged substantially all of their assets. The interim approval allowed the Debtors to immediately make borrowings of up to $80 million under the credit facility. On June 12, 1997, the Bankruptcy Court granted final approval of the DIP Facility (the "Final DIP Order"). The DIP Facility will mature on the earliest of (i) May 8, 1999, (ii) the effective date of a plan of reorganization for the Debtors or (iii) the date of substantial consummation of such plan of reorganization. Pursuant to the Bankruptcy Court's approval of the DIP Facility, CIT, for the benefit of CIT and the other lenders, has an administrative claim with priority over virtually all other Claims in the Chapter 11 Cases, including Administrative Expenses (subject to certain carve-outs) and a lien that is senior to substantially all liens, claims, interests and encumbrances arising before or after the Petition Date. See "THE PLAN -- Discussion with Constituencies."

         The revolving credit loans bear interest at the rate of 1.5% in excess of the base rate (i.e., prime rate) and the term loans bear interest at the rate of 1.75% in excess of the base rate. The DIP Lenders also earn a fee of 2% per annum on the face amount of each standby letter of credit they issue on behalf of the Debtors. Further, the DIP Lenders receive a line of credit fee of .5% per annum on the unutilized portion of the revolving line of credit, together with certain other fees. The DIP Lenders also received a $1.375 million closing fee. The term loans provide for quarterly principal payments of $3.25 million beginning November 30, 1997 through February 28, 1999, with a final installment of $45.5 million due on May 8, 1999.

         The DIP Facility provides that the net proceeds from asset sales are to be utilized to repay principal in respect of the revolving credit loans to the extent of the value of the collateral sold, with any excess proceeds to be applied to the term loans.

         The DIP Facility includes certain restrictive covenants that apply to the Debtors, including restrictions on other indebtedness, liens, sales of assets, dividends and distributions, capital expenditures, mergers, acquisitions, divestitures, reorganizations, payments of pre- petition debt (with certain exceptions) and transactions with affiliates, and requirements regarding satisfaction of certain financial ratios and insurance coverage. The DIP Facility also includes typical events of default, including entry of an order granting relief to prepetition creditors from the automatic stay, a conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code and/or a change of ownership or control of the Debtors.

         The proceeds from the revolving credit loan component of the DIP Facility have been used to pay for, among other things: (i) the postpetition operating expenses incurred by the Debtors in the ordinary course of business;
(ii) the fees of Professionals retained by the Debtors and the Creditors' Committee in these Chapter 11 Cases; and (iii) Permitted Pre-Petition Claim Payments (as defined in the DIP Facility). Additionally, subject to the rights of the Creditors' Committee to challenge, among other things, the extent, validity and priority of the Prepetition Lenders' liens, the proceeds have been used to satisfy obligations under the Prepetition Credit Facility, resulting in concomitant increases in borrowings under the DIP Facility. The proceeds from the term loan component of the DIP Facility were used first to repay the outstanding Prepetition Term Loan including unpaid interest at the non-default rate and then to repay the outstanding Prepetition Revolving Loans including unpaid interest on the amount prepaid.

         Subsequent to the entry of the Final DIP Order, the DIP Facility and the Post-Petition Loan and Security Agreement have been the subject of four amendments. On December 29, 1997, the Debtors entered into Amendment No. 1 Waiver and Consent ("Amendment No. 1") to the DIP Facility Agreement with the DIP Lenders whereby the DIP Lenders waived all defaults or events of default which occurred prior to December 29, 1997 as a result of the Debtors' failure to meet the fixed charge ratio financial covenant during October and November 1997. Amendment No. 1 also replaced the fixed charge ratio covenant with monthly consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") and consolidated tangible net worth covenants, commencing calculations at December 31, 1997. Amendment No. 1 also provided that the DIP Lenders' consent is required for capital expenditures, in excess of $30 million for fiscal year 1998.

         The Debtors also entered into Amendment No. 2 and Consent to the Post-Petition Loan and Security Agreement, dated January 16, 1998 ("Amendment No. 2"), whereby the DIP Lenders consented to the Junior DIP Facility, the grant of subordinated liens thereunder and the sale of certain assets by the Debtors.

         In addition, the Debtors entered into Amendment No. 3 to the Post-Petition Loan and Security Agreement, dated as of April 30, 1998, whereby the DIP Lenders extended to May 31, 1998, the date by which the Debtors were required to have Bankruptcy Court approval of an agreement with Ford regarding the wind-down of the Toledo facility. Amendment No. 4 to the Post-Petition Loan and Security Agreement, dated as of June 23, 1998, further extended the deadline for Bankruptcy Court approval of an agreement with Ford until June 30, 1998 and modified the required terms of such for what such agreement must provide.

              2. Appointment of Creditors' Committee.

         On May 19, 1997, the United States Trustee for the District of Delaware appointed the following Entities to the Official Committee of Unsecured Creditors of the Debtors (the "Creditors' Committee"): (i) Franklin Age High Income Fund (Co-chair); (ii) Imco Recycling, Inc. (Co-chair); (iii) Atlantic Richfield Co.; (iv) First Union National Bank, as Indenture Trustee; (v) International Union, United Autoworkers Union ("UAW"); (vi) M.A. Hanna

Rubber Company; (vii) Magten Asset Management Corp.; (viii) Pacholder Associates; (ix) the Pension Benefit Guaranty Corporation (the "PBGC") and (x) PPG Industries, Inc. On October 27, 1997, PPG resigned from the Creditors' Committee. The Creditors' Committee is represented by the law firms of Fried, Frank, Harris, Shriver & Jacobson and Rosenthal Monhait Gross & Goddess P.A. Chanin, Kirkland, Messina, LLC has been retained as financial advisors to the Creditors' Committee. On July 10, 1997, the Creditors' Committee retained Roger Pollazzi as an automotive industry consultant. Mr. Pollazzi acted in this capacity until November 1997 when he resigned to become Chief Operating Officer of Harvard.

              3. Retentions of Professionals.

         At the commencement of the Chapter 11 Cases, the Debtors retained Willkie Farr & Gallagher and Young Conaway Stargatt & Taylor, LLP as bankruptcy co-counsel. In addition, the Debtors retained following professionals to assist in a variety of areas and issues relating to the Chapter 11 Cases:

     o Houlihan, Lokey, Howard & Zukin. Financial Advisors to assist the Debtors in connection with all aspects of a restructuring, reorganization and/or liquidation of assets under a plan of reorganization.

     o    Price Waterhouse LLP. Independent accountants/auditors.

     o Public Communication, Inc. Public relations consultants in connection with these Chapter 11 Cases.

     o Bankruptcy Services, LLC. Agent for the Clerk of the Bankruptcy Court for the purposes of mailing, receiving, docketing and maintaining proofs of claim filed against the Debtors and assisting the Debtors in soliciting votes on their Plan through the distribution, review and tabulation of the Ballots.

         The Debtors also retained various special counsel and other professionals relating to among other things: (i) tax preparation and other tax advice, (ii) legal advice and representing the Debtors in connection with routine litigation, (iii) patent, trademark and customs advice, (iv) appraisals and valuation of property, (v) regulatory compliance matters, (vi) actuarial services in connection with employee benefit plans, (vii) financial audits and
(ix) other matters requiring the expertise and assistance of professionals not directly related to the Chapter 11 Cases.

         During the pendency of these Chapter 11 Cases, it has also been necessary for the Debtors to retain other professionals to assist in a variety of discrete projects:

     o Skadden, Arps, Slate, Meager & Flom LLP. Special defense counsel to represent Harvard in matters relating to the United States Government's investigation of Harvard's ESNA Facility.

     o Jones, Day, Reavis & Pogue. Special environmental counsel to represent the Debtors in matters arising out of the American Littoral Society's claim in the Debtors' Chapter 11 Cases.

     o Frost & Jacobs. Special Labor Counsel to represent the Debtors in various labor matters in the Debtors' Chapter 11 Cases.

     o Stump and Company. Financial advisors to assist Harvard in the disposition of the assets of Harvard's Harvard Interiors Manufacturing Company division ("Harvard Interiors").

     o Coopers & Lybrand, LLP. Advisors to assist the Debtors with the implementation and installation of certain software designed to resolve Year 2000 problems.

         Section 328 of the Bankruptcy Code authorizes any official committee (i.e., the Creditors' Committee) to employ professionals. The following are the professionals who have been retained by the Creditors' Committee by order of the
Court:

     o Fried, Frank, Harris, Shriver & Jacobson. Co-Counsel to the Creditors' Committee.

     o Rosenthal, Monhait, Gross & Goddess. Co-Counsel to the Creditors' Committee.

     o Chanin, Kirkland, Messina, LLC. Financial Advisor to the Creditors' Committee.

     o Roger Pollazzi. Automotive Industry Consultant (until November 16, 1997 when Mr. Pollazzi resigned to become Chief Operating Officer of the Debtors). See "Significant Events During Chapter 11 Cases -- Management Transaction."

              4. Management Transition.

         In November 1997, with the support of the Creditors' Committee, the Board of Directors of Harvard appointed Roger Pollazzi as its Chief Operating Officer. Mr. Pollazzi has extensive experience in the automotive parts and industrial castings industries. Mr. Pollazzi had served as Chairman of the Board and Chief Executive Officer of the Pullman Company from 1992 until 1997. Prior to his retention by the Creditors' Committee, Mr. Pollazzi was associated with Concord Investment Partners, an investment firm based in Concord, Massachusetts. As noted above, Mr. Pollazzi formerly served as an automotive industry consultant to the Creditors' Committee and resigned that engagement upon his appointment as Chief Operating Officer.

         Shortly after his appointment, Mr. Pollazzi hired approximately ten professionals as employees of Harvard to assist him in analyzing the Debtors' operations, eliminating on-going negative cash flows associated with cash drains at several of the Debtors' operations and coordinating and implementing the Debtors' restructuring efforts. It is contemplated that Mr.

Pollazzi and his management team will be the management team of the Reorganized Debtors. See "MANAGEMENT OF REORGANIZED DEBTORS."

              5. Junior DIP Facility.

         In connection with the appointment of Roger Pollazzi as Chief Operating Officer, certain members of the Creditors' Committee and/or their affiliates (the "Junior DIP Lenders") expressed a willingness to lend, on a subordinated basis, $25 million to the Debtors in the form of a term loan to support the Debtors' restructuring efforts and various initiatives proposed by Mr. Pollazzi. On January 16, 1998, the Bankruptcy Court approved the Junior DIP Facility and the $25 million was funded shortly thereafter. The Junior DIP Facility bears interest at a rate equal to 3% over the interest payable on the term loan portion of the DIP Facility. The Debtors paid to the Junior DIP Lenders a funding fee of $2 million and a facility fee of $500,000. The net proceeds of the Junior DIP Facility were immediately paid to CIT to reduce obligations under the DIP Facility thereby increasing availability under the DIP Facility and alleviating potential liquidity shortfalls facing the Debtors. Obtaining the Junior DIP Facility was also instrumental in the DIP Lenders' decision to waive certain financial covenant defaults existing under the DIP Facility.

              6. Discontinuing Unprofitable Operations.

         Of significant concern to the Debtors in the early stages of the Chapter 11 Cases was the need to stem continuing operational cash losses at certain of the Debtors' manufacturing facilities. Specifically, during fiscal year 1997, the Debtors experienced cash losses totaling $46.7 million at their Toledo, Ohio; Tiffin, Ohio; Bolivar, Tennessee; and St. Louis, Missouri facilities (collectively, the "Underperforming Facilities"). The Debtors determined that they could no longer support the Underperforming Facilities and that the Debtors' survival was dependent on a prompt sale or closure.

                    (a) The Toledo Facility.

         The largest losses were suffered at Doehler-Jarvis's Toledo, Ohio facility (the "Toledo Facility"), which incurred approximately $31 million in cash losses in fiscal year 1997. The Debtors first attempted to sell the Toledo Facility together with the assets of the other Doehler-Jarvis Entities. As discussed below, the Debtors were unable to secure a meaningful offer to purchase these assets. See "Significant Events During the Chapter 11 Cases -- Asset Sales." Moreover, Ford and GM's dependence on Toledo's production precluded an immediate closure of the Toledo Facility without jeopardizing the Debtors' critical relationships with these customers. Accordingly, the Debtors engaged in negotiations with Ford and GM over the effects of an orderly wind-up of the Debtors' affairs at the Toledo Facility. The resulting agreements were designed to assure the continued supply of component parts from the Toledo Facility while the customers endeavored to re-source their component part requirements with alternative suppliers. In return for those assurances, the customers agreed to pay for amounts which the Debtors' management believes were sufficient to offset the operating leases and shut-down costs incurred by Toledo from December 1997 through the end of production at the Toledo Facility.

         By Order dated February 19, 1998, the Bankruptcy Court approved an agreement between Toledo and GM related to the termination of Toledo's PV6 engine program (the "PV6 Agreement"). Toledo had been developing an engine block for use by GM in its PV6 engine program. To ensure a steady supply of molds and casts for this program, GM decided to re-source its PV6 engine block casting requirements to other manufacturers. Under the terms of the PV6 Agreement, GM and Toledo mutually agreed to terminate the outstanding purchase orders related to the PV6 engine block. A new purchase order was issued whereby Toledo agreed to supply GM with up to 8,000 engine blocks (with GM granted an option to purchase up to 2,000 additional engine blocks) at an increased purchase price. In addition, the PV6 Agreement obligated GM to purchase certain equipment related to the production of these engine blocks for $2,650,000, and required Toledo to deliver certain other previously leased equipment to GM. The lessor of such equipment consented to the termination of the leases covering such equipment. Finally, the PV6 Agreement provided for the mutual release by GM and Toledo of all claims arising out of the termination of the purchase orders except as set forth in the PV6 Agreement.

         During the process of winding-up its business, Toledo sought to sell certain equipment no longer necessary to Toledo's estate due to the wind-up of the Toledo Facility. Toledo sold certain equipment to Ryobi, a designee of General Motors, for $320,000. By order dated March 5, 1998, the Bankruptcy court approved the sale. Toledo closed this transaction on or about March 14, 1998, the proceeds of this sale was paid to the DIP Lenders and were used to reduce the debt under the DIP Facility.

         By Order dated May 11, 1998, the Bankruptcy Court approved an agreement between Toledo and GM (the "GM Agreement") and an agreement between Toledo and Linex Manufacturing ("Linex"), a division of the Linamar Company (the "Linex Agreement"). Under the GM Agreement and Linex Agreement, Toledo agreed to meet GM's requirements for certain component parts and as well as to build an inventory bank of the component parts (the "Inventory Bank") for GM and Linex during the wind-up of the Toledo Facility. In addition, the GM Agreement and Linex Agreement allowed GM and Linex to request additional component parts during the wind-up as long as production could be accomplished during such period and the customers paid Toledo's overtime costs. The component parts sold to GM and Linex were at the purchase prices reflected in the parties' outstanding purchase orders but in the quantities and at the delivery times set forth in the Agreements.

         In consideration for Toledo's performance under the GM Agreement and the outstanding purchase orders, GM agreed to pay Toledo (a) $1,900,000 in four equal monthly installments, (b) $300,000 to cover premium overtime costs incurred by Toledo to produce the Inventory Bank and (c) any monies for parts shipped and delivered through the end of the wind-up of the Toledo Facility at the contractual piece price plus agreed upon overtime costs for additional parts in excess of the Inventory Bank. Under the Linex Agreement, Linex agreed to make payment for component parts shipped and delivered through the end of the wind-up of the Toledo Facility at the contractual piece price plus agreed upon overtime costs for additional parts in excess of the Inventory Bank.

         The GM Agreement and Linex Agreement each provide for the mutual release by GM and Toledo and Linex and Toledo of all claims arising out of the rejection or termination of the purchase orders except for (i) a general unsecured claim of $2,000,000 granted to GM as GM's sole claim against Toledo for damages arising out of the rejection of the purchase orders or Toledo's failure to meet its obligations under such orders (the "GM Claim") and (ii) certain carve-outs for quality-related claims as set forth in the GM Agreement and Linex Agreement. The GM Agreement expressly provides that the Creditors' Committee reserves its right to object to the GM Claim, but, in the event that the Creditors' Committee or any other third party does so object, GM would be entitled to assert the full amount of its Claims against Toledo.

         By Order dated January 16, 1998, the Bankruptcy Court approved Toledo's assumption of a lease with USL Capital Corporation (the "USL Lease") and its assignment to Ford. The USL Lease covered seven die cast machines and related equipment used to manufacture certain automotive parts for Ford. The machines and equipment were no longer necessary due to wind-up of the Toledo Facility. The assumption and assignment of the USL Lease to Ford eliminated Toledo's requirement to pay $14.3 million of lease payments for the remainder of the term of the USL Lease.

         By Order dated June 22, 1998, the Bankruptcy Court approved Toledo's transition supply agreement with Ford (the "Ford Agreement"). Similar to the terms of the GM and Linex Agreements, the Ford Agreement covered Toledo's and Ford's obligations during the wind-up of the Toledo Facility. Under the terms and conditions of the Ford Agreement, Toledo agreed to continue to supply Ford's requirements of component parts through June 30, 1998, pursuant to the terms and conditions of the parties' existing purchase orders. After completing production of such parts, Toledo is required to return all Ford-owned equipment and machinery used to manufacture the component parts to Ford (the "Ford Equipment").

         In consideration for Toledo's performance under the Ford Agreement and the purchase orders, Ford agreed to pay Toledo the sum of $10 million in the following manner: (a) $5 million credited against a $5 million payment made by Ford in December 1997 when the parties entered into a letter of intent regarding the Ford Agreement; (b) $1 million by July 2, 1998 and (c) $4 million upon removal of the Ford Equipment (less an amount equal to any sabotage damage to the Equipment). The Ford Agreement also provides that the outstanding purchase orders will be deemed rejected as of July 1, 1998 and requires Ford to release Toledo from all claims arising out of such purchase orders except for (a) offset claims related to Ford's postpetition sale of aluminum shipped to Toledo and (b) certain claims related to the quality of the component parts sold to Ford. The $10 million payment, along with payments received under the PV6 Agreement, the GM Agreement and the Linex Agreement, were sufficient to offset the operating losses and shut-down costs incurred by Toledo from December 1997 through the end of production at the Toledo Facility.

                    (b) Other Underperforming Facilities.

         During the first and second quarters of fiscal year 1998, the Debtors ceased operations at Harman's Bolivar, Tennessee facility (the "Bolivar Facility") and liquidated the assets of Harvard Interiors's furniture business conducted at the St. Louis, Missouri facility (the "St. Louis Facility"). These plant closures enabled the Debtors to maximize the value of related assets through Bankruptcy Court approved sales and liquidations. See "Significant Events During the Chapter 11 Cases -- Asset Sales." The Debtors continue to evaluate a possible sale or disposition of the Tiffin, Ohio facility.

              7. Asset Sales and Dispositions.

         As part of the restructuring efforts involving the Debtors' core automotive parts business, the Debtors embarked on a parallel course to evaluate, market and if, appropriate, sell certain non-core businesses and properties. The following are the major asset sales consummated or sought to be consummated by the Debtors during the Chapter 11 Cases:

         The Doehler-Jarvis Entities. Even prior to the commencement of their Chapter 11 Cases, the Debtors believed that a disposition of the Doehler-Jarvis Entities, especially Toledo, was essential to any successful restructuring of the Debtors and the maximization of the value of those assets. Prior to the Petition Date, the Debtors actively pursued potential buyers who may be interested in acquiring some or all of the Doehler-Jarvis Entities as a going concern. Houlihan, Lokey, Howard & Zukin ("Houlihan Lokey") managed the sales effort for the Debtors. Houlihan Lokey's responsibilities included, among other things, assisting the Doehler-Jarvis Entities in identifying and contacting potential purchasers, assisting in the preparation of descriptive data concerning the Doehler-Jarvis Entities and managing the extensive due diligence process. In addition, the Debtors sought Bankruptcy Court approval of a sale and bidding procedure designed to expedite the sales process and remove uncertainties often found in the process of disposing assets via a public sale. By Order dated July 24, 1997, the Bankruptcy Court approved the implementation of the sale and bidding procedures.

         In marketing the Doehler-Jarvis Entities, Houlihan Lokey contacted approximately 140 parties and actively solicited offers to purchase the Doehler-Jarvis Entities as going concerns. A number of these bidders presented offers to purchase one or all of the Doehler-Jarvis Entities and Houlihan Lokey attempted to negotiate the terms of an agreement with several of these prospective buyers. Despite these efforts, the Debtors and their advisors, in consultation with the Creditors' Committee and its advisors, determined none of these bidders conveyed a reasonable offer for the purchase of Doehler-Jarvis Entities, as a single unit or otherwise.

         After investigating all possible alternatives, management of the Debtors determined that it was in their best interests to cease operations at Toledo. Management is in the process of implementing a comprehensive wind-up plan designed to maximize the value and return on Toledo's assets. As discussed above, the Debtors have reached separate agreements with Ford and GM regarding the supply of certain component part requirements during Toledo's wind-up period. The Debtors are presently contemplating the most effective and efficient method to liquidate Toledo's assets. See "Significant Events During the Chapter 11 Cases -- Discontinuing Unprofitable Operations -- The Toledo Facility."

         Through the efforts of the Debtors' management, the Debtors have been able to stabilize the businesses of Greeneville and Pottstown to substantially reduce cash drains. The Debtors continue to evaluate any offers to buy the assets of Greeneville.

         King-Way Business and Assets. In early 1997, Kingston-Warren determined that its operations would be better served if its King-Way material handling business (the "King-Way Business") and substantially all of its assets (collectively with the King-Way Business, the "King-Way Assets") were sold. The King-Way Business was a non-core division of Kingston-Warren operating out of Kingston-Warren's Newfields, New Hampshire facility. The King-Way Business represented less than 3% of the aggregate book value of Kingston-Warren and was unnecessary to its production of automobile parts.

         Prior to the Petition Date, Kingston-Warren entered into negotiations with Reunion Industries, Inc. to sell the King-Way Assets. Reunion formed Stanwich Acquisition Corp. ("Stanwich") for the sole purpose of acquiring the King-Way Assets. Subsequent to the Petition Date, the parties completed negotiations and entered into an asset purchase agreement. By Order, dated October 27, 1997, the Bankruptcy Court approved the agreement and the sale of the King-Way Assets to Stanwich for approximately $18 million. The transaction contemplated by the agreement to sell the King-Way Assets closed on or about November 3, 1997. The proceeds of the sale of the King-Way Assets were paid to the DIP Lenders, which went to reduce the amount outstanding under the DIP Facility.

         Harvard Interiors Furniture Business and Assets. As part of the Debtors' efforts to restructure its core automotive parts businesses, Harvard embarked on a parallel course to evaluate, market and, if appropriate, sell the furniture business of its Harvard Interiors division (the "Furniture Business"). The St. Louis Facility housed the Furniture Business. Due to a fundamental change in the production of office furniture and the domestic furniture market, the Furniture Business's competitive advantages and profit margins had eroded significantly in recent years. The total percentage of the Furniture Business attributable to its largest customer, the United States government, had also sharply declined. Efforts to sell the Furniture Business, either as part of a sale of all of the businesses of Harvard Interiors or as a stand-alone business, were unsuccessful. Thus, it became increasingly clear to Harvard that the operations of the Furniture Business should be wound up and its assets liquidated.

         As it became evident that the Furniture Business did not have a viable future, Harvard intensified its efforts to sell the St. Louis Facility. In August 1997, Harvard and its professionals negotiated a real estate purchase agreement with the DMD Group Inc. ("DMD") whereby DMD agreed to purchase the St. Louis Facility, its surrounding real estate and certain fixtures and certain other personal property. The agreement, however, provided Harvard with a lease of a certain amount of space in the St. Louis Facility for six months (with an option to extend the lease for an additional ninety days). The six-month lease granted Harvard the time to properly market and dispose of the Furniture Business and its assets, as well as relocate other Harvard Interiors businesses operating in the St. Louis Facility to other sites. By Order dated December 18, 1997, the Bankruptcy Court approved the sale of the St. Louis Facility to DMD for $2,700,000 and authorized Harvard to lease the St. Louis Facility from DMD to conduct the Furniture Business operations while Harvard sought to dispose of the Furniture Business assets. On January 9, 1998, DMD and Harvard closed the sale of the St. Louis Facility. The proceeds of the sale were paid to the DIP Lenders, which went to reduce the outstanding debt under the DIP Facility.

         Since the first quarter of Fiscal year 1998, a number of parties presented offers to purchase certain assets of the Furniture Business. One of these parties was Neutral Posture Ergonomics, Inc. ("NPE"), which contacted Harvard and presented an offer to purchase chair components, machinery, tooling and other assets related to the Furniture Business. By Order, dated March 5, 1998, the Bankruptcy Court authorized Harvard to sell certain chair components, machinery, tooling and other assets related to the Furniture Business to Neutral Posture Ergonomics Inc. for $760,000. On or about March 19, 1998, NPE and Harvard closed the sale and the proceeds therefrom were paid to the DIP Lenders to reduce the outstanding debt under the DIP Facility.

         In addition, by Order dated March 5, 1998, the Bankruptcy Court authorized Harvard to retain National Industrial Services Incorporated ("NISI") to conduct a public auction of the remaining assets of the Furniture Business. NISI conducted a public auction on May 14, 1998, completely liquidating the remaining assets of the Furniture Business. The auction generated approximately $600,000.

         Union, New Jersey Real Estate. Harvard historically operated its Elastic Stop Nut division ("ESNA") from a manufacturing facility located in Union, New Jersey (the "Union Facility"). The Union Facility consists of (a) two parcels of nonresidential real property and (b) all buildings and structures and certain fixtures and improvements. In March 1995, Harvard sold the assets of the ESNA business and, by July 1995, had completely ceased manufacturing operations at this facility. As a result of the ESNA sale, Harvard "mothballed" the Union Facility in anticipation of a sale. Prior to the Petition Date, Harvard had entered into an agreement of sale ("Prepetition Hovnanian Agreement") for the Union Facility with K. Hovnanian Acquisitions, Inc. ("Hovnanian"). The Prepetition Hovnanian Agreement contained a walk-away right in the event that environmental remediation costs exceeded $300,000. When Harvard's professionals concluded that environmental remediation costs could exceed $2 million, Harvard exercised its walk-away rights and sought a new purchaser for the Union Facility.

         Subsequent to the Petition Date, Harvard entered into negotiations with Chadwick Partners, LLC ("Chadwick"). After several months of negotiations, Chadwick agreed that its designee, Vauxhall '98, would purchase the Union Facility, as is, for $1.5 million, subject to higher or better offers for the Union Facility. Hovnanian, and an additional party, ENTACT, Inc., each submitted a competing bid for $1.6 million for the Union Facility. An auction was held and Hovnanian ultimately, made the highest bid of $1.9 million. By Order dated May 13, 1998, the Bankruptcy Court approved Harvard's sale of the Union Facility to Hovnanian for $1.9 million. On June 26, 1998, the parties closed the transaction involving the sale of the Union Facility. The proceeds from the sale were paid to the DIP Lenders, which went to reduce the outstanding debt on the DIP Facility.

         Harman. Harman's financial prospects have, in part, been constrained by changes in its industry away from the use of die cast zinc outside rearview mirrors towards mirror casings composed of plastic and other composites. Due to the large number of companies, including foreign companies, capable of producing low cost plastic molding, Harman's market became increasingly competitive. Increased competition resulted in a concomitant decrease in operating margins. For the fiscal year ending September 30, 1997, Harman incurred losses of approximately $12 million. Assuming continued operations, Harman projected sales of approximately $37 million for the fiscal year ending September 30, 1998 with an additional net loss of approximately $7.5 million, of which approximately $5.5 million would have been direct cash losses.

         Early in the Chapter 11 Cases, the Debtors, in consultation with Houlihan Lokey, reached the conclusion that Harman and/or substantially all of Harman's assets (the "Harman Assets") should be sold. While Harman could have long-term intrinsic value if it could obtain new business and contracts, this value could not be realized absent a substantial and immediate infusion of capital to fund near-term operating losses and the necessary capital expenditures. Harman did not have access to this necessary investment capital. Even if Harman had the necessary capital, there would be no assurance that it could ever obtain the new business required to return its operations to profitability.

         During the course of their Chapter 11 Cases, the Debtors also sought a purchaser for Harman as a going concern. The Debtors and Houlihan Lokey engaged in extensive efforts to market the Harman business and its assets. More than fifteen potential bidders contacted Houlihan Lokey regarding the potential purchase of the Harman business and its assets and more than ten bidders executed confidentiality agreements. Several potential bidders conducted due diligence regarding the potential purchase of Harman and Houlihan Lokey attempted to solicit offers for the purchase of Harman from these prospective buyers. Despite these efforts, no bidder conveyed a reasonable offer for the purchase of Harman as a going concern or demonstrated the financial wherewithal to consummate a transaction. Due to the lack of reasonable offers for Harman, the Debtors determined that it would be in Harman's best interests to wind-up its operations and liquidate its assets.

         During the process of winding-up its business, Harman sought to sell certain of its tooling used to manufacture certain types of automobile component parts. Such tooling was no longer necessary to Harman's estate due to the wind-up of operations at its Bolivar Facility. Harman sold certain tooling to Eaton Corporation for $810,000. The Bankruptcy Court approved this tooling sale by Order dated April 8, 1998. Harman closed its transaction with Eaton Corporation on or about April 20, 1998. The proceeds of this transaction was paid to the DIP Lenders and was used to reduce the debt under the DIP Facility.

         During the Chapter 11 Cases, Harman also sold a manufacturing plant in Sevierville, Tennessee which had been idle since 1996. The Debtors' marketing efforts, which commenced prior to the Petition Date, resulted in an agreement with BSJ Enterprises, L.P. ("BSJ") to purchase the property for $975,000. By Order dated July 24, 1997, the Bankruptcy Court authorized Harman to sell the Sevierville Real Estate to BSJ. Harman's transaction with BSJ closed in early August 1997. The proceeds of this transaction were paid to the DIP Lenders, which used the proceeds to reduce the debt under the DIP Facility.

         The Debtors expect a public auction of the remaining assets of Harman to be conducted in the fourth quarter of fiscal year 1998.

         The following chart summarizes the asset sales completed by the Debtors during the Chapter 11 Cases (as of June 30, 1998):

Asset Sold                               Debtor                          Purchaser                 Purchase Price

Manufacturing Plant in                   Harman                    BSJ Enterprises, L.P.                  $975,000
Sevierville, Tennessee
Tooling for Automotive                   Toledo                      Ryobi Corporation                    $320,000
Component Parts
Tooling for Automotive                   Harman                      Eaton Corporation                    $810,000
Component Parts
Union Property                          Harvard               K. Hovnanian Acquisitions, Inc.           $1,900,000
Certain assets of Furniture             Harvard              Neutral Posture Ergonomics, Inc.             $760,000
Business
Remaining assets of                     Harvard                   Sold at Public Auction                  $600,000
Furniture Business
St. Louis Facility                      Harvard                       DMD Group Inc.                    $2,700,000
King-Way Assets                     Kingston-Warren             Stanwich Acquisition Corp.             $18,050,000
                                                                                                       -----------
                                                                                         Total:        $26,115,000


              8. Extensions of Exclusivity.

         Section 1121 of the Bankruptcy Code grants a debtor in possession the exclusive right to file a plan of reorganization for 120 days after the filing of a voluntary petition for relief under chapter 11 and the exclusive right to solicit acceptances to that filed plan for 180 days after the petition's filing. Each of these periods may be extended for cause before its expiration. On several occasions, the Bankruptcy Court determined that cause existed to extend the Debtors' exclusive period. Thus, by Order dated August 21, 1997, the Court extended the Debtors' exclusive plan filing period to December 4, 1997, and their exclusive plan solicitation period to February 2, 1998; by Order dated December 18, 1997, the Debtors obtained an additional extension of their exclusive plan filing period to June 1, 1998, and their exclusive plan solicitation period to August 1, 1998; by Order dated May 27, 1998, the Debtors obtained an additional extension of their exclusive plan filing period to August 1, 1998, and their exclusive plan solicitation period to September 30, 1998.

              9. Claims Process and Bar Date.

         The Debtors filed with the Bankruptcy Court, their schedules of assets and liabilities and statements of financial affairs (collectively, the "Schedules") on July 7, 1997. Thereafter, the Bankruptcy Court established February 9, 1998 (the "Bar Date") as the deadline for filing proofs of Claim, except certain specified Claims, against the Debtors. Creditors filed approximately 3,000 Claims prior to the Bar Date alleging liabilities in excess of $6.9 billion plus unliquidated amounts. See "Classification and Treatment of Claims and Interests Under the Plan -- Class 5 -- General Unsecured Claims."

         The Debtors have (a) reviewed all Claims filed against the Debtors and conducted settlement discussions with certain claimants; (b) developed and analyzed a database of all Claims asserted against them; (c) prepared and filed motions objecting to certain Claims; and (d) estimated the aggregate ultimately allowable amount of all Claims against the Debtors, including unliquidated, contingent and Disputed Claims, at approximately [ ] million. In addition, the Debtors are currently analyzing and evaluating each proof of claim and proof of interest to determine whether to object to the allowance of such Claims or Interest.

         The Claims asserted against the Debtors are materially in excess of the total amount of Allowed Claims estimated by the Debtors in the development of the Plan because, among other things, certain Claims: (i) are filed in duplicate; (ii) consist of amendments to previously filed Claims; (iii) are asserted against multiple Debtors or assert Claims in excess of the amount actually owed; (iv) do not allege an obligation of any of the Debtors; (v) assert contingent Claims against multiple Debtors; and/or (vi) include postpetition interest and other disallowable charges.

         The Debtors have filed and intend to file motions objecting to, among others, those Claims that are: (A) duplicative; (B) superseded by amended Claims; (C) erroneously asserted against multiple Debtors; (D) not obligations of any of the Debtors; (E) filed after the Bar Date; or (F) in excess of the amount actually owed, as evidenced by the Debtors' books and records.

         The Debtors project that the Claims asserted against them will be resolved in and reduced to an amount that approximates the Debtors' estimates of Allowed Claims contained in this Disclosure Statement. But the actual aggregate amount of Allowed Claims in any Class may differ significantly from the Debtors' estimates thereof and any variance from such estimates will affect Distribution in certain Classes.

              10. Potential Doehler-Jarvis Acquisition Claims.

         As discussed above, the Doehler-Jarvis Entities were acquired by Harvard pursuant to a merger transaction on July 28, 1995 (the "Doehler-Jarvis Acquisition"). The Creditors' Committee, based on its preliminary review of certain documents provided to it by the Debtors relating to the Doehler-Jarvis Acquisition, believes that certain Causes of Action may exist against various persons and Entities with respect to the Doehler-Jarvis Acquisition. These Causes of Action may include, without limitation, potential Causes of Action against the selling shareholders of Doehler-Jarvis, potential Causes of Action against certain members of Harvard's then-existing Board of Directors (such as Mr. Vincent Naimoli, who at the time of the Doehler-Jarvis Acquisition was the Chief Executive Officer of both Harvard and Doehler-Jarvis, and Mr. Ronald Stewart, former Chief Financial Officer of Doehler-Jarvis), as well as potential Causes of Action against the financial advisors retained by Harvard in connection with the Doehler-Jarvis Acquisition.

         As provided in Section 8.8 of the Plan, the Reorganized Debtors will retain from and after the Effective Date any and all Causes of Action they had or may have had as Debtors-in-Possession, including those Causes of Action relating to the Doehler-Jarvis Acquisition. As discussed in Section 11.1 of the Plan, the Plan will release the officers and directors of the Debtors holding office [from and including the Petition Date] from any and all claims or liability based upon any act or omission related to past service with, for or on behalf of the Debtors or Debtors-in-Possession (with certain exceptions discussed in Section 8.8) in consideration for, among other things, their voluntary resignation, support of the Plan and/or their waiver of Distributions. The Plan does not provide waivers or releases to other potential defendants in connection with the Causes of Action discussed above.

         While the Creditors' Committee has reviewed certain documents relating to the Doehler-Jarvis Acquisition, significant additional investigation and analysis is required in order to determine whether any Causes of Action exist. Due to the necessities of the Debtors' businesses, the Creditors' Committee and the Debtors focused their attentions primarily on ensuring that the Debtors emerge from Chapter 11 expeditiously. The fact that the Debtors and/or the Creditors' Committee have not commenced litigation with respect to the potential Causes of Action discussed above should in no way be construed as an indication as to the lack of merit or validity of such Causes of Action, or be deemed to waive or release any Cause of Action.

              11. Employee Arrangements.

                    (a) Employee Severance and Retention Programs.

         Since the Petition Date, the Debtors have been faced with a significant level of attrition of key employees and executives. The financial uncertainties of the Debtors' Chapter 11 Cases contributed to a significant turnover in the ranks of the Debtors' full-time salaried employees since the Petition Date and caused other employees to give thoughtful consideration to alternative employment opportunities. It became obvious to the Debtors that they needed to take steps to bolster their ability to retain key personnel who possessed the knowledge, skills and experience in all areas vital to the Debtors' businesses. Several key employees who left the Debtors' employ performed critical managerial and operational tasks at the Debtors' manufacturing facilities. The levels of attrition among critical employees was disruptive to the Debtors' ongoing business operations and increased the burdens borne by existing employees and executives, many of whom have been required to substantially increase their responsibilities.

         In order to retain these employees, the Debtors sought court authorization to, inter alia: (i) implement a key employee retention incentive plan and (ii) implement a retention severance plan. The Debtors' retention incentive plan (the "Retention Incentive Plan") provides certain corporate executives and key employees at the Underperforming Facilities and Harvard's former Tampa, Florida headquarters with bonuses to be paid upon the earlier to occur of (a) the consummation of a plan of reorganization or (b) the termination of the employee without cause upon completion of all requested services. The Retention Incentive Plan also provided for the payment of relocation costs of three employees of Harvard who relocated from Tampa, Florida to work in the new corporate headquarters in Lebanon, New Jersey. The total cost of this program did not exceed $2,142,600.

         During the Chapter 11 Cases, the Debtors also obtained Bankruptcy Court approval for a severance plan (the "Severance Plan") covering all regular, full-time salaried employees not otherwise covered by a collective bargaining agreement. The Severance Plan provides a covered employee with an irrevocable severance benefit in the event employment is terminated as a result of (a) a general reduction in force, (b) job elimination, (c) acceptance of a Debtor-initiated voluntary layoff program or (d) the closure, discontinuance of operation, sale of asset or other corporate event, provided that the employee is not offered employment with the successor.

         Under the Severance Plan, payment of severance benefits to a participant depends upon the length of service to the Debtors. The Severance Plan continues the Debtors' prepetition practice of paying severance equal to one week's salary per year or partial year of service. The maximum amount of severance available to a participant equals 26 weeks' salary. The Debtors project the estimated cost of this plan to be less than $1 million.

         In addition, the Debtors entered into modified executive severance agreements (the "Executive Agreements") with Joseph Gagliardi, Roger Burtraw and Richard Dawson, the then Chief Financial Officer, President and General Counsel, respectively. These agreements continued the severance arrangements previously established for these covered executives but with certain modifications. These modifications included changing the definition of "Change in Control" to prevent a triggering based on the Debtors' reorganization itself, confirming and supplementing certain prepetition pension arrangements and extending the expiration date of the prepetition severance agreements. Richard Dawson, former Senior Vice President for Law and Administration, left the Debtors' employ in February 1998 and has been paid approximately $400,000 in benefits under his Executive Agreement.

         The Retention Incentive Plan was approved by an Order of the Bankruptcy Court dated January 16, 1998. The Severance Plan and Executive Agreements were approved by an Order of the Bankruptcy Court dated December 30, 1997. The Debtors believe these programs have been helpful in stemming the exodus of key employees as well as attracting qualified replacements.

                    (b) Shutdown Agreements.

         As previously discussed, during these Chapter 11 Cases, the Debtors ceased manufacturing operations at the Bolivar Facility and the St. Louis Facility and commenced an orderly wind-up of the businesses conducted at those sites. In making the determination to close these plants, management was concerned about the effect of the wind-up on its relationship with the union employees working at these facilities. The Debtors were concerned that, without any protections in place for its union employees, the Debtors would be unable to maintain the work force necessary to implement an orderly wind-up of the businesses, such as filling outstanding purchase orders and building inventory banks for customers. As a result, the Debtors sought to enter into "shut-down" agreements with representatives of the unions representing employees who would be affected by the cessation of business at the Bolivar Facility and the St. Louis Facility.

                         (i) Bolivar Shut-Down Agreement.

         The Bolivar shut-down agreement (the "Bolivar Shut-Down Agreement") was entered into in February 1998, among Harman and representatives of the UAW and its Local, Number 1303 (the "Local" and, together with the UAW, the "Bolivar Union"). The Bolivar Shut-Down Agreement provides certain financial benefits to, and releases of possible claims from, approximately 350 active and 131 laid-off Bolivar Union employees. The Bolivar Shut-Down Agreement provides to eligible employees a retention bonus, severance, payment of COBRA premiums (for six months), and continues certain programs provided under the employee's collective bargaining agreement, such as vacation pay and an unemployment supplement. Receipt of these benefits is conditioned upon each Bolivar Union employee signing a waiver and general release. Such waiver discharges Harman from any and all claims arising out of the Bolivar Union employees employment with Harman or the employee's separation of employment, except as provided in the Bolivar Shut-Down Agreement. By Order dated March 19, 1998, the Bankruptcy Court approved the Bolivar Shut-Down Agreement, which has since been implemented by Harman in connection with the wind-up of the Bolivar Facility.

                         (ii) St. Louis Shut-Down Agreement.

         The shut-down agreement governing Harvard Interiors' St. Louis Facility (the "St. Louis Shut-Down Agreement") was also entered into in February 1998, among Harvard and (a) the International Association of Machinists and Aerospace Workers District No. 9, (b) the Metal Polishers, Buffers, Platers and Helpers International Union No. 13, (c) Local 25 of the Upholsterers International Union and (d) the Carpenters District Council of St. Louis and Vicinity (collectively, the "St. Louis Union"). The St. Louis Shut-Down Agreement covers approximately 93 St. Louis Union employees. Similar to the Bolivar Shut-Down Agreement, the St. Louis Shut-Down Agreement provides St. Louis Union employees with financial benefits as a result of the termination of their employment, including a retention bonus, severance and certain other benefits. As with the Bolivar Shut-Down Agreement, the St. Louis Shut-Down Agreement requires a St. Louis Union employee to sign a waiver and general release before he or she receives these benefits. Such waiver and general release discharges and releases Harvard from any and all claims arising out of the St. Louis Union employee's employment with Harvard or his or her separation from employment with Harvard, except as provided in the St. Louis Shut-Down Agreement. By Order dated March 19, 1998, the Bankruptcy Court approved the St. Louis Shut-Down Agreement, which has since been implemented by Harvard in connection with the wind-up of the St. Louis Facility.

              12. Reclamation Program.

         On or shortly after the Petition Date, certain vendors that sold goods to the Debtors in the ordinary course of the vendors' businesses made reclamation demands under section 546(c) of the Bankruptcy Code and/or section 2-702 of the Uniform Commercial Code, for goods asserted to have been allegedly received by the Debtors within the period for reclamation set forth in section 546 of the Bankruptcy Code. In the aggregate, vendors made reclamation demands upon the Debtors in the amount of approximately $9.1 million. By Order of the Bankruptcy Court, dated February 18, 1998, the Debtors obtained authorization to adopt and implement certain procedures for the treatment of valid reclamation claims. The global reclamation program requires the Debtors to provide a vendor holding a valid reclamation claim an administrative claim for the full amount of such claim. In the event that a vendor objects to the proposed amount or treatment of its reclamation claim, the program establishes procedures for resolution of the dispute through litigation or settlement.

         Of the approximately $9.1 million of reclamation demands made upon the Debtors, approximately $2.1 million of such demands have been allowed by the Debtors. To date, an additional $1.8 million remain in dispute.

IV.      THE PLAN.

         THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS APPENDIX "1." TO THE EXTENT THAT THE TERMS OF THIS DISCLOSURE STATEMENT VARY WITH THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL BE CONTROLLING.

         A.   General.

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders.

         Formulation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. In general, a chapter 11 plan of reorganization
(i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor. Chapter 11 does not require each holder of a claim or interest to vote in favor of the plan of reorganization in order for the Bankruptcy Court to confirm the plan. However, a plan of reorganization must be accepted by the holders of at least one class of claims that is impaired (as defined above) without considering the votes of "insiders" within the meaning of the Bankruptcy Code.

         Distributions to be made under the Plan will be made after confirmation of the Plan, on the Effective Date or as soon thereafter as is practicable, or at such other time or times specified in the Plan.

         B.   Discussions with Constituencies.

         The Debtors believe that the best prospects for their successful emergence from chapter 11 would be through a stand alone plan of reorganization and the confirmation of such a plan under an expedited timetable. Since the Petition Date, the Debtors have sought to achieve this objective by focusing their efforts in four areas: (a) engaging a new management team to lend structure and vision to the restructuring efforts; (b) selling or otherwise disposing of business units that are not core to the Debtors' automotive operations; (c) ceasing operations at facilities that cannot generate a positive return in the foreseeable future and which, in the aggregate, have been responsible for approximately $46.7 million in cash losses during fiscal year 1997; and (d) exploring new business opportunities and new avenues of restructuring designed to augment future cash flow through expansion into more profitable business sectors. See "SELECTED HISTORICAL FINANCIAL DATA -- Management's Discussion and Analysis of Results of Operations" and "PROJECTIONS -- Projections -- Pro Forma Forecasted Cash Flow." The Debtors have actively solicited, on a worldwide basis, third-party investors or purchasers for certain operating units such as the Doehler-Jarvis Entities. Although offers to acquire the Debtors or segments thereof have been received from several sources, none offers the prospects of a consensual plan with recoveries regarded as acceptable to representatives of all the major constituencies in the Chapter 11 Cases. Moreover, the nature of the Debtors' businesses is such that new business is awarded years in advance of the commencement of production. See "BACKGROUND -- Operations Description." The Debtors believe that a protracted period in chapter 11 will preclude the Debtors from successfully bidding on new programs, thus reducing the value of the Debtors in future years. The Debtors have, accordingly, concluded that the transactions contemplated by the Plan are the most expeditious means of providing for the Debtors' emergence from chapter 11 and preserving the value of their assets as a going concern for all parties in interest.

         During the course of the Debtors' Chapter 11 Cases, numerous discussions concerning the formulation of the Plan have taken place between and among the Debtors and the Debtors' principal creditor constituencies, primarily the Creditors' Committee and CIT. The discussions with the Creditors' Committee and CIT have included negotiations regarding, inter alia, the amount and nature of claims asserted in different classes (including the amount and nature of Disputed Claims and alternative treatment of such claims), the feasibility of various capital structures, the appropriateness of various levels of time and expense involved in resolving Plan disputes, the terms and amount of exit financing and the potential adverse impact of prolonged Chapter 11 Cases on the Debtors' businesses. The Plan is the result of numerous formal and informal discussions regarding the matters described above over a period of several months involving numerous constituencies in an attempt to derive a proposal acceptable to both secured and unsecured creditors of the Debtors.

         The Plan represents a compromise and settlement reached among the Debtors' principal creditor constituencies, most of which will relinquish, effective upon consummation of the Plan, potential legal and equitable arguments in exchange for the treatment and certainty provided by the Plan.

         Pursuant to the Final DIP Order, the Creditors' Committee reserved its right to object to and/or challenge: (i) the perfection of the liens and security interests of CIT, as agent for the Prepetition Lenders (the "Prepetition Agent"), and the Prepetition Lenders in and to the collateral under the Prepetition Financing Facility (collectively, the "Perfection Matters") within the earlier of (a) 60 days from the date of the Final DIP Order and (b) ten days preceding the date of the hearing to consider approval of any disclosure statement in any of the Debtors' Chapter 11 Cases; and (ii) the validity, allowability or status of the indebtedness incurred under the Prepetition Financing Facility, or the validity, extent or priority (other than to the extent any of the foregoing related to the Perfection Matters) of the liens and security interests of the Prepetition Agent and the Prepetition Lenders in and to the collateral under the Prepetition Financing Facility (collectively, the "Avoidance Matters") within the earlier of (y) 270 days from the date of the Final DIP Order (which was March 9, 1998) and (z) ten days preceding the date of the hearing to consider approval of any disclosure statement in any of the Debtors Chapter 11 Cases.

         On August 8, 1997, the Creditors' Committee filed a complaint with respect to the Perfection Matters that challenged the perfection of certain of the liens and security interests of the Prepetition Agent and the Prepetition Lenders in and to the collateral under the Prepetition Financing Facility (the "Complaint"). The Creditors' Committee subsequently entered into several letter agreements with the Prepetition Agent extending the time within which the Prepetition Agent and the Prepetition Lenders had to file an answer to the Complaint. The Creditors' Committee and the Prepetition Lenders at that time wanted to avoid the costs and expenses of litigation while at the same time preserving all of their respective rights. In this regard, pursuant to a stipulation and order entered by the Bankruptcy Court on March 5, 1998 (the "CIT Stipulation"), the Creditors' Committee withdrew its Complaint without prejudice to its right to refile a complaint with respect to the Perfection Matters within 90 days from the entry of the CIT Stipulation or such later date as the Creditors' Committee and the Prepetition Agent mutually agreed to (the "Filing Deadline"). The CIT Stipulation provided that if the Creditors' Committee did not file a complaint on Perfection Matters by the Filing Deadline, the Complaint would be deemed dismissed with prejudice and the Creditors' Committee would no longer have the right or power to object to and/or challenge any Perfection Matters. The

CIT Stipulation also extended the Creditors' Committee's deadline to object to and/or challenge Avoidance Matters to be coterminous with the Filing Deadline. Both the Filing Deadline and the deadline to object to and/or challenge Avoidance Matters were subsequently extended by stipulation of the Creditors' Committee and the Prepetition Agent to (i) the earlier of (a) September 30, 1998 or (b) ten days preceding the date of the hearing to consider approval of any disclosure statement in any of the Debtors' Chapter 11 Cases or (ii) such later date as may be mutually agreed to in writing by the Creditors' Committee and the Prepetition Agent.

         If the Commitment letter contains terms and conditions that are acceptable to the Debtors and the Creditors' Committee, and if the Debtors and the Creditors' Committee believe that it is fair and reasonable and in the best interests of creditors and the Debtors to do so, the Plan will provide CIT (in its capacity as the Prepetition Agent) and the Prepetition Lenders with a release from any Causes of Action relating to the Perfection Matters and the Avoidance Matters.

         As a result of the negotiations between the Debtors and their advisors and the Creditors' Committee and its advisors and the consensual nature of the Plan, the Creditors' Committee has become a co-proponent of the Plan.

         C. Classification and Treatment of Claims and Interests Under the Plan.

         Section 1123(a)(1) of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors (other than administrative expenses and priority tax claims) and the interests of its equity holders. Section 1122 of the Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or interest of a creditor or equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Plan places Priority Claims, Prepetition Lenders' Claims, Miscellaneous Secured Claims, PBGC Claims, General Unsecured Claims, Convenience Claims, PIK Preferred Stock, Old Common Stock, Subsidiary Common Stock and Old Other Interests in separate Classes. The Debtors believe they have classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code. If a creditor or equity interest holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications to the classification of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation.

         Except to the extent that such modification of classification adversely affects the treatment of a holder of a Claim or Interest and requires resolicitation, acceptance of the Plan by any holder of a Claim or Interest pursuant to this Solicitation will be deemed to be a consent to the Plan's treatment of such holder of a Claim or Interest regardless of the Class as to which such holder of a Claim or Interest is ultimately deemed to be a member.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims or Interests affected do not consent to the treatment afforded them under the Plan.

         The Plan categorizes the Claims against and Interests in the Debtors into ten (10) Classes. In accordance with the Bankruptcy Code, Administrative Expenses and Priority Tax Claims are not classified into Classes. The Plan also provides that expenses incurred by the Debtors during the Chapter 11 Cases will be paid in full and specifies the manner in which the Claims and Interests in each Class are to be treated. To the extent that the terms of this Disclosure Statement vary with the terms of the Plan, the terms of the Plan shall be controlling.

              1.  Treatment of Administrative Expenses and Certain Priority
Claims.

                 (a) Administrative Expenses consist of (a) any cost or expense of administration of the Chapter 11 Cases allowable under section 503(b) of the Bankruptcy Code, including, without limitation, the fees and expenses of the Professionals employed by the Debtors and the Creditors' Committee, (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court and (c) all fees or charges assessed against the Debtors' estates under title 28, United States Code, section 1930. Such Administrative Expenses include, for example, costs incurred in the operation of the Debtors' businesses after the commencement of the Chapter 11 Cases, postpetition taxes, if any, and certain other obligations arising after the commencement of the Chapter 11 Cases.

                 Assuming that neither significant litigation nor objections are filed with respect to the Plan and assuming the Plan is confirmed in [ ] [ ], 1998, the Debtors estimate that unpaid Administrative Expenses as of the Effective Date are not expected to exceed approximately $___ million. Such amount also includes the statutory fees payable to the United States Trustee, which the Debtors estimate should not exceed $___. The Debtors' estimate of Administrative Expenses does not include amounts that will be payable in the ordinary course of business by the Reorganized Debtors under the Debtors' retiree health programs that will be assumed under the Plan.

                 Under the Plan, each holder of an allowed Administrative Expense (including, without limitation, all compensation and reimbursement of expenses pursuant to sections 327, 328, 329, 330, 331, 503(b)(1), 503(b)(4) or
1103 of the Bankruptcy Code) will be paid 100% of the unpaid allowed amount of such Administrative Expense in Cash on or as soon as reasonably practicable after the later of: (a) the Effective Date; or (b) the date such Administrative Expense becomes allowed, provided, however, that an allowed Administrative Expense representing obligations incurred in the ordinary course of business consistent with past practices, shall be paid in full or performed by the Debtors or Reorganized Debtors, as the case may be in accordance with its terms and conditions, in the ordinary course of business, consistent with past practices, provided, further, however, that an allowed Administrative Expense may be paid on such other terms and conditions as are agreed to between holder of an allowed Administrative Expense and (i) the Debtors, upon prior written consent of the Creditors' Committee, or (ii) following the Effective Date, the Reorganized Debtors,.

                 (b) Priority Tax Claims. A Priority Tax Claim is any Claim against the Debtor of the type specified in section 507(a)(8) of the Bankruptcy Code. These Claims consist of certain unsecured Claims of governmental units for taxes. The Debtors estimate that Priority Tax Claims will not exceed [$3,068,000].

                 Under the Plan, with respect to each Allowed Priority Tax Claim, at the option of the Debtors upon prior written consent of the Creditors' Committee, and following the Effective Date, at the option of the Reorganized Debtors, the holder of an Allowed Priority Tax Claim will be entitled to receive on account of such Allowed Priority Tax Claim: (a) equal Cash payments made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the Plan Rate; (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors or the Reorganized Debtors, as the case may be, provided such treatment is on more favorable terms to the Debtors or the Reorganized Debtors, as the case may be, than the treatment set forth in clause
(a) hereof, upon prior written notice to the Creditors' Committee; or (c) payment in full, in cash, on or as soon as practicable after the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim. The Debtors or Reorganized Debtors, as the case may be, will have the right, in their sole discretion, to prepay the Allowed Priority Tax Claim without penalty of any sort or nature.

                 2. Class 1--Priority Claims. Class 1 consists of all Claims which are entitled to priority in payment under section 507(a) of the Bankruptcy Code, other than Administrative Expenses and Priority Tax Claims. Priority Claims include Claims for wages, salaries and contributions to employee benefit plans, to the extent that such Claims are entitled to priority under section 507(a) of the Bankruptcy Code. In light of the payments already made pursuant to the Prepetition Wage and Benefits Order (see "THE CHAPTER 11 CASE -- Prepetition Wage and Benefits Order"), the Debtors believe that there will be no Priority Claims against their estates.

                 Unless otherwise agreed by the holder of an Allowed Priority Claim and (i) the Debtors, upon prior written consent of the Creditors' Committee, or (ii) following the Effective Date, the Reorganized Debtors, each holder of an Allowed Priority Claim will be paid 100% of the unpaid Allowed amount of such Claim in Cash on or as soon as practicable after the later of:
(a) the Effective Date, or (b) the date such Priority Claim becomes an Allowed Priority Claim.

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to holders of Priority Claim are in full settlement, release and discharge of each holder's Priority Claim.

              Class 1 is Unimpaired and holders of Priority Claims are conclusively presumed to have accepted the Plan and solicitation of acceptances from holders of Class 1 Claims is not required under the Bankruptcy Code.

              3. Class 2--Prepetition Lenders' Claims. Class 2 consists of any Claims against the Debtors by the Prepetition Lenders arising under the Prepetition Credit Facility. The Prepetition Lenders' Claims are secured. The Prepetition Lenders' Claims will be allowed in full. For purposes of the Plan, the Debtors estimate that the aggregate principal amount of the Prepetition Lenders' Claims will be approximately [$116] million (not including outstanding letters of credit) which reflects amounts due and owing under the Prepetition Credit Facility.

              With respect to each Allowed Prepetition Lenders' Claim, at the option of the Debtors, upon the prior written consent of the Creditors' Committee, and following the Effective Date, at the option of the Reorganized
Debtors: (a) the Debtors or the Reorganized Debtors, as the case may be, will pay such Allowed Prepetition Lenders' Claim, in full, in Cash; or (b) the Debtors or the Reorganized Debtors, as the case may be, will provide such other treatment agreed to by the holder of such Allowed Prepetition Lenders' Claim and the Debtors or the Reorganized Debtors, as the case may be.

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to the holder of an Allowed Prepetition Lenders' Claim are in full settlement, release and discharge of each holder's Prepetition Lenders' Claim and all other Claims against any and all of the Debtors, if any, of the holders directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Allowed Prepetition Lenders' Claim was based.

              Class 2 is Impaired and holders of such Claims will be entitled to vote to accept or reject the Plan. See "THE PLAN -- Discussion with Constituencies."

              4. Class 3--Miscellaneous Secured Claims. Class 3 consists of any Claim against the Debtor that is a secured claim under section 506(a) of the Bankruptcy Code other than a Prepetition Lenders' Claim. The Debtors estimate that Miscellaneous Secured Claims will aggregate approximately $8.1 million.

              Each holder of a Class 3 Miscellaneous Secured Claim will be deemed to be in a separate Class for classification, voting and distribution purposes under the Plan.

              With respect to each Allowed Miscellaneous Secured Claim, at the option of the Debtors, upon prior written consent of the Creditors' Committee, to be exercised on the Effective Date, or such other date as the Bankruptcy Court may determine, such Claim shall be treated pursuant to any of the following alternatives: (A) the Debtors or Reorganized

Debtors, as the case may be, will execute a written undertaking in favor of the holder of such Claim, whereby the Debtors or Reorganized Debtors, as the case may be, assumes such Claim and leaves unaltered such holder's legal, equitable and contractual rights with respect to such Claim, (B) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, the Debtors or Reorganized Debtors, as the case may be, will (1) cure any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (2) reinstate the maturity of such Claim as such maturity existed before such default, (3) compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law and (4) execute a written undertaking in favor of such holder, whereby the Debtors or Reorganized Debtors, as the case may be, assumes such Claim and, except as permitted in clauses (1), (2) and (3) hereof, does not otherwise alter the legal, equitable or contractual rights of such holder with respect to such Claim, or (C) the Debtors or Reorganized Debtors, as the case may be, will provide such other treatment agreed to by the holder of such Allowed Miscellaneous Secured Claim and the Debtors or the Reorganized Debtors.

              Notwithstanding the foregoing, the Debtors, upon prior written consent of the Creditors' Committee, and following the Effective Date, the Reorganized Debtors, may elect by sending written notice to the affected creditor on or before the Confirmation Date to (x) pay the holder of such Allowed Miscellaneous Secured Claim the Allowed Amount thereof, in Cash; (y) distribute to the holder of an Allowed Claim in Class 3 the property securing such holder's Claim, in which event such holder shall be entitled within thirty
(30) days of such election to file a proof of claim for any deficiency entitled to treatment as a Claim in Class 5 or 6, as applicable, or be forever barred from thereafter asserting a Deficiency Claim against the Debtors or Reorganized Debtors; or (z) provide to such holder such treatment, including deferred Cash payments, as shall be consistent with section 1129(b) of the Bankruptcy Code.

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to holders of Miscellaneous Secured Claims are in full settlement, release and discharge of each holder's Miscellaneous Secured Claim.

              Class 3 is Impaired and holders of such Claims shall be entitled to vote to accept or reject the Plan.

              5. Class 4--PBGC Claims. The holders of the Allowed PBGC Claims will receive the treatment provided under the PBGC Agreement.

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to the holder of a PBGC Claims are in full settlement, release and discharge of each holder's PBGC Claim and all other Claims against any and all of the Debtors, if any, of the holders directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Allowed PBGC Claim was based.

              Class 4 is Impaired and holders of the PBGC Claims are entitled to vote to accept or reject the Plan.

              6. Class 5--General Unsecured Claims. Class 5 consists of all Unsecured Claims against the Debtors. The Debtors estimate that the aggregate amount of General Unsecured Claims that will be Allowed is approximately $[500] million. The aggregate Senior Notes Claims within Class 5 shall be deemed Allowed in the amount of $_____, consisting of an aggregate Allowed Claim of $______ in respect of the 12% Senior Notes Claims and an aggregate Allowed Claim of $________ in respect of the 11 1/8% Senior Notes Claims.

              On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Claim in Class 5 will receive a number of shares of New Common Stock equal to the product of (a) such holder's Allowed General Unsecured Claim multiplied by (b) the Equity Factor. The Equity Factor was derived by taking the maximum shares authorized for distributions to Class 5 claimants (20 million) and dividing such number of shares by the maximum amount of estimated Allowed Class 5 Claims (currently estimated at [$900 million]) (the "Maximum Estimated Class 5 Claims"). As the Debtors continue to reconcile Claims in Class 5, the Debtors shall, prior to the Effective Date and with the consent of the Creditors' Committee, reduce the Maximum Estimated Class 5 Claims, thus increasing the Equity Factor. An increase in the Equity Factor would result from the Debtors' determination that Maximum Estimated Class 5 Claims are less than $[900] million.

              In addition, on the Rights Issue Date, each holder of a General Unsecured Claim that has not been Disallowed as of the Confirmation Date will be entitled to receive its pro rata share (determined by dividing the amount of such holder's General Unsecured Claim to the extent it has not been Disallowed as of the Confirmation Date by the total amount of General Unsecured Claims that have not been Disallowed as of the Confirmation Date) of:

                  (a) 100% of the Rights issued under the Rights Plan, all of which shall be issued on the Rights Issue Date and exercisable on or prior to the Rights Expiration Date by any holder of such Right to the extent that such holder's General Unsecured Claim has not been Disallowed as of the Confirmation Date, with the New Junior Secured Debentures underlying those Rights exercised to be paid for in Cash at par and issued on the Effective Date, all in accordance with the terms and conditions as set forth in the Rights Plan; and

                  (b) 100% of the Oversubscription Options issued under the Rights Plan, all of which shall be issued on the Rights Issue Date and exercisable on or prior to the Rights Expiration Date, by any holder of such Oversubscription Option to the extent that such holder's General Unsecured Claim has not been Disallowed as of the Confirmation Date, with the New Junior Secured Debentures underlying those Oversubscription Options exercised to be paid for in Cash at par and issued on the Effective Date, all in accordance with the terms and conditions as set forth in the Rights Plan.

              There will not be a Rights Plan and no New Junior Secured Debentures will be issued to the extent that the Debtors enter into an Alternative Financing Transaction in substitution for the New Junior Secured Debentures.

              For a description of the New Junior Secured Debentures, Rights and Oversubscription Options, see "THE PLAN -- Reorganization Securities."

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to the holders of General Unsecured Claims are in full settlement, release and discharge of each holder's General Unsecured Claim.

              Class 5 is Impaired and holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

              7. Class 6--Convenience Claims. Class 6 consists of any general unsecured Claim which is (a) in an amount equal to $500 or less or (b) in an amount greater than $500, but which is reduced pursuant to section 7.20 of the Plan to an amount of $500 or less. The Debtors estimate that Allowed Convenience Claims not including Claims that are reduced to $500 in accordance with Section
7.20 of the Plan, will total approximately $[355,000]. Each holder of an Allowed Convenience Claim will receive cash, on the Effective Date or such later date as such Claim becomes an Allowed Claim, equal to 100% of the Allowed amount of such Claim.

              Each holder of a claim in Class 5 may elect, in the ballot by which it votes to accept or reject the Plan, to reduce the amount of its Claim to $500 or less and thereby be deemed a holder of a Claim in Class 6 for purposes of voting and payment under the Plan. Any such election shall be effective only upon the receipt thereof by the Debtors prior to the Confirmation Date. Once the election is made, and received by the Debtors, such election shall be irrevocable, but shall not prevent the Debtors or other parties in interest from objecting to such Claim as reduced.

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to the holders of Convenience Claims are in full settlement, release and discharge of each holder's General Unsecured Claim and Convenience Claim.

              Class 6 is Impaired and holders of Convenience Claims are entitled to vote to accept or reject the Plan.

              8. Class 7--PIK Preferred Stock. Class 7 consists of all Interests represented by PIK Preferred Stock. If Class 7 votes to accept this Plan, on the Effective Date or as soon as thereafter as is practicable, each holder of an Allowed Interest in Class 7 shall receive its pro rata share (determined by dividing the amount of such holder's Allowed PIK Preferred Stock Interest by the total amount of PIK Preferred Stock Interests that have not been Disallowed as of the Effective Date) of 66.67% of New Warrants. In the event that Class 7 does not vote to accept the Plan, the holders of Interests in Class 7 shall receive no distributions of any kind under the Plan in respect of those Interests. [TO COME]

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to the holders of PIK Preferred Stock Interests shall be in full settlement, release and discharge of each holder's PIK Preferred Stock Interests and all other Claims against or Interests in any and all of the Debtors, if any, directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such PIK Preferred Stock Interest was based.

              Class 7 is Impaired and holders of PIK Preferred Stock Interests are entitled to vote to accept or reject the Plan.

              9. Class 8--Old Common Stock. Class 8 consists of all Interests represented by the Old Common Stock. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Interest in Class 8 shall receive its pro rata share (determined by dividing the amount of such holder's Allowed PIK Preferred Stock Interest by the total amount of PIK Preferred Stock Interests that have not been Disallowed as of the Effective
Date) of 33.33% of New Warrants, provided, however, that in the event Class 7 or Class 8 does not vote to accept the Plan, the holders of Interests in Class 8 shall receive no distributions of any kind under the Plan in respect of those Interests. [TO COME]

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to the holders of Old Common Stock Interests are in full settlement, release and discharge of each holder's Old Common Stock Interests and all other Claims against or Interests in any and all of the Debtors, if any, of such holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Old Common Stock Interests was based.

              Class 8 is Impaired and holders of Old Common Stock Interests are entitled to vote to accept or reject the Plan.

              10. Class 9--Subsidiary Common Stock. Class 9 consists of all Subsidiary Common Stock. Subsidiary Common Stock consists of stock held by Debtors in their various Debtor subsidiaries. Subject to the Combination Transactions, each holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest.

              As more specifically set forth in, and without in any way limiting, Section 11.1 of the Plan, the distributions provided to the holder of a Subsidiary Common Stock Interests are in full settlement, release and discharge of each holder's Subsidiary Common Stock Interests and all other Claims against any and all of the Debtors, if any, directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Subsidiary Common Stock Interests was based.

              Class 9 is Impaired but holders of Subsidiary Common Stock Interests are the proponents of this Plan and are conclusively presumed to have accepted the Plan.

              11. Class 10--Old Other Interests. Class 10 consists of all Old Other Interests. On the Effective Date, all Old Other Interests will be canceled and no distributions will be made in respect of Class 10.

              In accordance with the Bankruptcy Code, because Class 10 receives no distribution under the Plan, holders of Old Other Interests are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan.

     D.  Conditions to and Means for Consummation of the Plan.

              1. Substantive Consolidation.

         The Plan is predicated upon the Bankruptcy Court entering the Confirmation Order, which, among other things, grants the substantive consolidation of the Debtors' Chapter 11 Cases solely for the purposes of the Plan, the distribution and other transactions contemplated thereby. Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in those chapter 11 cases involving affiliated debtors. As contrasted with joint administration (see "The Chapter 11 Cases - Continuation of Business; Stay of Litigation"), substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors (to be substantively consolidated); all the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of any of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation does not affect the debtors' separate corporate existence or independent ownership of property for any purpose other than for classification of the claims, voting on the plan and making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

         Factors evaluated by the Bankruptcy Court when deciding whether substantive consolidation is appropriate include: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit; (ii) whether the affairs of the Debtors are so entangled that consolidation would benefit creditors and (iii) whether prejudice to the creditors would result from not consolidating the Debtors. The Bankruptcy Court will review the record to determine whether substantive consolidation results in fairness to creditors.

         The Debtors believe that substantive consolidation is justified. Throughout their history, the Debtors have operated as a single integrated company. Publicly issued financial statements were presented on a consolidated basis. Additionally, the Debtors marketed their products to customers as a single business enterprise. Accordingly, the Debtors surmise that creditors often ignored corporate distinctions between and among the Debtors and did not rely on corporate distinctions in providing services and goods and extending credit. Intercompany loans were numerous and strict observance of corporate formalities did not exist. Other factors that weigh in favor of substantive consolidation in these Chapter 11 Cases include combined business functions, a consolidation of financial statements for the collective Debtors and the prohibitive costs and resources that would be required to track all intercompany transactions on a company-by-company basis. As evidence of the need for substantive consolidation, creditors, unsure of the identify of their obligors, have filed proofs of claim against each of the Debtors.

         As discussed above, the Plan contemplates and is predicated upon the substantive consolidation of the Chapter 11 Cases of all the Debtors into a single Chapter 11 Case solely for the purposes of the Plan, the Distributions and all actions with respect to confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Court, but subject to the occurrence of the Effective Date: (i) all intercompany Claims by and among the Debtors will be eliminated; (ii) solely for the purposes of the Plan and the Distributions and transactions contemplated hereby, all assets and liabilities of the Debtors will be treated as if they had been merged; (iii) all cross-corporate guarantees of the Debtors will be eliminated;
(iv) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors will be deemed to be one obligation of the consolidated Debtors; (v) any Claims filed or to be filed in connection with any such obligation and any corresponding guarantees will be deemed one Claim against the consolidated Debtors; (vi) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors will be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Case and shall be deemed joint and several obligations of all of the Debtors on the Confirmation Date; (vii) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one claim survives against the consolidated Debtors but in no way shall be deemed Allowed; and (viii) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off, to be one entity so that, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other person, shall be discharged, released and of no further force and effect. Notwithstanding the provisions of this paragraph, subject to the Combination Transactions, each of the Debtors shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities.

         Certain holders of Claims against Kingston-Warren and Hayes-Albion have contended and may contend that they would receive a greater distribution than that contemplated by the Plan if the Chapter 11 Cases were not consolidated and, instead, each of Kingston-Warren and Hayes-Albion filed its own chapter 11 plan. Certain holders of Claims against Kingston-Warren and Hayes-Albion have argued that they may have certain Causes of Action against various of the Debtors' other creditor constituencies in connection with the Doehler-Jarvis Acquisition. In addition, certain holders of Claims against the Doehler-Jarvis Entities have asserted that due to certain prepetition practices of the Debtors (including, without limitation, the practice of providing customers with price concessions from the Doehler-Jarvis Entities for the benefit of Kingston-Warren and Hayes-Albion), the holders of Claims against the Doehler-Jarvis Entities may be entitled to a greater distribution than holders of Claims against the other Debtors.

         The Debtors have demonstrated in the liquidation analysis attached hereto that non-accepting holders of Claims against Kingston-Warren, Hayes-Albion and the Doehler-Jarvis Entities would not receive more in a chapter 7 liquidation than they would be entitled to receive under the Plan. Moreover, for the reasons described above, the Debtors and Creditors' Committee believe that it is highly questionable whether holders of Claims against Kingston-Warren, Hayes-Albion and the Doehler-Jarvis Entities would receive a greater distribution on an unconsolidated basis.

         In addition, the Debtors and the Creditors' Committee believe that the Causes of Action would involve substantial discovery and litigation. Due to the competitive nature of the Debtors' businesses, it is extremely important for the Debtors to emerge from bankruptcy expeditiously. The delay that would inevitably result from discovery and litigation of these issues would have significant negative impact on the Debtors' ability to take advantage of new business opportunities and successfully reorganize their business operations, and would reduce the recoveries of creditors of all of the Debtors. The Debtors and the Creditors' Committee also believe that it is clear that any confirmable chapter 11 plan for the Debtors would provide holders of Claims solely with equity in the Reorganized Debtors. For this reason, even if the holders of Claims against Kingston-Warren, Hayes-Albion and the Doehler-Jarvis Entities were successful in their litigation efforts and managed to receive a larger proportion of the equity than other unsecured creditors, the actual value of their recovery may be diminished due to the attendant diminution in the value of the Reorganized Debtors' equity resulting from the Debtors' delayed emergence from chapter 11, as well as the significant expenses that would be incurred as a result of such litigation. If a holder of a Claim against or Interest in any Debtor believes that recoveries would be enhanced by pursuing Causes of Action taking into account, among other reasons, the concomitant risks of any such course of action, such holder should consider voting against the Plan.

         Due to the Debtors' need to emerge from chapter 11 expeditiously and the speculative nature of the Claims and Causes of Action discussed above, the Debtors and the Creditors' Committee firmly believe that the Plan, and substantive consolidation of the Debtors contemplated thereby, are in the best interests of the Debtors, their estates and all of their creditor constituencies.

              2. Principal Plan Documents.

         The following is a brief summary of the principal documents to be entered into by the Reorganized Debtors in connection with the Plan. To the extent available, the Debtors will file the principal Plan documents with the Bankruptcy Court no later than five (5) Business Days prior to the hearing to consider confirmation of the Plan.

         On or before the Confirmation Date, the appropriate Debtors and the other parties will execute and deliver the principal Plan documents. Such documents will not be binding on the Debtors until the Effective Date has occurred, at which time they shall become binding automatically on the applicable Reorganized Debtors.

         The following description is qualified in its entirety by reference to the definitive documents, the forms of which will be filed with the Bankruptcy Court. With respect to any inconsistency between the following description and the actual document, the actual document will control.

                  (a) New Certificate of Incorporation and New By-Laws.

         On the Effective Date, Reorganized Harvard will adopt its New Certificate of Incorporation, the principal effects of which are: (i) to authorize 50,000,000 shares of New Common Stock (of which up to 20,000,000 shares will be reserved for issuance to holders of Class 5 Claims under the
Plan) and 50,000,000 shares of Preferred Stock (none of which will be issued or outstanding upon the consummation of the Plan); (ii) to provide for the cancellation of the PIK Preferred Stock, Old Common Stock and Old Other Interests; (iii) to provide for the indemnification of officers and directors to the fullest extent permitted by section 145 of the DGCL and (iv) to prohibit the issuance of non-voting equity securities, as and to the extent required by section 1123(a)(6) of the Bankruptcy Code. The New Certificates of Incorporation for each of the other Reorganized Debtors shall contain a prohibition on the issuance of nonvoting equity securities to the extent, and only to the extent, required by section 1123(a)(6) of the Bankruptcy Code.

         The New Certificate of Incorporation will also provide that a director of Reorganized Harvard will not be personally liable to Reorganized Harvard or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to Reorganized Harvard for non-compliance with federal or state securities laws.

         Subject to the Combination Transactions, the Debtors will file with the Bankruptcy Court prior to the Confirmation Hearing the New Certificate of Incorporation and New By-Laws for each of the Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, each of the Reorganized Debtors shall file with the Secretary of State of the State of Delaware in accordance with sections 103 and 303 of the DGCL, its New Certificate of Incorporation and New By-Laws.

         On the Effective Date, the New By-Laws shall become the by-laws of the Reorganized Debtors.

                  (b) PBGC Agreement.

         The PBGC and Debtors have entered into an agreement in principle under which the 1994 PBGC Settlement Agreement will be terminated. In addition, as part of that new agreement, the PBGC will forebear from asserting remedies under ERISA against the Reorganized Debtors or the Doehler-Jarvis Pension Plan in connection with the cessation of operations of Doehler-Jarvis' Toledo, Ohio facility or upon the implementation of initial exit financing or certain subsequent refinancings thereof. The PBGC's forebearance will be conditioned upon the Reorganized Debtors meeting their minimum funding obligations to all

Harvard Pension Plans on a timely basis, the Doehler-Jarvis Pension Plan not being merged with any of the other Reorganized Harvard pension plans, and certain other conditions. [The Debtors understand that the Creditors Committee supports this agreement in principle.]

         The new agreement calls for security to be provided to the PBGC in the form of a pledge of New Common Stock. The amount of Common Stock pledged will be determined as if the PBGC had a Class 5 Claim in the amount of $18.7 million.

         The principal terms governing the pledged stock are as follows:

               o The pledged stock will be held by an Escrow Agent approved by the PBGC, the Debtors and the Creditors Committee;

               o The pledged stock will be released from Escrow and returned to Reorganized Harvard as contributions are made to the Doehler-Jarvis Pension Plan;

               o Unreleased pledged stock will be contributed to the Doehler-Jarvis Pension Plan in satisfaction of unpaid minimum funding contributions if contribution deadlines are missed, or for use by the PBGC to satisfy unpaid termination liabilities, if the Doehler-Jarvis Pension Plan is terminated, or if the Reorganized Debtors fail or become involved in subsequent reorganization proceedings;

               o The pledged stock will be subject to sale at any time, subject to, among other things, appropriate limitations as to the manner, timing and amount of sales, with the proceeds of such sale to continue to be held in escrow for release to Reorganized Harvard or to the PBGC, as provided above. The determination of whether to sell escrowed stock will be made by a third party approved by the PBGC and Debtors, based on prudent investment standards.

         Provided certain conditions are satisfied, the PBGC agreement will terminate when Reorganized Harvard obtains an investment grade credit rating, is acquired by a company with an investment grade credit rating or when the plan's underfunding has been substantially eliminated.

         The Reorganized Debtors will be subject to typical notice obligations. The terms described herein are subject to the negotiation and execution of a definitive agreement.

                  (c) Post-Confirmation Credit Agreement.

         The Debtors have received from CIT a commitment letter to provide a Post-Confirmation Credit Facility to refinance present debt incurred under the DIP Facility and provide working capital loans thereafter, subject to certain terms and conditions. Pursuant to this commitment letter, CIT has committed to provide a $125 million facility comprised of a $75 million revolving credit facility with a $25 million sub-limit on letters of credit and a $50 million term loan. The proposed CIT Facility has an initial term of five years from the Effective Date. The loans are to be secured by substantially all the assets of the Reorganized Debtors. The term loan portion of the commitment letter provides for amortization on an annual basis as follows:

                   Year 1                                     $1,500,000
                   Year 2                                     $1,500,000
                   Year 3                                     $7,500,000
                   Year 4                                     $7,500,000
                   Year 5                                     $7,500,000
                   Maturity                                  $24,500,000
                                                             -----------

                                       Total                 $50,000,000


         Interest is to be computed and payable monthly on (i) the outstanding revolving loans at a rate equivalent to The Chase Manhattan Bank Rate plus 50 basis points (0.50%) per annum or, at the Borrowers' option, LIBOR plus two hundred fifty basis points (2.50%) per annum; and (ii) the term loan at a rate equivalent to The Chase Manhattan Bank Rate plus seventy-five basis points (0.75%) per annum or, at the Borrowers' option, LIBOR plus three hundred basis points (3.00%) per annum. The Debtors and the Creditors' Committee are reviewing the terms and conditions of the commitment letter.

                  (d) New Junior Secured Debentures Indenture.

         As part of the consideration to be distributed to holders of General Unsecured Claims, such holders (so long as their Claims have not been Disallowed prior to the Effective Date) may receive Rights and Oversubscription Options to purchase New Junior Secured Debentures in a principal amount of $44 million. The New Junior Secured Debentures Indenture, the principal terms of which are summarized below under "Reorganization Securities -- New Junior Secured Debentures," will be issued pursuant to the New Junior Secured Debentures Indenture, substantially in the form to be attached as Exhibit "L" to the Plan. The New Junior Secured Debentures Indenture will be qualified under the Trust Indenture Act.

         The New Junior Secured Debentures Indenture provides that the New Junior Secured Debentures will be secured by substantially all of the assets and properties of the Reorganized Debtors subject only to the liens that will secure the Reorganized Debtors' obligations to the lenders under the Post-Confirmation Credit Facility and such other liens as may be acceptable to the holders of the New Junior Secured Debentures. The relative rights and priorities of the New Indenture Trustee to exercise remedies with respect to such collateral will be governed by the terms of the New Junior Secured Debentures Indenture and limited by the Intercreditor Agreement.

         The New Junior Secured Debentures will bear interest at the greater of
(i) 13% per annum and (ii) 150 basis points above the highest rate in effect from time to time on any term loan under the Post-Confirmation Credit Facility. The New Junior Secured Debentures will mature on the fifth (5th) anniversary of the Effective Date. The Reorganized Debtors may prepay the New Junior Secured Debentures at any time with a prepayment premium of 3% of the aggregate principal amount of New Junior Secured Debentures to be prepaid.

         The New Junior Secured Debentures Indenture will contain the following covenants, among others:

                      (i) The Reorganized Debtors will not grant additional liens, except for lien for financing new equipment and machinery purchases and acquisitions, provided that such liens are only against the purchased or acquired assets.

                      (ii) The Reorganized Debtors will not incur, create, assume become or be liable in any manner with respect to, or permit to exist, any indebtedness except (x) indebtedness to the lenders under the Post-Confirmation Credit Facility, (y) indebtedness permitted under the Post-Confirmation Credit Facility and (z) indebtedness outstanding under the New Junior Secured Debentures.

                      (iii) The Reorganized Debtors, without prior written consent of the holders of the New Junior Secured Debentures, (y) shall not request or become liable in any manner with respect to, or permit to exist any advance under the Post-Confirmation Credit Facility that would, after giving effect thereto, cause all such advances under the Post-Confirmation Credit Facility to exceed the aggregate amount of advances permitted under the borrowing base formula in effect under the Post-Confirmation Credit Facility as of the Effective Date (the "Effective Date Formula"), plus an agreed upon overadvance amount, and (z) shall not request, permit or consent to any waiver, modification or amendment to the Effective Formula.

         Other covenants applicable to the Reorganized Debtors will address, among other things, dividends and restricted payments, incurrence of certain indebtedness and restrictions on certain actions and liquidation priorities.

         The New Junior Secured Debenture Indenture will contain customary events of default, empowering the Indenture Trustee thereunder, if instructed by the requisite holders of the New Junior Secured Debentures and subject to the terms of the Intercreditor Agreement, to accelerate such obligations as provided therein:

         No New Junior Secured Debentures will be issued to the extent that the Debtors enter into an Alternative Financing Transaction in substitution of the New Junior Secured Debentures.

                  (e) Alternative Financing Transaction Documents.

         The Plan contemplates that prior to the Confirmation Date, (i) the Debtors and the Creditors' Committee will seek to replace the Post-Confirmation Credit Facility and/or the New Junior Secured Debentures with an Alternative Financing Transaction. It is the expectation of the Proponents, during the period up to the Effective Date, that the Proponents, along with their respective advisors, will actively solicit and obtain an Alternative Financing Transaction which shall include more favorable terms to the Debtors than those contained in the Post-Confirmation Credit Facility and/or the New Junior Secured Debentures. There can be no assurances that the Proponents shall have obtained such an Alternative Financing Transaction as of the Effective Date. In the event the Debtors enter into an Alternative Financing Transaction, copies of all loan documents in respect of any Alternative Financing Transaction, if available, will be filed no later than three (3) Business Days before the Confirmation Hearing but in no event later than five (5) Business Days prior to the Effective Date.

              3. Reorganization Securities.

         The following is a brief summary of the Reorganization Securities that will be issued pursuant to the Plan. The issuance of New Common Stock, Rights, Oversubscription Options, New Junior Secured Debentures and New Warrants by Harvard or Reorganized Harvard will be authorized by and reserved under the Plan without the need for any further corporate actions.

                      (a) New Common Stock.

         Pursuant to the Plan, the Reorganized Debtors shall reserve for issuance [20] million shares of New Common Stock having a par value of $0.01 per share, for holders of Allowed Claims in Class 5. All PIK Preferred Stock, Old Common Stock and Old Other Interests shall be canceled pursuant to the Plan.

         Subject to the preferential rights of any series of Preferred Stock which may be issued by Harvard, and to any restrictions on payment of dividends imposed by the Post-Confirmation Credit Agreement, the New Junior Secured Debentures Indenture or the Alternative Financing Transactions, as the case may be, the holders of New Common Stock will be entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by the New Board of Directors of Reorganized Harvard from funds, property or stock legally available therefor, and will be entitled after payment of all prior claims, to receive pro rata all assets of the Reorganized Debtors upon the liquidation, dissolution or winding up of the Reorganized Debtors. Holders of New Common Stock have no redemption, conversion or preemptive rights to purchase or subscribe for securities of the Reorganized Debtors. Any offer to redeem, purchase or acquire any shares of New Common Stock by Harvard shall be made pro rata to all holders of New Common Stock.

         Except as required by law, the respective holders of New Common Stock shall vote on all matters as a single class and each holder of New Common Stock shall be entitled to one vote for each share of the New Common Stock that it owns. Holders of New Common Stock will not have cumulative voting rights.

                      (b) Rights and Oversubscription Options.

         Rights and Oversubscription Options to purchase up to $44 million of the New Junior Secured Debentures, at par, will be issued to holders of General Unsecured Claims in Class 5 that have not been Disallowed as of the Confirmation Date in accordance with the Rights Plan attached to the Plan as Exhibit "C". Holders of General Unsecured Claims in Class 5 that have not been Disallowed as of the Confirmation Date will also receive Oversubscription Options entitling each such holder to subscribe for additional New Junior Secured Debentures in any amount up to the full amount issued.

         On the Confirmation Date, the board of directors of each of the Debtors shall be deemed to have approved the Rights Plan and its implementation. On the Rights Issue Date (the date upon which the Confirmation Order becomes a Final Order), the Rights and Oversubscription Options shall be issued. On or before the Rights Expiration Date, any holder of Rights or Oversubscription Options that desires to exercise such Rights or Oversubscription Options to the extent its Claim has not been Disallowed, as applicable, shall follow the procedures for exercise of the Rights and/or Oversubscription Options contained in Section __ of the Rights Plan. To properly exercise the Rights and/or Oversubscription Options, each holder that has exercised the Rights and/or Oversubscription Options held by such holder shall deliver to the Debtors Cash in an amount sufficient to exercise in full all of the Rights and/or Oversubscription Options exercised by such holder in accordance with the terms of the Rights Plan.

         In the event the New Junior Secured Debentures are oversubscribed, the Debtors or Reorganized Debtors, as the case may be, shall return any unused Cash to the applicable holder.

         Pursuant to the Exercise Agreement, a copy of which is annexed to the Plan as Exhibit "B", the Purchasers have executed an Exercise Agreement, obligating them to exercise their Oversubscription Options in full.

                      (c) New Junior Secured Debentures.

         The New Junior Secured Debentures to be issued under the New Junior Secured Debenture Indenture will represent secured obligations of the Reorganized Debtors. The proceeds of the New Junior Secured Debentures will be used in part to satisfy the Debtors obligations to the Junior DIP Lenders arising under the Junior DIP Facility.

         The following summary of certain provisions of the New Junior Secured Debentures does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the New Junior Secured Debenture Indenture including the definitions therein of certain terms not defined herein and those terms made part of the New Junior Secured Debenture Indenture by reference to the Trust Indenture Act, as amended. The New

Junior Secured Debentures are subject to all such provisions, and holders of the New Junior Secured Debentures are referred to the New Junior Secured Debenture Indenture and the Trust Indenture Act for review thereof. All accounting terms used in the New Junior Secured Debenture Indenture, unless otherwise defined therein have the meanings customarily given thereto in accordance with generally accepted accounting principles as in effect on the date that the New Junior Secured Debenture Indenture becomes effective.

         The New Junior Secured Debentures will be secured obligations of the Reorganized Debtors, in the aggregate principal amount of up to $44 million. The New Junior Secured Debentures will mature on the fifth anniversary of the Effective Date. For a more complete description of the terms, covenants, events of default and other provisions with respect to the New Junior Secured Debentures, see "THE PLAN -- Conditions to and Means for Consummation of the Plan -- Principal Plan Documents -- New Junior Secured Debentures Indenture."

                  (d) New Warrants.

         If Class 7 votes accept the Plan, on the Effective Date, Reorganized Harvard will issue to the holders of Class 7 Interests, an aggregate number of New Warrants to purchase up to 3.333% of New Common Stock at a price per share based on a net equity value of Reorganized Harvard of [$500] million. If Class 7 and Class 8 vote to accept the Plan, Reorganized Harvard will issue to the holders of Class 8 Interests, an aggregate number of New Warrants to purchase up to 1.667% of New Common Stock at a price per share based on a net equity value of Reorganized Harvard of [$500] million. If Class 7 does not vote to accept the Plan, holders of Interests in Class 7 and Class 8 will receive no distributions under the Plan. If Class 7 votes to accept the Plan but Class 8 does not vote to accept the Plan, holders of Interests in Class 8 will receive no distributions under the Plan. The New Warrants will expire on the fifth anniversary of the Effective Date. Although under the priority schemes estimated by the Bankruptcy Code, holders of Class 7 and Class 8 Interests would not receive any distributions under the Plan, the purpose of the issuance of the New Warrants is to provide value to the holders of PIK Preferred Stock and Old Common Stock in the event that the value of the New Common Stock appreciates significantly. Specifically, the New Warrants will have no significant value until the New Common Stock appreciates sufficiently to provide an approximate recovery to the holders of Allowed Claims in Class 5 of 100%. The likelihood of such appreciation cannot be determined at this time and there can be no assurance that it will occur, if at all. A copy of the New Warrant Agreement is annexed as Exhibit "D" to the Plan.

              4. Cancellation and Surrender of Instruments.

         On the Effective Date, the 12% Senior Notes, the 11 1/8% Senior Notes, the PIK Preferred Stock, Old Common Stock, the certificates of designations for the PIK Preferred Stock and the Old Common Stock, and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating the Debtors to issue, transfer, or sell any shares of PIK Preferred Stock, Old Common Stock, or any other capital stock of the Debtors will be canceled and extinguished. Except for purposes of effectuating the Distributions under the Plan, on the Effective Date, the 12% Senior Note Indenture and the 11 1/8% Senior Note Indenture will be deemed to be canceled. As a condition to receiving any distribution under the Plan, each holder of a promissory note, share certificate or other instrument evidencing a Claim or Interest must surrender such promissory note, share certificate or other instrument to the Reorganized Debtors or their designee. The Reorganized Debtors appoint the Indenture Trustees as their designees to receive the 12% Senior Notes and the 11 1/8% Senior Notes, Any holder of a Claim or Interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors and furnish a bond in the form, substance and amount reasonably satisfactory to the Reorganized Debtors before the later to occur of (a) the second anniversary of the Effective Date and (ii) six (6) months following the date such holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights, Claims and/or Interests and may not participate in any distribution under the Plan.

              5. Retiree Benefits.

         After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114 of the Bankruptcy Code, will continue for the duration of the period that the applicable Debtor has obligated itself to provide such benefits.

              6. Employee Benefit Plans.

         Except as otherwise provided in the Plan, subject to the occurrence of the Effective Date, all employee benefit plans, policies and programs of the Debtors, and the Debtors' obligations thereunder, shall survive confirmation of the Plan, remain unaltered thereby, and not be discharged. Except as otherwise provided in the Plan, employee benefit plans, policies and programs shall include, without limitation, all savings plans, retirement pension plans (to the extent not otherwise affected by the PBGC Agreement), health care plans, disability plans, severance benefit plans, life, accidental death and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan) and Workers' Compensation Programs, but will exclude all employees' equity or equity-based incentive plans.

              7. Conditions to Confirmation and Consummation of the Plan.

                 (a) Prior to confirmation of the Plan, the following conditions must occur and be satisfied:

                     (i) An order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Court will have been entered.

                     (ii) As of the Confirmation Date, General Unsecured Claims against the Debtors (whether Disputed or Allowed), in the aggregate, do not exceed $____.

                 (b) Before the Effective Date occurs, the following conditions must occur and be satisfied:

                     (i) A Confirmation Order confirming the Plan, as such Plan may have been modified, will have been entered and become a Final Order.

                     (ii) The Confirmation Order will authorize and approve substantive consolidation of the Debtors.

                     (iii) The Registration Statement will have been filed with the Commission and no stop order in respect thereof shall have been issued.

                     (iv) The Debtors will have sufficient Cash, through implementation of the Post-Confirmation Credit Facility, the issuance of the New Junior Secured Debentures and/or an Alternative Financing Transaction, to satisfy all Cash obligations under the Plan due on the Effective Date.

                     (v) Subject to the Combination Transactions, the New Certificates of Incorporation will have been filed with the Secretary of State of the State of each such Entity's State of Incorporation in accordance with such state's corporation laws;

                     (vi) All authorizations, consents and regulatory approvals required, if any, in connection with the Plan's effectiveness will have been obtained;

                     (vii) No order of a court will have been entered and shall remain in effect restraining the Debtors from consummating the Plan.


                     (viii) The Debtors will have received the written consent of the Creditors' Committee for any modifications to the Exhibits and Schedules attached to the Plan.

                     (ix) If New Junior Secured Debentures are to be issued under the Plan, the New Junior Secured Debentures Indenture will have been duly qualified under the Trust Indenture Act.

                     (x) As of the Effective Date, General Unsecured Claims against the Debtors (whether Disputed or Allowed), in the aggregate, do not exceed $____.

         The Debtors may waive, by a writing signed by an authorized representative and subsequently filed with the Bankruptcy Court, one or more of the conditions to confirmation or consummation of the Plan, provided, however, that the Debtors must obtain the prior written consent of the Creditors' Committee in order to waive any of the conditions set forth 7(a)(i) and 7(b)(i) through (ix).

         The Effective Date of the Plan shall be (a) the Business Day that is not more than seven (7) Business Days after the date all of the conditions to the occurrence of the Effective Date of the Plan have been satisfied or duly waived or (b) such other Business Day as the Proponents select.


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


         A hearing to consider confirmation of the Plan has been scheduled for _____ __, 1998 at __:__ _.m., as a result of which, if all conditions to confirmation of the Plan have occurred or been waived by that time, the Confirmation Order may be entered by the Bankruptcy Court.

         The Debtors believe that all conditions to the Effective Date of the Plan will likely be satisfied within sixty (60) days of the Confirmation Date, and that the Effective Date of the Plan could occur by _________________.

         E. Securities Law Matters.

              1. Exemption from Securities Act Regulations.

         The New Common Stock and the New Warrants to be issued on the Effective Date will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 (and of equivalent state securities or "blue sky" laws) provided by section 1145(a)(1) of the Bankruptcy Code. Generally, section 1145(a)(1) of the Bankruptcy Code exempts from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws the issuance of securities directly or through a warrant to purchase such securities if the following conditions are satisfied: (a) the securities are issued by a debtor (or its successor) under a chapter 11 plan; (b) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor and (c) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property.
Section 1145(a)(2) of the Bankruptcy Code also exempts from such registration requirements offers of securities through warrants and similar rights distributed pursuant to the exemption set forth in section 1145(a)(1). The Debtors believes that the issuance of the New Common Stock, the Rights, Oversubscription Options, New Junior Secured Debentures, and the New Warrants will satisfy the aforementioned requirements.

         The New Common Stock, New Junior Secured Debentures and the New Warrants may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (a) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (b) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (c) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan or with the offer of sale of securities under the plan, or (d) is an issuer within the meaning of section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in section 2(4) of the Securities Act, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities by contract, or otherwise.

         THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF NEW COMMON STOCK, RIGHTS, OVERSUBSCRIPTION OPTIONS, NEW JUNIOR SECURED DEBENTURES OR NEW WARRANTS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(b)(1) OF THE BANKRUPTCY CODE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE DEBTORS ENCOURAGE EACH HOLDER OF A CLAIM OR INTEREST POTENTIALLY ENTITLED TO RECEIVE A REORGANIZATION SECURITY UNDER THE PLAN TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

                 2. Registration Rights.

         The final drafts of such Registration Rights Agreements will be filed by the Debtors with the Bankruptcy Court no later than a date which is five (5) days prior to the first date set by the Bankruptcy Court as the Voting Deadline. Such Registration Rights Agreements will be in form and substance reasonably satisfactory to the Creditors' Committee.

         [TO COME]

                 3. Registration of Securities; Listing of New Common Stock.

         Reorganized Harvard shall use its best efforts to (i) to maintain its status as a reporting company under the Exchange Act and cause, on the Effective Date, the shares of New Common Stock issued hereunder to be listed on a national securities exchange or on the National Market System of the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ"), (ii) in accordance with the terms of the Registration Rights Agreement, file, on or prior to the Effective Date, and have declared effective as soon as possible thereafter, a registration statement or registration statements under the Securities Act of 1933, as amended (the "Securities Act") for the offering on a continuous or delayed basis in the future of the shares of New Common Stock (the "Shelf Registration"), (iii) cause to be filed with the Securities and Exchange Commission and have declared effective on or prior to the Effective Date a registration statement on Form 10 under the Exchange Act with respect to the New Common Stock, (iv) keep the Shelf Registration effective for a three-year period and (v) supplement or make amendments to the Shelf Registration, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon as practicable after filing.

         Registration of New Common Stock under the Exchange Act will facilitate the trading of the New Common Stock on a national securities exchange or on the National Market System of the NASDAQ as applicable. There can be no assurance, however, that the New Common Stock or New Warrants will be listed on any stock exchange or quoted on the National Market System. Moreover, no assurance can be given that a trading market for such securities will develop following the effectiveness of the Plan or, if a trading market for the New Common Stock or the New Warrants develops, no assurance can be given as to the liquidity of such a trading market.

                 4. Exemption From Certain Transfer Taxes.

         The Plan provides that, pursuant to Bankruptcy Code section 1146(c), the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer, shall not be subject to any stamp tax, real estate transfer tax or similar tax. Transfers under the Plan that are exempt from taxation pursuant to section 1146(c) of the Bankruptcy Code include, but are not limited to, the issuance, transfer, assignment or exchange of the New Common Stock, New Junior Secured Debentures, Rights, Oversubscription Options and New Warrants; the creation of any mortgage, deed of trust, lien or other security interest; the making, reinvestment, or delivery of any deed or instrument or transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, pledges, mortgages, deeds of trust or assignments executed in connection with the Plan, agreements entered into in connection with the Plan or the Confirmation Order.

                 5. Section 1125 of the Bankruptcy Code.

         The Plan provides that the Debtors and the Creditors' Committee have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and that the Debtors (and their respective affiliates, agents, directors, officers, employees, members, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale and purchase of the securities offered and sold under the Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation and/or purchase will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.


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


         F. Executory Contracts and Unexpired Leases.

         Subject to the approval of the Bankruptcy Court, the Bankruptcy Code empowers a debtor in possession to assume or reject executory contracts and unexpired leases. Generally, an "executory contract" is a contract under which material performance is due from both parties as of the Petition Date. If an executory contract or unexpired lease is rejected by a debtor in possession, such rejection will constitute a prepetition breach under Sections 365(g) and 502(g) of the Bankruptcy Code and the other parties to the agreement may file a claim for damages incurred by reason of such rejection, which claim is treated as a prepetition claim. If an executory contract or unexpired lease is assumed by a debtor in possession, the debtor in possession has the obligation to cure all prepetition defaults and perform its obligations thereunder in accordance with the terms of such agreement and failure to perform such obligations could result in a claim for damages which may be entitled to administrative expense status.

         On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be assumed by the Debtors (subject to the same rights that the Debtors or the Reorganized Debtors held or hold at, on, or after the Petition Date to modify or terminate such agreements under applicable nonbankruptcy law) pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (a) any executory contract or unexpired lease that is the subject of a separate motion to reject filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; (b) executory contracts and unexpired leases listed in the "Schedule of Rejected Executory Contracts and Unexpired Leases" (the "Schedule of Rejected Contracts") annexed to the Plan which shall be served and filed by the Debtors at least five (5) business days before the Confirmation Hearing. Each executory contract and unexpired lease assumed pursuant to the Plan by any Debtor shall revest in and be fully enforceable by such Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any Bankruptcy Court Order authorizing and providing for its assumption, or applicable federal law.

         The Debtors estimate that rejection of the executory contracts and unexpired leases set forth on the Schedule of Rejected Contracts will give rise to General Unsecured Claims aggregating no more than $__ million. The Debtors estimate that the assumption of executory contracts and unexpired leases will require the Debtors to spend in the aggregate no more than $_____ million to cure prepetition defaults under certain of those contracts and leases.

         G. Environmental Matters.

         Debtors are subject to various federal, state and local environmental laws and regulations, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. Certain of the Debtors have received information requests or have been named potentially responsible parties ("PRPs") by the United States Environmental Protection Agency ("EPA"), state environmental agencies, or PRP groups under the Comprehensive Environmental Response, Compensation and Liability


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


Act ("CERCLA"), 42 U.S.C. ss.ss. 9601 et seq., or analogous state laws with respect to approximately 25 sites. Furthermore, given the Debtors' historic operations involving the use and disposal of hazardous substances, additional environmental issues may arise in the future the precise nature and magnitude of which the Debtors cannot predict.

         A number of governmental agencies, PRP groups, and individual claimants have filed proofs of claim against certain of the Debtors with respect to liabilities relating to environmental matters, including liabilities arising under CERCLA and analogous state laws. Debtors believe that the aggregate costs of resolving such Environmental Claims (as defined below), subject to Bankruptcy Court approval, will in all likelihood range between approximately $8 million and $20 million. This range reflects a number of factors which may influence the ultimate outcome of the claims resolution process, such as the amount of such Claims paid in Cash, the assertion of factual or legal defenses to certain Claims, and the willingness of certain claimants to compromise their Claims. No assurance can be given that the potential liabilities associated with such claims will not ultimately prove to be more than the current estimates. The potentially significant Environmental Claims (as defined below) presently asserted against the Debtors and the proposed treatment of all Environmental Claims are as follows:

                 1. Consent Decrees and Settlement Agreements.

         The Debtors are parties to several consent decrees and settlement agreements relating to environmental matters and executed prior to the Petition Date (collectively, the "Consent Decrees and Settlement Agreements"). The potentially significant Environmental Claims relating to the Consent Decrees and Settlement Agreements include the following:

                     (a) American Littoral Society.

         In February 1997, the American Littoral Society ("ALS"), a public interest group, filed a lawsuit against Doehler-Jarvis in the United States District Court of the Eastern District of Pennsylvania, based upon past and anticipated future discharges to the Schuylkill River in excess of the limits established in the National Pollutant Discharge Elimination System permit ("NPDES") for the Pottstown, Pennsylvania plant. On February 14, 1997, Doehler-Jarvis entered into a Consent Order and Agreement ("ALS Consent Order") resolving the citizen suit brought by the ALS. Pursuant to the ALS Consent Order, Doehler-Jarvis agreed to construct a wastewater recycling system that eliminates discharges to the Schuylkill River and to undertake various other minor projects addressing potential pollution at the facility. The wastewater recycling system has been constructed and is currently operational. In addition, the ALS Consent Order required Doehler-Jarvis to pay civil penalties of approximately $1 million, of which $375,000 could be allocated to the costs of installing the new system and $50,000 could be allocated to the cost of pollution prevention. Of the remaining penalty amount, $425,000 was to be paid to the Environmental Endowment of New Jersey, $25,000 to the EPA, $125,000 to the Pennsylvania Clean Water Fund, and $25,000 to the Township of West Pottsgrove. In addition, Doehler-Jarvis agreed to pay $55,000 to the Environmental Law


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


Center of New Jersey for litigation costs and $20,000 to the ALS for anticipated monitoring costs. These penalty amounts have not been paid.

         A number of claimants have filed Claims in the current bankruptcy proceeding in connection with the ALS Consent Order. BT Holdings (New York), Inc. (as assignee of certain monetary rights under the ALS Consent Order) has made a Claim for amounts due under the ALS Consent Order to the Environmental Endowment of New Jersey, the Environmental Law Center of New Jersey, and the ALS. In addition, the EPA and the Township of West Pottsgrove have each asserted Claims for amounts due under the ALS Consent Order. Finally, the ALS has asserted a proof of claim against Doehler-Jarvis seeking to require Doehler-Jarvis to perform its non-monetary obligations required under the ALS Consent Order.

                     (b) PADEP Consent Decree.

         In March 1997, the Pennsylvania Department of Environmental Protection ("PADEP") filed an action against Doehler-Jarvis seeking penalties in connection with the NPDES permit violations alleged by the ALS. Doehler-Jarvis entered into a Consent Decree with PADEP (the "PADEP Consent Decree") in April 1997. The PADEP Consent Decree required Doehler-Jarvis to pay a civil penalty of $125,000 to PADEP. PADEP has made a Claim for the penalty due under the PADEP Consent Decree.

                 (c) Vega Alta Superfund Site.

         A Record of Decision ("ROD") was issued on November 10, 1987 naming Harman Automotive - Puerto Rico, Inc., a wholly owned subsidiary of Harman, as one of several PRPs by the EPA pursuant to CERCLA concerning environmental contamination at the Vega Alta, Puerto Rico Superfund site (the "Vega Alta Site"). Other named PRPs include subsidiaries of General Electric Company ("General Electric"), Motorola, Inc. ("Motorola"), The West Company, Inc. ("West Company") and the Puerto Rico Industrial Development Corporation ("PRIDCO"). PRIDCO owns the industrial park where the PRPs were operating facilities at the time of alleged discharges. Another party, Unisys Corporation ("Unisys"), was identified by General Electric as an additional PRP at the Vega Alta Site.

         There are currently two phases of administrative proceedings in progress. The first phase, known as Operable Unit I ("OUI"), involves a Unilateral Order requiring the named PRPs to implement the remedy chosen by the EPA, consisting of the replacement of the drinking water supply to local residents and installation and operation of a groundwater treatment system to remediate groundwater contamination. In addition, the EPA filed a complaint in the United States District Court for the District of Puerto Rico seeking damages and recovery of costs from the PRPs, as well as a declaratory judgment that the PRPs were liable for future response costs.

         Motorola, West Company and Harman completed construction of the OUI remedy pursuant to a cost-sharing arrangement. In June 1995 the parties agreed that the total amount due from Harman to West Company and Motorola was $557,297, payable in twenty equal


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


quarterly installments. Payments have been suspended due to the current bankruptcy proceedings. West Company and Motorola have each made Claims for $139,324.25 for the remaining costs due pursuant to the cost-sharing arrangement for construction of the OUI remedy.

         As to Harman's share of all other costs, pursuant to a Settlement Agreement, dated June 30, 1993, Harman, Motorola and West Company each agreed to pay General Electric the sum of $800,000 in return for General Electric's and Unisys' agreement to assume liability for, and indemnify and hold Harman and the others harmless against, the EPA's cost recovery claim, to undertake operation and maintenance of the OUI cleanup system and to construct, operate and maintain any other proposed system that may be required by the EPA under OUI, and to conduct any further work concerning further phases of work at the Vega Alta Site. Harman, West Company and Motorola retained liability for any cleanup activities that may in the future be required by EPA at their respective facilities due to their own actions, for toxic tort claims and for natural resource damage claims. Harman's settlement payment to General Electric was being made in 20 equal quarterly installments that commenced in January 1995 with 9% interest per annum. As a result of Harman's bankruptcy filing in May 1997, such payments were suspended. General Electric has made a Claim in Debtor's current bankruptcy proceeding for the remaining amount which General Electric believes is owed pursuant to the Settlement Agreement.

         In light of the Settlement Agreement described above, the PRPs (including Harman) have stipulated with the EPA as to liability in order to avoid further litigation. In the suit by the United States, a consent decree among all of the PRPs and the United States was fully executed by all parties, and was entered by the federal district court, finally resolving the cost recovery litigation.

         On December 8, 1997, the EPA issued an amendment to its cleanup requirements, together with a supplemental statement of work required at the Vega Alta Site. In addition, on March 27, 1998 and April 8, 1998, the EPA requested all of the PRPs (including Harman) to reimburse the EPA for approximately $940,000 in past costs related to the Vega Alta Site. Harman has notified both General Electric and the EPA that pursuant to the Settlement Agreement described above, Harman expects General Electric and Unisys to comply with all of EPA's further requirements.

                     (d) Alsco-Anaconda Superfund Site.

         Alsco Inc., a predecessor of Harvard, was the former owner and operator of a manufacturing facility located in Gnadenhutten, Ohio. The Alsco division of Harvard was sold in August 1971 to the Anaconda Inc. Subsequently, Alsco became Alsco-Anaconda, Inc., a predecessor to an entity now merged with and survived by the Atlantic Richfield Company ("ARCO"). The facility, when acquired by ARCO's predecessor, consisted of an architectural manufacturing plant, office buildings, a wastewater treatment plant, two sludge settling basins and a sludge pit. The basins and pit were used for treatment and disposal of substances generated from the manufacturing processes. The basins, pit and adjacent wooded marsh were


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


proposed for inclusion on EPA's National Priorities List in October 1984. Those areas were formally listed by the EPA as the "Alsco-Anaconda Superfund Site" in June 1986.

         On December 28, 1989, EPA issued a Unilateral Administrative Order to Harvard and ARCO for implementation of the remedy at the Alsco-Anaconda Superfund Site. Litigation between Harvard and ARCO subsequently commenced in the United States District Court for the Northern District of Ohio regarding allocation of response costs. Pursuant to a Settlement Agreement, dated January 16, 1995, Harvard agreed to pay ARCO $6.25 million (as its share of up to $25 million of the cleanup and environmental costs at the Alsco-Anaconda Superfund
Site) in twenty equal quarterly installments with accrued interest at the rate of 9% per annum, of which nine installments were paid through May 7, 1997. In return, ARCO assumed responsibility for cleanup activities at the site and is obligated to indemnify Harvard from any environmental claims below the cap. If cleanup costs should exceed $25 million, the parties will be in the same position as if the litigation was not settled. Based on information provided by ARCO, Harvard believes that ARCO has completed 100% of the cleanup of the 4.8-acre National Priorities List site and 80% of the cleanup of the property adjacent to the National Priorities List site. Total costs are expected to be in the range of $19 million. Due to the current bankruptcy proceedings, payments to ARCO, pursuant to the Settlement Agreement, have been suspended. ARCO Environmental Remediation, LLC has made a Claim in the current bankruptcy proceeding for all amounts that ARCO is owed under the Settlement Agreement or, in the alternative, for all amounts that ARCO has expended or may expend for cleanup of the site.

                 (e) Town of Newmarket, New Hampshire.

         Kingston-Warren allegedly disposed of waste at the Newmarket Landfill in New Hampshire from 1952-1975. After the State of New Hampshire ordered the Town of Newmarket (the "Town") to close the landfill, the Town sought contribution for cleanup costs from Kingston-Warren and other local manufacturers. The Town completed closure of the landfill in 1996. Pursuant to a Settlement Agreement between Harvard, Kingston-Warren, and the Town as subsequently amended, Harvard made a lump sum payment of $480,000 to the Town to satisfy its outstanding cleanup liability. No further sums are due from Harvard and Kingston-Warren unless there is a catastrophic failure of the geomembrane cap of the landfill. In the event of a catastrophic failure, Harvard and Kingston-Warren may be called upon to contribute further, based on a task-by-task maximum allocation. Based on the recent accounting provided by the Town, Kingston-Warren's future potential liability is presently capped at a maximum amount of approximately $655,000. The Town is required to pursue all other PRPs before seeking further payments from Harvard and Kingston-Warren. In addition, the Town is required to indemnify Harvard and Kingston-Warren from all claims and costs relating to the landfill. The Town has made a contingent Claim in the current bankruptcy proceeding in the event there is a catastrophic failure of the landfill's geomembrane cap.

                 2. State Agency Claims.

         A number of state environmental agencies have asserted Environmental Claims against the Debtors. The potentially significant Environmental Claims are described below:

                     (a) Groundwater at West Jackson, Michigan Facility.

         The Hayes-Albion facility in Jackson, Michigan is located within a regional area of groundwater contamination designated as "West Jackson Groundwater Contamination Site" ("Site"). Hayes-Albion has completed several investigations on its property since 1989 to assist in defining the nature and source of the chlorinated solvent contamination at the Site. Hayes-Albion believes that the results, which have been submitted to the Michigan Department of Environmental Quality ("MDEQ"), establish that the Hayes-Albion facility is not the source of the contamination, and that the contaminants are migrating onto the Hayes-Albion property from another source. The MDEQ has made a Claim in the current bankruptcy proceeding that Hayes-Albion is responsible for groundwater contamination at the Site and seeks recovery of past and future response costs.

                     (b) Air Emissions at Tiffin, Ohio Facility.

         The State of Ohio is seeking civil penalties for alleged violations of air emissions regulations at Hayes-Albion's Tiffin, Ohio facility from 1990 to the present. Hayes-Albion disputes Ohio's method of calculating the allowable emission rate and believes that, using a different method of calculation, the facility should have no liability. The State of Ohio has made a Claim in the current bankruptcy proceeding for penalties related to the alleged air violations, and provided notice on July 1, 1998 that it intended to commence a civil action in state court for civil penalties and injunctive relief.

                     (c) PJP Landfill Site.

         Pursuant to a 1985 Asset Purchase Agreement, Harvard acquired certain assets of the Elastic Stop Nut Division ("ESNA") from the Amerace Corporation ("Amerace") and agreed to indemnify Amerace for certain environmental liabilities related to the purchased assets. Although ESNA had facilities in several locations, including Union and Elizabeth, New Jersey, Harvard purchased only the Union Facility. See "Significant Events During the Chapter 11 Cases --Asset Sales."

         In 1992, the New Jersey Department of Environmental Protection ("NJDEP") filed a complaint in the Superior Court of New Jersey seeking cleanup costs against a number of PRPs, including Amerace, which allegedly sent waste to the PJP Landfill in New Jersey. Amerace is one of 57 generator defendants who signed an Administrative Consent Order, dated June 2, 1997, agreeing to perform and fund the future remedy at the PJP Landfill.

         The NJDEP has made a Claim in the current bankruptcy proceeding for past and future response costs relating to the PJP Landfill. Amerace has also asserted a Claim in the current bankruptcy proceeding that it is entitled to indemnification from Harvard pursuant to the 1985

Asset Purchase Agreement for response costs it incurs in connection with the PJP Landfill. However, because there is no proof specifically connecting the Union facility (as opposed to the Elizabeth facility) to the PJP Landfill, Harvard believes that it should have no liability with respect to the site.

                     (d) Stratford Industrial Park Facility

         Hayes-Albion operated a facility at the Stratford Industrial Park in Forsyth County, North Carolina from 1968 until 1982 when the facility and assets were sold to Sonoco Products Company ("Sonoco Products"). The North Carolina Department of Environment and Natural Resources ("NCDENR") has made a Claim in the current bankruptcy proceeding that Hayes-Albion may be responsible for possible soil contamination in connection with the removal of a 20,000-gallon underground storage tank in 1984 at the facility. According to the NCDENR, there is no evidence of confirmation sampling to ensure that all contamination was removed at the time of the removal of the underground storage tank. Hayes-Albion believes that Sonoco Products is solely responsible for all matters related to the operation and closure of the tank.

                 3.  Other.

                     (a) Groundwater Contamination in Union, New Jersey.

         Groundwater contamination was discovered at and around ESNA's Union facility in 1985. A downgradient property owner (Daniel Winters) filed a lawsuit against a number of nearby property owners (including Harvard, Amerace, and the Red Devil Corporation) alleging that contamination had migrated onto his property. The lawsuit ultimately settled and Winters subsequently dismissed his claim. A predecessor in title to the Winters' property (the Pneumo Abex Corporation) did not dismiss its counterclaims and crossclaims made against Harvard and others. The case has been on the inactive list for a considerable period of time.

         The Pneumo Abex Corporation made a Claim in the current bankruptcy proceeding for past investigation and monitoring costs and any future response costs that may be required. In addition, Amerace has made a Claim in the current bankruptcy proceeding that it is entitled to indemnification from Harvard for groundwater contamination associated with the Union, NJ facility pursuant to the 1985 Asset Purchase Agreement. However, in May 1998, Harvard received a letter from the NJDEP stating that (i) the groundwater contamination at the Harvard facility is the result of an offsite source; (ii) Harvard has not contributed to the groundwater contamination; and (iii) Harvard has demonstrated that no further action is required. Therefore, Harvard believes that it should have no liability with respect to the groundwater contamination in Union, New Jersey and has formally requested Pneumo Abex to dismiss its Claim.

                 (b) Vega Alta Toxic Tort.

         In October 1997, several property owners in Puerto Rico filed an action against Harvard, Harman, General Electric, West Company, Motorola, Unisys, and the EPA in the

U.S. District Court for the District of Puerto Rico seeking to recover costs and property damage arising from contamination of the groundwater in Vega Alta, Puerto Rico. The complaint alleges that damages exceed $50 million. Although Harvard and Harman were named defendants in this action, neither entity was served. A Claim, however, was filed in the current bankruptcy proceeding by the property owner plaintiffs for environmental and property damage associated with the Vega Alta groundwater contamination. However, at this time, Harman has no information which would support such Claim and, therefore, believes it to be speculative.

         In addition, Unisys, on its own behalf and on behalf of Owens-Illinois de Puerto Rico, has asserted several Claims in the current bankruptcy proceeding against Harman and Harvard for contribution in the event Unisys is held liable to (i) the property owner plaintiffs in the Vega Alta toxic tort, (ii) Owens-Illinois de Puerto Rico in its threatened claim related to groundwater contamination in Vega Alta, and (iii) any other third party to whom Unisys may be held liable in connection with groundwater contamination at the Vega Alta Superfund Site.

                 4. Treatment of Environmental Matters Under Plan.

         Other than the executory contracts listed below, the Debtors believe that none of the outstanding Consent Decrees and Settlement Agreements which were entered into prior to the Petition Date by any of the Debtors relating to environmental matters constitute executory contracts subject to assumption or rejection. The Debtors are assuming the following executory contract: (1) the Settlement Agreement with the Town of Newmarket (dated July 8, 1992, as amended March 11, 1997). The Debtors are rejecting the following contracts which the Debtors believe may be considered executory: (1) the GE Vega Alta Settlement Agreement, and (2) the ARCO Alsco-Anaconda Settlement Agreement. All monetary obligations arising out of the Consent Decrees and Settlement Agreements (other than those listed above as being assumed) will be discharged under the Plan.

         All Claims relating to environmental matters (including, without limitation, any Claims relating to consent decrees or settlement agreements which are not being assumed) ("Environmental Claims") will be discharged under the Plan. Such Environmental Claims include any Claim by any governmental unit, person, or other entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, rule or regulation, ordinance, permit, authorization, license, order, or judicial or administrative decision, arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, or health or safety of employees, including without limitation (i) the presence, release, or threatened release of any hazardous substance that is regulated by or forms the basis of liability under any environmental law (including, without limitation, CERCLA, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et. seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq., and any analogous state or local law) ("Hazardous Substance") on, in, under, within, or migrating to or from any real property currently or formerly owned, leased, operated, or controlled by a Debtor or any predecessor of a Debtor, (ii) the transportation, disposal or arranging for the disposal of any Hazardous Substances by a Debtor or any predecessor of a Debtor at or to any offsite location, and (iii) any harm, injury or damage to any real or personal property, natural resources, the environment or any person or other entity alleged to have resulted from any of the foregoing. The Debtors believe that all of the proofs of claim relating to environmental matters asserted in the current bankruptcy proceeding constitute "claims" within the meaning of the section 101(5) of the Bankruptcy Code, 11 U.S.C. ss. 101(5), and, therefore, all such claims are dischargeable within the meaning of section 1141 of the Bankruptcy Code. In addition, the Debtors believe that all claims and obligations relating to Hazardous Substance contamination on, in, under, within, or migrating to or from any real property formerly owned, leased, operated, or controlled by a Debtor or any predecessor of a Debtor or any other offsite location constitute "claims" within the meaning of section 101(5) of the Bankruptcy Code, 11 U.S.C. ss. 101(5), and, therefore, all such claims are dischargeable within the meaning of section 1141 of the Bankruptcy Code, 11 U.S.C. ss. 1141.

         Holders of Allowed Claims arising out of Environmental Claims shall be treated as Claims in Class 5 or Class 6, as appropriate.

         H. Effects of Plan Confirmation.

                 1. Discharge.

         Except as otherwise specifically provided by the Plan, the confirmation of the Plan (subject to the occurrence of the Effective Date) will discharge the Debtors and the Reorganized Debtors from any debt that arose before the Confirmation Date, and any debt of the kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim for such debt is filed or is deemed filed, whether or not such Claim is Allowed, and whether or not the holder of such Claim has voted on the Plan. The effect of discharging a Claim is to release the Debtors and the Reorganized Debtors from any obligations to make payments with respect to such debt, other than those specifically provided by the Plan, and to prohibit any collection efforts by the holder of the Claim.

                 2. Binding Effect.

         The provisions of the Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, any holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers and directors and any other Entity affected by the Plan.

                 3. Releases.

         Except as otherwise specifically provided by the Plan, the distributions and rights that are provided in the Plan will be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) of (i) all Claims and Causes of Action against, liabilities of, liens on, obligations of and Interests in the Debtors or the Reorganized Debtors or the direct or indirect assets and properties of the Debtors or the Reorganized Debtors, whether known or unknown, and (ii) all Causes of Action (whether known or unknown, either directly or derivatively through the Debtors or the Reorganized

Debtors) against, claims (as defined in section 101 of the Bankruptcy Code) against, liabilities (as guarantor of a Claim or otherwise) of, liens on the direct or indirect assets and properties of, and obligations of successors and assigns of, the Debtors, the Reorganized Debtors and their successors and assigns, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of claim or interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on the Plan.

         Further, except as otherwise specifically provided by the Plan, any Entity accepting any distribution pursuant to the Plan will be presumed conclusively to have released the Debtors, the Reorganized Debtors, and successors and assigns of the Debtors from any Cause of Action based on the same subject matter as the Claim or Interest on which a distribution is received. The release described in the preceding sentence will be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to the Plan.

         On the Effective Date, the Debtors, in consideration for, among other things, their voluntary resignation, support of the Plan and/or their waiver of distributions as set forth in Section 11.1(f), hereby release the officers and directors of the Debtors either holding such office (i) nimmediately prior to the Effective Date; or (ii) on December 16, 1997 (collectively, the "Releasees") from any and all Claims or liability based upon any act or omission related to service prior to the Effective Date with, for or on behalf of the Debtors or Debtors-In-Possession, except that the Releasees shall not be released with respect to:

                     (a) any indebtedness of any such Releasee to the Debtors or Debtors-In-Possession for money borrowed by such Releasee;

                     (b) any setoff or counterclaim the Debtors or Debtors-In-Possession may have or assert against any such Releasee, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such Releasee against the Debtors or Debtors-In-Possession, as the case may be;

                     (c) claims arising from the fraud, willful misconduct or gross negligence of such Releasee.

         The releases provided above shall not extend, and not be deemed to extend, to any person or entity other than the Releasees (including without limitation, any affiliate of any Releasees).

         Moreover, upon the occurrence of the Effective Date, in exchange for their releases, the Releasees shall be deemed to have waived any and all Claims and Administrative Expenses except in the case of officers for direct and indirect compensation and benefits and reimbursement of expenses relating to their employment.

         Notwithstanding anything to the contrary herein, the Creditors' Committee shall reserve its rights to conduct an investigation of any officer or director holding offices as of


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


December 16, 1997 and no longer holding office immediately prior to the Effective Date and to deliver a written report to the Board of Directors of Harvard prior to the Confirmation Date, setting forth the details of any alleged claim against any such officer or director which in the view of the Creditors' Committee would warrant elimination of a release for such person. The Board of Directors of Harvard shall, prior to the Effective Date, determine whether, in view of any Creditors' Committee report, a release provided herein should be granted.

         The releases embodied in the Plan are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally, by the Debtors or Debtors-In-Possession to any other person or entity.

         In consideration of the distributions under this Plan, upon the Effective Date, each holder of a Claim or Interest will be deemed to have released the Debtors, Reorganized Debtors, the Releasees, the Creditors' Committee and their Professionals from any and all Causes of Action (other than the right to enforce the Debtors' obligations under this Plan and the right to pursue a Claim based on any willful misconduct) arising out of actions or omissions during the administration of the Debtors' estates.

                 4. Claims of Subordination.

         The Plan provides that all Claims against and Interests in the Debtors, and all rights and Claims between or among holders of Claims or Interests relating in any manner whatsoever to Claims against or Interest in the Debtors based on any contractual, legal or equitable subordination rights, shall be terminated upon confirmation of this Plan by the Bankruptcy Court (subject only to the occurrence of the Effective Date) and discharged in the manner provided in this Plan, and all such Claims, Interests and rights so based and all such contractual, legal and equitable subordination rights to which any Entity may be entitled shall be irrevocably waived upon confirmation of this Plan by the Bankruptcy Court (subject only to the occurrence of the Effective Date). Except as otherwise provided in this Plan and to the fullest extent permitted by applicable law, the rights afforded and the Distributions that are made in respect of any Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim or Interest by reason of any contractual, legal or equitable subordination rights, so that, notwithstanding any such contractual, legal or equitable subordination, each holder shall have and receive the benefit of the rights and Distributions set forth in this Plan.

                 5. Indemnification.

         Subject to the occurrence of the Effective Date, the obligations of Harvard to indemnify officers and directors, holding such offices from and including the Petition Date through and including the Confirmation Date, against any obligation pursuant to Harvard's certificate of incorporation, bylaws, or applicable state law shall survive confirmation of the Plan, remain unaffected by this Plan, and not be discharged.

                 6. Injunction.

         Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that all Entities who have held, hold or may hold Claims against or Interests in any of the Debtors are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors or the Reorganized Debtors, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities, or any property of any such transferee or successor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the Debtors or the Reorganized Debtors, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities, or any property of any such transferee or successor; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or the Reorganized Debtors, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors or the Reorganized Debtors, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities; and (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

                 7. Revesting.

         Subject to the Combination Transactions, on the Effective Date, pursuant to section 1123(a) (5) and 1141 of the Bankruptcy Code, title to all property of the Debtors' estates will pass to the Reorganized Debtors, free and clear of all Claims, liens, charges, encumbrances and Interests (except as otherwise provided in the Plan). As of the Effective Date, each Reorganized Debtor may operate its businesses and use, acquire and dispose of property and settle and compromise claims or interests without supervision of the Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay any expenses, including any fees and expenses of professionals, accruing from and after the Confirmation Date without any application to the Bankruptcy Court. Confirmation of the Plan (subject to occurrence of the Effective Date) will be binding and the Debtors' debts will be discharged as provided in section 1141 of the Bankruptcy Code.

                 8. Retention and Enforcement of Causes of Action.

         Except as otherwise provided in the Plan, pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors (as representatives of the Debtor's estates) will retain and have the exclusive right to enforce against any entity, any and all Causes of Action

(including all Causes of Action which may exist under sections 510, 544 through 550 and 553 of the Bankruptcy Code or otherwise arising under the Bankruptcy Code and/or those arising under other applicable law) that arise before the Effective Date including all Causes of Action of a trustee and debtor in possession under the Bankruptcy Code other than those released or compromised as part of or pursuant to this Plan.

         In this connection, the Debtors and the Creditors' Committee continue to review payments made by and transactions involving the Debtors prior to the Petition Date to determine whether preference and other actions to avoid such payments and transactions should be brought. Failure to specifically identify potential actions in this Disclosure Statement shall not be deemed a waiver of such action by the Debtors, the Creditors' Committee or any other party.

         In the 90 days prior to the Petition Date, the Debtors expended approximately [$ ], excluding salaries and benefits. The Debtors or the Reorganized Debtors, as the case may be, and the Creditors' Committee will be reviewing these payments to determine whether any of these payments constitute recoverable preferences and whether any preference actions would result in significant recoveries in view of any defenses that may exist. The Debtors do not expect that preference recoveries will be material. When voting on the Plan, holders of Claims and/or Interests that received payments from the Debtors, directly or indirectly, within 90 days prior to the Petition Date (one year for insiders of the Debtors) should take into account that they may be named by the Debtors or the Reorganized Debtors as defendants in preference actions.

         I. Distributions Under the Plan.

                 1. Time of Distributions Under the Plan.

         Except as otherwise provided in the Plan, payments and distributions in respect of Allowed Claims and Allowed Interests will be made by the Reorganized Debtors (or its designee) on or as promptly as practicable after the Effective Date. Cash or Reorganization Securities otherwise distributable with respect to Disputed Claims and Disputed Interests will be held by the Reorganized Debtors pending resolution of all objections to each such Claim. When such objections have been resolved and the Claim or Interest has become an Allowed Claim or Allowed Interest, the Reorganized Debtors will make an appropriate distribution with respect to such Allowed Claim or Allowed Interest. See "THE PLAN--Timing of Distribution When a Disputed Claim or Disputed Interest Becomes an Allowed Claim or Allowed Interest."

                 2. Rounding

         Only whole numbers of shares of Reorganization Securities will be distributed. All Allowed Claims or Allowed Interests of a holder in a particular Class will be aggregated and treated as an Allowed Claim or Allowed Interest for purposes of distribution. If any calculated distribution on account of such Allowed Claim or Allowed Interest would otherwise result in the distribution of a number of New Common Stock or New Warrants that is not a whole number, then the actual distribution of shares of such stock or such warrants will be rounded to the nearest whole number unless such rounding results in a class of Allowed Interests receiving more than the aggregate number of New Warrants allotted for distribution to that Class. In such a case, the actual distribution of New Warrants shall be rounded so that the total amount of New Warrants distributed to the Class will be no more than the amount allotted for distribution in that Class. Holders of Allowed Claims or Allowed Interests that would be entitled to fractional shares of New Common Stock or to fractional New Warrants but for this provision shall receive no consideration therefor because such amount would be de minimis.

                 3. Compliance with Tax Requirements.

         The Reorganized Debtors will comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities in connection with making distributions pursuant to the Plan.

         In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) and/or withholding is required, the Reorganized Debtors will file such information return with the Internal Revenue Service or other taxing authority and provide any required statements in connection therewith to the recipients of such distribution, and/or effect any such withholding and deposit all moneys so withheld to the extent required by law. With respect to any Entity from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors (or distribution agent), the Reorganized Debtors shall, at their sole option, withhold the amount required and distribute the balance to such Entity or decline to make such distribution until the information is received; provided, however, the Reorganized Debtors will not be obligated to liquidate New Warrants or New Common Stock to perform such withholding.

                 4. Distribution of Undeliverable or Unclaimed Property.

         Any Entity that is entitled to receive a Cash Distribution under the Plan but that fails to cash a check within 120 days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, with any interest, if such Entity requests the Reorganized Debtors or their designee to reissue such check and provides the Reorganized Debtors or their designee, as the case may be, with such documentation as the Reorganized Debtors or their designee requests to verify that such Entity is entitled to such check, prior to the later of (a) the second anniversary of the Effective Date or (b) six (6) months after such Claim becomes an Allowed Claim. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (a) the second anniversary of the Effective Date or (b) six months following the date such Entity's Claim becomes an Allowed Claim, such Entity shall not be entitled to receive any distribution under the Plan with respect to the amount of such check. If the distribution to any holder of an Allowed Claim or Interest is returned to the Reorganized Debtors or their designee an undeliverable, no further distributions will be made to such holder unless and until the Reorganized Debtors or their designee is notified in writing of such holder's then current address.

         All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Entity's Claim becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property shall revert to the Reorganized Debtors and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheatment laws.

                 5. Set-Offs.

         Except as otherwise expressly provided in the Plan, agreements entered into in connection with the Plan, the Confirmation Order or in agreements previously approved by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as the case may be, may, but will not be required to, setoff against any Claim and the Distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever which the Debtors or Debtors-in-Possession may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release of any such claim the Debtors or Debtors-in-Possession may have against such holder except for distributions to holders of Allowed Senior Note Claims (as to which the Debtors and Reorganized Debtors shall have no right of setoff of recoupment). To the extent the Reorganized Debtors fail to set off against a creditor and seek to collect a claim from such creditor after a distribution to such creditor pursuant to the Plan, the Reorganized Debtors shall be entitled to full recovery on their claim against such creditor.

                 6. Allocation of Consideration.

         The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest if any.

                 7. Manner of Payment.

         Except with respect to the Prepetition Lenders' Claims, payment of which will be made by wire transfer of same day funds, payments provided under the Plan may be made, at the option of the Debtor or the Reorganized Debtors, in cash, by wire transfer or by check drawn on any money center bank.

                 8. Disbursing Agent.

         Reorganized Harvard shall be the initial Disbursing Agent for making Distributions under the Plan.

         J. Procedures for Resolving Disputed Claims.

                 1. Objections to Claims.

         An objection to the allowance of a Claim or Interest shall be in writing and may be filed with the Court by the Debtors or Reorganized Debtors, as the case may be, or any other party in interest, at any time on or before the Objection Deadline. The "Objection Deadline" is the later of (a) the 120th day following the Effective Date unless such period is extended by order of the Bankruptcy Court, (b) sixty (60) days after the filing of the proof of such Claim or Interest or (c) such other date set by order of the Bankruptcy Court (the application for which may be made on an ex parte basis). The objecting party shall serve a copy of each such objection upon the holder of the Claim or Interest to which it pertains and upon the Debtors or Reorganized Debtors, as the case may be. The Debtors or the Reorganized Debtors will prosecute each objection to a Claim or Interest until determined by a Final Order unless the Debtors or the Reorganized Debtors (i) compromise and settle an objection to a Claim or Interest by written stipulation, subject to Bankruptcy Court approval, if necessary or (ii) withdraw an objection to a Claim or Interest,

                 2. Payments and Distributions With Respect to Disputed Claims or Interests.

         No payments or distributions will be made in respect of a Disputed Claim or Disputed Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest. Notwithstanding the foregoing, on or soon as practicable after the Objection Deadline, the Reorganized Debtors will make Distributions to the holders of Disputed Claims or Disputed Interests to the extent, and only to the extent, the portion of such Claim or Interest is not the subject of a pending objection.

         Subject to the provisions of the Plan, (a) Cash payments and Distributions with respect to each Disputed Claim or Disputed Interest that becomes an Allowed Claim or Allowed

Interest shall be made within thirty (30) days after the date that such Disputed Claim or Allowed Interest becomes an Allowed Claim or Allowed Interest.

         K. Dissolution of Creditors' Committee.

         Except with respect to any appeal of an order in the Chapter 11 Cases, and any matters related to any proposed modification of the Plan, on the Effective Date, the Creditors' Committee shall be dissolved and the members, employees, agents, advisors and representatives (including without limitation, attorneys, financial advisors, and other Professionals) thereof shall thereupon be released from and discharged of and from all further authority, duties, responsibilities and obligations related to, arising from and in connection with the Chapter 11 Cases and shall be indemnified (including reasonable attorneys' fees and costs) by the Reorganized Debtors for any and all acts performed, or omissions, in connection with the Chapter 11 Cases, except for acts or omissions as shall constitute fraud, willful misconduct, or gross negligence.

         L. Other Provisions of the Plan.

                 1. Retention of Jurisdiction.

         Notwithstanding entry of the Confirmation Order, the Bankruptcy Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:

                     (a) to determine (i) any Disputed Claims, Disputed Interests and all related Claims accruing after the Confirmation Date including rights and liabilities under contracts giving rise to such Claims, (ii) the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances, (iii) preconfirmation tax liability pursuant to section 505 of the Bankruptcy Code and (iv) controversies and disputes regarding the interpretation of the Plan and any other documents executed in connection therewith;

                     (b) to allow, disallow, estimate, liquidate or determine any Claim or Interest against the Debtors and to enter or enforce any order requiring the filing of any such Claim or Interest before a particular date;

                     (c) to approve all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of any of the Debtors pursuant to section 365 of the Bankruptcy Code and
Article IX herein;

                     (d) to determine requests for payment of administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereto;

                     (e) to resolve controversies and disputes regarding the interpretation and implementation of the Plan, any disputes relating to whether or not a timely and proper proof of claim was filed or whether a Disallowed Claim or Disallowed Interest should be reinstated;

                     (f) to implement the provisions of the Plan and to enter orders in aid of confirmation and consummation of the Plan;

                     (g) to modify the Plan pursuant to section 1127 of the Bankruptcy Code;

                     (h) to adjudicate any and all Causes of Action that arose in these Chapter 11 Cases pre-confirmation or in connection with the implementation of the Plan, whether or not pending on the Confirmation Date, including without limitation, any remands of appeals;

                     (i) to resolve disputes concerning any reserves with respect to Disputed Claims, Disputed Interests or the administration thereof;

                     (j) to resolve any disputes concerning whether a person or entity had sufficient notice of the Chapter 11 Cases, the applicable claims bar date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of Plan for the purpose of determining whether a Claim or Interest is discharged thereby or for any other purpose;

                     (k) to determine any and all applications, Claims, Interests, pending adversary proceedings and contested matters (including, without limitation, any adversary proceeding or other proceeding to recharacterize agreements or reclassify Claims or Interests) in the Chapter 11 Cases;

                     (l) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                     (m) to seek the issuance of such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                     (n) to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

                     (o) to recover all assets of the Debtors and property of their estates, wherever located, including any Causes of Action under sections 544 through 550 of the Bankruptcy Code.

                     (p) to hear and resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                     (q) to hear any other matter not inconsistent with the Bankruptcy Code;

                     (r) to resolve any and all disputes or controversies relating to Distributions to be made, and/or reserves to be established, under the Plan; and

                     (s) to enter a final decree closing the Chapter 11 Cases.

                 2. Jurisdiction Over the Reorganized Debtors.

         Notwithstanding the jurisdiction retained in Section 14.1 of the Plan, from and after the Effective Date, the Bankruptcy Court shall not have the power to issue any order in the Chapter 11 Cases which modifies the Reorganization Securities or the rights of the holders thereof with respect to such Reorganization Securities.

                 3. Amendment and Modification to the Plan.

         In accordance with the provisions of Section 14.4 of the Plan, the Debtors reserve the right, in accordance with the Bankruptcy Code, to alter, amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, alter, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

                 4. Withdrawal and Revocation of the Plan.

         In accordance with the provisions of Section 14.8 of the Plan, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan or if the Confirmation Date does not occur, the Plan shall have no force and effect.

                 5. Approval of Agreements.

         The solicitation of votes to accept or reject the Plan shall be deemed a solicitation of the holders of New Common Stock for the approval of the Emergence Bonus Plan, Incentive Plan and all other agreements and transactions contemplated by this Plan, including, without limitation, those set forth in
Article VII of the Plan. Entry of the Confirmation Order shall constitute approval of the Emergence Bonus Plan, Incentive Plan and such other agreements and transactions and the Confirmation Order shall so provide. See "MANAGEMENT OF THE REORGANIZED DEBTORS."

V.       PROJECTIONS AND VALUATION.

         A. Projections.

                 1. Pro Forma Projected Capitalization.

         The following table summarizes (i) the consolidated capitalization of the Debtors projected at September 30, 1998 before giving effect to the transactions contemplated by the Plan, (ii) the pro forma adjustments to the Debtors' consolidated capitalization that would result from the transactions contemplated by the Plan and (iii) the consolidated capitalization of the Reorganized Debtors at September 30, 1998 as adjusted to give effect to the transactions contemplated by the Plan.

         This statement has been prepared based on unaudited financial statements of the Debtors which, in the opinion of the Debtors, contain all adjustments necessary for a fair presentation of this information.

Amounts in millions:

                                                         Unaudited                                Pro Forma
                                                         Projected              Pro Forma         Projected
                                                         September 30,          Adjustments       September 30,
                                                             1998                                 1998
                                                         -------------          ------------      --------------
Senior Debt:
     Term Loan
     Revolving Loan
         Total Senior Debt
Subordinated Debentures:
     11-1/8% Notes
     12% Notes
         Total Subordinated Debt
Other Long Term Debt:
Shareholders' Equity/(Deficit):
     New Common Stock
     Common Stock
     Additional Paid-In Capital
     Accumulated deficit
         Total Shareholders' Equity/(Deficit)
         Total Capitalization


                 2. Pro Forma Projected Balance Sheets.

         The following table summarizes (i) the unaudited projected consolidated balance sheet of the Debtors as of September 30, 1998 before giving effect to the transactions contemplated by the Plan, (ii) the pro forma adjustments to the Debtors' projected consolidated balance sheet that would result from the transactions contemplated by the Plan and (iii) the projected consolidated balance sheet of the Reorganized Debtors at September 30, 1998 as adjusted to give effect to the transactions contemplated by the Plan.

                            Harvard Industries, Inc.
                            Projected Balance Sheets
                            As of September 30, 1998
                                   (Unaudited)
                                 (In thousands)

                                                      1998


ASSETS
   Current Assets:
     Cash and cash equivalents

     Accounts receivable, net
     Inventories
     Prepaid expenses and other
       current assets
     Total

     Property, plant and equipment,
       net
     Reorganization asset
     Other assets, net


LIABILITIES AND EQUITY
   Current Liabilities:
     Revolver
     Current portion of long-term
       debt
     Accounts payable
     Accrued expenses
     Total


   Long-term debt
   Subordinated debt
   Pre-petition liabilities
   Post-retirement benefits other
     than pensions
   Other liabilities
   Total liabilities


   Shareholders' Equity
     Common stock and additional
       paid-in capital
     Accumulated deficit
     Total

Total liabilities and equity



                 3. Pro Forma Projected Statements.

         The following table sets forth forecasted unaudited income statement data for the Reorganized Debtors on a pro forma basis to give effect to the transactions contemplated in the Plan, and the assumptions on which the forecasts are based.

                            Harvard Industries, Inc.
                       Projected Statements of Operations
               Fiscal Years Ended September 30, 1998 through 2002
                                   (Unaudited)
                                 (in thousands)

                                           1998          1999         2000          2001            2002
                                           ----          ----         ----          ----            ----

Sales

Costs & expenses:
   Cost of sales
   Selling, general and
     administrative
   Impairment of long-lived assets
     and restructuring costs
   Gain on sale of operations
   Amortization of excess
     reorganization value
   Interest expense
   Total

Income (loss) before reorganization
items and income taxes
Reorganization items

Income (loss) before income taxes
Benefit (provision) for income taxes

Net income (loss)

                 4. Pro Forma Projected Cash Flow.

         The following table sets forth forecasted cash flow data for the Reorganized Debtors on a pro forma basis to give effect to the transactions contemplated in the Plan, and the assumptions on which the forecasts are based.

                            Harvard Industries, Inc.
                       Projected Statements of Cash Flows
               Fiscal Years Ended September 30, 1998 through 2002
                                   (Unaudited)
                                 (in thousands)

                                           1998           1999           2000           2001           2002
                                           ----           ----           ----           ----           ----
OPERATING ACTIVITIES:
   Net (loss) income
   Adjustments to reconcile net
     (loss) income to net cash
     provided by operating
     activities:
     Depreciation
     Amortization
     Deferred taxes
     Other
   Changes in assets and liabilities:
     Accounts receivable
     Inventories
     Prepaid expenses and other
       current assets
     Accounts payable
     Accrued expenses
     Other assets and liabilities,
       net


   Net cash (used for) provided by
               operations

INVESTING ACTIVITIES:
   Capital expenditures
   Proceeds from sales of
     operations, net

   Net cash used for investment
     activities

                                           1998           1999           2000           2001           2002
                                           ----           ----           ----           ----           ----
FINANCING ACTIVITIES:
   Issuance (repayment) of long-term
     debt
   Revolver (repayments) draws
   Other financing activities

   Net cash provided by (used for)
     financing activities

(Decrease) Increase in cash and cash
   equivalents
Cash and cash equivalents beginning
   of period

Cash and cash equivalents end of
   period

Noncash investing and financing
   activities:
   Third party assumption of capital
     lease obligations


         All of the foregoing projected financial information is unaudited.

                 5. Business Strategies.

         In November 1997, Harvard installed a new management team led by Roger Pollazzi, the current Chief Operating Officer. See "Significant Events During the Chapter 11 Case -- Management Transition." Shortly thereafter, Mr. Pollazzi's team reviewed Harvard's customer and product base. Upon such analysis, Mr. Pollazzi's team formulated a business strategy designed to expand the Debtors' customer base, diversify the sales base and increase and operating margins while cutting overhead and manufacturing costs (the "Turnaround Business Strategy"). The current management, which will be the management of Reorganized Harvard, is mindful of the trends that currently affect participants in the OEM automotive parts manufacturing industry. These trends include, among others, the increasing global scale of competition, consolidation of participants, higher levels of resource commitment and reduced profit margins. Because of the competitive pressures, Harvard intends to diversify the Debtors' revenue base into other related and potentially more profitable manufacturing sectors. The Debtors' management hopes that this effort will mitigate the effects of competitive pressures in the OEM automotive parts manufacturing industry.

         Bearing this in mind, management has developed the Turnaround Business Strategy incorporating a business plan and sales forecast through fiscal year 2002. The Turnaround Business Strategy is comprised of three general elements:

                 a. Selling or closing unprofitable divisions or plants. The Debtors' management has already begun this effort with the wind-up of Toledo, the closure of Harman and the sale of Harvard Interiors' Furniture Business assets.

                 b. Rationalizing the Debtors' current product base to increase profitability through increasing prices or eliminating unprofitable programs.

                 c. Expansion of the Debtors' customer and revenue base providing additional manufacturing services for its OEM automotive customers, and entering the industrial and automotive aftermarket product manufacturing segments.

         The Turnaround Business Strategy recognizes and capitalizes on the following: (i) the Debtors' manufacturing processes and labor currently produce high quality parts for the Debtors' current customers; (ii) given the Debtors' manufacturing and production base, the Debtors can produce products that employ the same or similar manufacturing processes for other markets; (iii) the Debtors' high volume production capabilities and scale may provide the Debtors with the ability to produce such products for new markets at lower costs and with higher profit margins; and (iv) the Debtors will be able to use the free cash flow previously invested in underperforming assets to fuel the growth of the continuing operations and to pay fixed charges.

         The following provides a summarized description of the impact of the Turnaround Business Strategy on the specific operations of the Reorganized
Debtors:

          Kingston-Warren

          o Kingston-Warren is a technological leader in the production of single and multi-durameter sealing products and systems. While Kingston-Warren currently is responsible for producing such products for its automotive OEM customers, such design and production skills are transferable into the design and production of similar parts and systems for other consumer and industrial markets.

          o In cooperation with the Trim Trends division of Hayes-Albion, Kingston-Warren has previously produced prototypes of modular assemblies for OEM customers. Management intends to increase the development of the production of such products. These pre-fabricated assemblies may be sold to customers with a higher profit margin than might otherwise be obtained by selling the component parts to OEM's for them to assemble into similar modules.

          o It is currently intended that Kingston-Warren's revenue base will be expanded into the industrial and automotive aftermarket segments. This division produces parts for OEM manufacturers that have the potential to be sold in these other segments at higher prices and margins.

          Hayes-Albion

          o It is currently intended that Hayes-Albion will leverage its lower manufacturing cost structure through the provision of increased value-added services for its OEM customers. By performing additional machining, assembly and other such services prior to shipping parts to its customers, Hayes-Albion may be able successfully to increase the prices and margins of its products.

          o It is currently intended that Hayes-Albion will expand its revenue base into the industrial products and automotive aftermarket segments. Several Hayes-Albion plants produce parts for OEM manufacturers that have the potential to be sold in the automotive aftermarket segment at higher prices and margins. Additionally, these facilities possess the skills that may be transferred into the production of parts for industrial consumers at higher margins.

          o The revenue base of Hayes-Albion's Trim Trends division will be expanded through increased penetration into both the automotive OEM customer market, as well as other industrial and consumer markets. Trim Trends is a technological leader in roll-forming high tensile strength steel and other such metal raw materials. Such production skills are readily transferable into the production of parts, assemblies and modules for other markets.

          Doehler-Jarvis

          o Management believes the remaining portion of the Doehler-Jarvis Entities will leverage its lower manufacturing cost structure through the provision of increased value-added services for its OEM customers. By performing additional machining, assembly and other services prior to shipping parts to its customers, Doehler-Jarvis can increase the prices and margins for its parts.

          o Management believes Doehler-Jarvis will expand its revenue base into the industrial products and automotive aftermarket segments. This division can produce parts for OEM manufacturers that have the potential to be sold to the automotive aftermarket segment at higher prices and margins. Additionally, these facilities possess skills that can be transferred into the production of parts for industrial consumers at higher margins.

          Harvard Interiors

          o Harvard Interiors is primarily involved in the manufacturing of rocket launchers for the United States Government and other customers. Harvard had previously announced its intention to sell this division. However, over the past 18 months, Interiors has attracted a substantial amount of contract orders which management believes will keep the division cash flow positive for the next several years.

         With the exception of Trim Trends and Doehler-Jarvis, Harvard's subsidiaries, affiliates and divisions currently operate at or near capacity fulfilling the terms of purchase orders with its OEM customers. Harvard does not currently have the capacity to produce parts for the industrial and automotive aftermarket segments in addition to its contractual obligations for the OEM segment. Management intends to relinquish some of its current OEM business to create capacity for the production of new products and systems. There can be no assurance that management of Reorganized Debtors will be able to relinquish such business without temporarily or permanently impairing its relations with its OEM customers. Additionally, there can be no assurance that the Reorganized Debtors will attract new business from current or new customers over the projected time frame on or at the projected levels of sales and profitability.

         Harvard does not currently have the access to the capital resources necessary to expand immediately its production base to implement such production initiatives. Moreover, management does not believe that Harvard should expand its production base and expose itself to substantial operating risk should the automotive industry experience a substantial reduction in automotive and related production through either an industry-wide or general economic downturn.

         There can be no assurance that any element or all elements of the Turnaround Business Strategy will be successfully executed as proposed by Harvard's management. The Debtors' long-term viability and profitability are directly tied to management's ability to fully execute the Turnaround Business Strategy. The successful execution of the Turnaround Business Strategy depends, to a large degree, on factors and conditions that are beyond management's control. See Article VI -- "RISK FACTORS." Consequently, the Debtors' prospects and profitability may be materially impaired to the extent that management fails to or is prevented from executing the Turnaround Business Strategy for any reason.

                 6. Material Assumptions.

         The pro forma forecasts above necessarily make numerous assumptions (the material assumptions are set forth below) with respect to industry performance, general business and economic conditions, taxes and other matters, many of which are beyond the Reorganized Debtors' control. Accordingly, such forecasts and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth below. Although the forecasts represent the best estimates of the Reorganized Debtors, for which the Reorganized Debtors believe they had a reasonable basis as of the time of the preparation thereof, of the results of operations of the Reorganized Debtors after giving effect to the Plan, they are only estimates, and actual results may vary considerably from the forecasts. Consequently, the inclusion of the forecast information herein should not be regarded as a representation by the Debtors or Reorganized Debtors or any other person that the forecast results will be achieved. The pro forma forecasts set forth below were not prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forecasts. Holders of Claims and Interests are cautioned not to place undue reliance on the forecasts.

         The material assumptions of the forecasts are:

     a. The Senior Notes ($300.0 million) and the accrued interest thereon ([$9.7] million as of May 8, 1997), along with substantially all other General Unsecured Claims are converted into equity.

     b. All interest payments with respect to Post Confirmation Credit Facility are made when due.

     c. From fiscal 1999 through fiscal 2002, all mandatory term loan payments are made when due and any remaining cash is expected to be used to reduce revolving credit borrowings outstanding.

     d.   [TO COME]

     e. Tax expense includes foreign, state, local, and federal alternative minimum tax between 1999 and 2002 (inclusive). The forecasts assume that the Reorganized Debtors will not receive any benefit of NOL's resulting from the confirmation of the Plan. All taxes are paid when due.

     f. [The Reorganized Debtors will suffer no adverse tax consequences resulting from cancellation of indebtedness income.]

     g.   No dividends are declared or paid to stockholders.

     h.   Consummation of the Plan on [ ] [ ], 1998.

     i. Borrowings outstanding under the Post-Confirmation Credit Agreement will total [$126.0] million.

     j. Outstanding borrowings under the revolving credit facility of the Post-Confirmation Credit Agreement will bear interest at [____]%. Outstanding borrowings under the term loan facility of the Post-Confirmation Credit Agreement will bear interest at [___]%. While the forecasts have assumed a constant interest rate, holders of Claims should note that borrowings under the Post-Confirmation Credit Agreement will bear interest at floating rates which may be higher or lower than the assumed rate.

     k. North American vehicle builds were projected by DRI as follows (amounts in millions of vehicles):

                                Cars/Light Trucks          Heavy Trucks
                                -----------------          ------------
                       1999            [   ]                   [   ]
                       2000            [   ]                   [   ]
                       2001            [   ]                   [   ]
                       2002            [   ]                   [   ]
                       2003            [   ]                   [   ]

     l. The forecasts utilize the underlying platform production levels for the platforms Reorganized Harvard is currently under contract to supply in specified quantities, or anticipates winning contracts for when such contracts are awarded.

     m. Expense levels were determined once revenue projections were established. For 1999, such levels were based on, but not limited to, such facts as:

          i)   Price trends for raw materials;

          ii)  Factory productivity and efficiency trends;

          iii) Cost reduction programs;

          iv)  Projected headcount;

          v)   General economic activity;

          vi) Overhead increases or decreases to support new programs/phasing out of old programs;

          vii) Year 2000 and forward were based on continuation of many of the same factors estimated for 1999, with a flat auto build through 2002; and

          viii) Reorganized Harvard's additional revenues derived from sales into new markets were based upon management's estimates of revenue, costs and market penetration. To the extent that such revenues are tied to automotive build rates, the above production assumptions were used. Likewise, management determined expense levels after estimating revenues, and based such cost estimates on factors including those enumerated above.

     n. The following dispositions are made with respect to the Debtors assets and the facilities:

          i) The Toledo Facility is wound up and all assets disposed of by October 31, 1998, for $17 million net proceeds;

          ii) Hayes-Albion's Tiffin, Ohio facility is either sold or liquidated with no net cash proceeds after absorption of wind-up and other liquidation costs; and

          iii) Harman's Bolivar Facility is liquidated with no net Cash proceeds after absorption of wind-up and other liquidation costs.

         B. Valuation of the Reorganized Debtors.

         For purposes of this Disclosure Statement, the Debtors have employed a valuation of the Debtors prepared by the financial advisors to the Creditors' Committee. In ascertaining the value of the Reorganized Debtors, advisors to the Creditors' Committee relied primarily on the discounted cash flow methodology based on the Pro Forma projections developed by the Debtors. This analysis entailed a calculation of the present value of the free cash flows under the projections, assuming a terminal value.

         In determining the valuation of Reorganized Harvard the Creditors' Committee's financial advisors examined (a) the audited public documents for Harvard, (b) detailed internal financial statements, (c) management's five year business plan, (d) publicly available information on the industry, Harvard and its competitors including information regarding the trading and markets for the securities of Harvard and of other companies comparable to Harvard and information on recent mergers and acquisitions, (e) the draft of the Plan and
(f) other information, financial studies, analyses, investigations and economic criteria. The Creditors' Committee's financial advisors also held discussions with various members of senior management at Harvard to discuss the Harvard's historical and prospective industry environment and operating results, prospects for cost savings and new business opportunities.

         The valuation methodologies used by the Creditors' Committee's financial advisors to derive per share equity values for Harvard included a comparable company analysis, a similar transaction multiple analysis and a discounted cash flow analysis. In applying these valuation methodologies, the Creditors' Committee's financial advisors made numerous assumptions regarding the Company's projected performance, overall industry performance, business and economic conditions and other matters.

         The discounted cash flow approach involves deriving the unleveraged free cash flows that the Debtors (on a consolidated basis) would generate assuming the projections were realized. These cash flows and an estimated value of the Debtors (on a consolidated basis) at the end of the projected period are discounted to the present at the Debtors' estimated post-restructuring weighted average cost of capital to determine the Debtors' enterprise value (on a consolidated basis).

         ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF MANAGEMENT'S BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

         Based on the methods described above, the Creditors' Committee's financial advisors have estimated that the enterprise value for the Reorganized Debtors is between $[ ] million and $[ ] million, with a mid-point value of $[ ] million. After deducting the estimated long-term indebtedness of the Debtors of $[ ] million, the estimated total value of the New Common Stock is between $[ ] million and $[ ] million, with a mid-point value of $[ ] million. Based upon the uncertainties attendant to the appreciation in the value of the New Common stock which, in turn, will affect the actual value of the New Warrants, the Creditors' Committee's financial advisor has not assigned a value to the New Warrants for purposes of calculating either the value of the New Common Stock or the value of the New Warrants. Therefore, assuming 20 million shares of New Common Stock will be issued on the Effective Date, the New Common Stock is estimated to be valued at the mid-point value of approximately between $[ ] million to $[ ], or approximately $[ ] to $[ ] per share.

         THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

         THE VALUATION SET FORTH HEREIN REPRESENTS ESTIMATED REORGANIZATION VALUES AND DOES NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

VI.     RISK FACTORS.

         HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

         A. Business Risks.

                 1. Tax Issues.

         The Debtors expect that a significant portion of their net operating loss carryovers ("NOLs") will be eliminated as a consequence of the Plan. In addition, certain other tax attributes of the Reorganized Debtors may under certain circumstances be eliminated or reduced as a consequence of the Plan. The elimination or reduction of NOLs and such other tax attributes may substantially increase the amount of tax payable by the Reorganized Debtors following the consummation of the Plan as compared with the amount of tax payable had no such attribute reduction been required. The projected financial information contained in this

Disclosure Statement assumes that the NOLs are not preserved. Nevertheless, the Debtors have endeavored to take such steps as are necessary to maximize their use of the NOLs and are hopeful that they will be able to utilize a significant portion. For a further discussion of the federal income tax consequences of the Plan, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--Tax Consequences to the Reorganized Debtors."

                 2. Financial Condition of the Debtor; Payment at Maturity; Dividends.

         The Debtors are currently, and after the Effective Date the Reorganized Debtors will continue to be, highly leveraged. There can be no assurance that the operating cash flow of the Reorganized Debtors, after giving effect to operating requirements, will be adequate to fully fund the payment of interest under its post-confirmation indebtedness when due as well as all capital expenditures contemplated in the Debtors' cash-flow projections.

         The Debtors believe that a their substantial capital investment program is crucial to the Debtors' future profitability and their ability to generate the cash flow necessary for their operating requirements, to pay interest on their debt and for payment of the principal amounts of the Post-Confirmation Credit Agreement debt at maturity. There can be no assurance that the financial resources available under the Plan will be sufficient to fund the capital expenditures which are necessary to keep the Debtors competitive and enable them to be sufficiently profitable to service their debt.

         The ability of the Reorganized Debtors to service their indebtedness and to repay or refinance it at maturity may depend on their ability to raise sufficient new equity capital, or, possibly, on their ability to sell selected assets of the Reorganized Debtors or the Reorganized Debtors as a whole. If the Reorganized Debtors meet the forecasts described in Section V hereto, the Debtors believe that, based on current market conditions, such refinancing and new equity capital should be obtainable. However, there can be no assurance that the projections can be met, that such financing will be obtained, that, if obtained, it will be on terms favorable to the Reorganized Debtors or that the Reorganized Debtors will be able to be sold in whole or in part on terms that will yield sufficient proceeds to pay off the Reorganized Debtors' obligations.

                 3. Contractual Restrictions in Post-Confirmation Environment.

         The Post-Confirmation Credit Agreement and New Junior Secured Debentures Indenture will contain restrictive financial and operating covenants and prohibitions, including provisions which will limit the Reorganized Debtors' ability to make capital expenditures and pay cash dividends and make other distributions to holders of New Common Stock and Preferred Stock (if any shares thereof are issued). Restrictions on capital investment are expected to be more restrictive when the Reorganized Debtors' cash flow and profitability are lower than projected and less restrictive if they are higher than projected. [There may be further capital expenditure restrictions if certain agreed-upon financial tests are not met.] As noted above, failure to make necessary capital expenditures could have an adverse effect on the Reorganized Debtors' ability to remain competitive and profitable.

         There can be no assurance that the Reorganized Debtors will be able to achieve or maintain the financial performance tests expected to be contained in the Post-Confirmation Credit Agreement and New Junior Secured Debentures Indenture. Failure to meet such financial tests or other covenants would result in a default thereunder. If any such default were not remedied within the applicable grace period, if any, the lenders under the Post-Confirmation Credit Agreement would be entitled to declare the amounts outstanding thereunder due and payable, accelerate the payment of all such amounts and foreclose upon all of the tangible and intangible assets of the Reorganized Debtors and their subsidiaries. See "THE PLAN -- Conditions to and Means for Consummation of the Plan -- Principal Plan Documents -- Post-Confirmation Credit Agreement." It is also likely that any Alternative Financing Transaction will include similar restrictions and covenants.

         There can be no assurance that the Reorganized Debtors' performance and their ability to satisfy their debt service obligations will not be adversely affected by one or a combination of the above or other factors.

                 4. Substantial Leverage and Ability to Service Debt.

         Upon consummation of the Plan of Reorganization, the Debtors will be highly leveraged and will have indebtedness that is substantial in relation to stockholder's equity. As of September 30, 1998, on a pro forma basis after giving effect to the Plan of Reorganization, the Company is projected to have $[126.0] million of outstanding indebtedness.

         The Debtors' high degree of leverage could have important consequences for creditors and equity holders in Reorganized Harvard, including the following:

          (a) the Debtors' ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes may be impaired in the future;

          (b) a substantial portion of the Debtors' cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes;

          (c) the Debtors may be substantially more leveraged than certain of its competitors, which may place Debtors at a competitive disadvantage; and

          (d) the Debtors' ability to adjust rapidly to changing market conditions may be hindered and could make the Debtors more vulnerable in the event of a downturn in general economic conditions or its business.

         The Debtors' ability to make scheduled payment of principal and interest or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, will be subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. For fiscal years 1996 and 1997, the Debtor had net losses of $[69] million and $[389] million, respectively. If the


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Debtors' cash flow and capital resources are insufficient to fund its debt service obligations, the Debtor may be forced to reduce or delay planned expansion or capital expenditures, sell assets, obtain additional equity capital or restructure its indebtedness. There can be no assurance that the Debtors' operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future.

         The Debtors do not currently intend to pay dividends on the New Common Stock at any time in the foreseeable future.

                 5. Successful Execution of the Turnaround Business Strategy.

         The Turnaround Business Strategy entails a substantial and deliberate restructuring of the Reorganized Debtors' revenue and customer base. The success of the Plan is based on the ability of the Debtors to implement the Turnaround Business Strategy. Of necessity, the Turnaround Business Strategy assumes that the Reorganized Debtors will be able to migrate their revenue and customer base over a certain time frame, which time frame may or may not be realized. The Reorganized Debtors' value and profitability are dependent upon their ability to successfully execute the Turnaround Business Strategy.

         The success of the Turnaround Business Strategy, however, is vulnerable to certain risks, including among other things, the Debtors' inability:

               a. to terminate consensually certain unprofitable contracts and purchase orders with their customers;

               b. to attract new business or customers for its present market segments;

               c.   to produce new products at projected margins;

               d.   to produce new products at competitive prices;

               e. to attract key new personnel for its manufacturing facilities;

               f. to dispose of old business in a time span that will enable the Debtors to utilize capacity for new business in an efficient manner;

               g. to develop or acquire a distribution network for after-market and industrial products; and

               h. to appropriately gauge the impact of the Turnaround Business Strategy on relations with current customers.


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


                 6. Capital Expenditure Program.

         The Debtors' performance will be dependent upon, among other things, their ability to make major capital expenditures over the next several years in order to service existing business, enter new markets and remain competitive in certain markets. Capital expenditures are currently estimated to total $28.8 million in 1998 and $19.3 million in 1999. Through 2002 (inclusive of 1998), the Debtors expect to spend approximately $110 million. As noted above, financial resources provided after the consummation of the Plan may not be sufficient to fund the capital expenditures which are necessary to enable the Debtors to achieve a level of profitability which will allow the Debtors to service their debt. (See "RISK FACTORS--Business Risks--Financial Condition of the Debtors; Payment at Maturity; Dividends.")

                 7. Environmental Regulation and Litigation.

         The Debtors are subject to extensive regulation under environmental and occupational health and safety laws and regulations. In addition, CERCLA generally imposes joint and several liability for clean-up and enforcement costs, without regard to fault on parties allegedly responsible for contamination at a site. The Debtors may be subject to liability as a result of the disposal of hazardous substances on and off the properties currently and formerly owned or operated by the Debtors. In addition, the Debtors are subject to various federal, state, local and foreign laws and regulations, including CERCLA, governing the use, discharge and disposal of hazardous materials. During fiscal years 1996 and 1997, the Debtors expended $2.7 million and $1.7 million, respectively, in cash, in environmental remediation costs and related expenses.

         As a result of historical and current operations involving the use and disposal of hazardous materials in the ordinary course of their operations, the Debtors have been named as defendants or potentially responsible parties in a variety of environmental matters, including contractual indemnity and statutory cost recovery litigation involving current and former operating facilities as well as waste disposal sites. As part of such litigation, the Debtors have asserted counterclaims and cross-claims relating to the properties involved and other properties where the Debtors believe that the original plaintiffs, as well as other parties, are liable for certain investigative and remedial costs that have been or may be incurred by the Debtors.

         The Debtors are also conducting remedial activities at certain current and former facilities pursuant to governmental order and private contractual agreements. Furthermore, as a result of the Debtors' manufacturing operations involving the use and disposal of hazardous substances, the Debtors are aware of certain currently owned facilities that are not required to be remediated at the current time but that could possibly require remediation activity in the future.

         While the Debtors believe they have provided adequate reserves for their share of potential costs associated with the clean-up of hazardous substances at various sites, no assurance can be given that the reserved amounts will be sufficient to satisfy the Reorganized Debtors' obligations.

         Finally, given the Debtors' historical operations involving the use and disposal of hazardous substances, additional environmental issues may arise in the future the precise nature and magnitude of which the Debtors cannot predict.

                 8. Competition.

         The markets for the Debtors' products are highly competitive. The Debtors' products compete with those of a substantial number of companies, many of which are larger and have resources, financial or otherwise, substantially greater than the Debtors. Competitive factors in the market include product quality, customer service, product mix, new product design capabilities, cost, reliability of supply and supplier ratings. There can be no assurance that the Reorganized Debtors will be able to compete effectively with these companies following the Effective Date.

                 9. Collective Bargaining Agreements.

         As of March 30, 1998, the Debtors had approximately 6,000 employees. Approximately __% of the Debtors' employees are covered by collective bargaining agreements negotiated with __ locals of __ unions (collectively, the "Unions"). These contracts expire at various times through the year 2000. Discussions with various Unions regarding new labor agreements or an extension of existing contracts are presently underway. A prolonged labor dispute could have a material adverse effect on the Debtors.

                 10. Underfunded Pension Plans.

         As reflected in the Debtors' audited financial statements, the Debtors collectively had unfunded pension liabilities as of September 30, 1997 of approximately $5.7 million related to defined benefit pension plans where plan liabilities (on an accumulated benefit obligation basis) exceeded the fair value of plan assets. The Debtors estimate that the unfunded liabilities as of September 30, 1998 (as determined on a comparable basis) are approximately $____ million. See "Conditions to and Means for Consummation of the Plan -- Principal Plan Documents -- PBGC Agreement."

                 11. Significance of the Automotive Industry.

         A significant portion of the Debtors' sales are made to customers in the automobile and light truck manufacturing industry. Direct sales of the Debtors' products to the automobile and light truck manufacturing market accounted for approximately 98%, 96% and 95% of the Debtors' net sales in Fiscal 1997, 1996 and 1995, respectively. Demand for certain of the Debtors' products is affected by, among other things, the relative strength or weakness of the North American automobile and light truck manufacturing industry and events, such as labor disputes, affecting the North American automobile and light truck manufacturing industry.

         Currently, there exists a strike by locals of the UAW affecting a good portion of GM's manufacturing facilities. The Debtors are uncertain as to the business effects of a long-term work stoppage.

         B. Bankruptcy Risks.

                 1. Objection to Classifications.

         Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

                 2. Risk of Nonconfirmation of the Plan.

         Even if all Classes of Claims or Interests that are entitled to vote accept the Plan, the Plan might not be confirmed by the Bankruptcy Court.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting creditors and equity security holders not be less than the value of distributions such creditors and equity security holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan satisfies all the requirements for confirmation of a plan of reorganization under the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court will also conclude that the requirements for confirmation of the Plan have been satisfied. See "CONFIRMATION OF THE PLAN."

                 3. Nonoccurrence of Effective Date of the Plan.

         Even if all Classes of Claims and Interests that are entitled to vote accept the Plan, the Plan many not go effective on the Effective Date. The Plan sets forth conditions to the consummation of the Plan which may not be satisfied by the Effective Date. The Debtors believe that they will satisfy all requirements for consummation required under the Plan. There can be no assurance, however, that the Bankruptcy Court will also conclude that the requirements for consummation of the Plan have been satisfied. See "CONFIRMATION OF THE PLAN."

                 4. Potential Effect of Bankruptcy on Certain Relationships.

         The effect, if any, which the commencement of the Chapter 11 Cases may have upon the operations of the Reorganized Debtors cannot be accurately predicted or quantified. If, however, confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could adversely affect the Debtors' relationships with its customers, suppliers and employees, resulting in a material adverse impact on the operations of the Debtors. Moreover, even expedited Chapter 11 Cases could have a detrimental impact on future sales and patronage due to the possibility that the Chapter 11 Cases may create a negative image of the Debtors in the eyes of their customers.

         The pendency of the Chapter 11 Cases has negatively affected the operations of the Debtors and their results of operations, and adverse effects of the Chapter 11 Cases may affect future periods as well.

         C. Liquidity Risks.

                 1. Restrictions on Transfer.

         Holders of New Common Stock New Junior Secured Debentures (if any) or New Warrants who are deemed to be "underwriters" as defined in subsection 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" or "control persons" of the Reorganized Debtors within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), will be unable to offer or sell their New Junior Secured Debentures (if any), New Common Stock or New Warrants after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws. See "THE PLAN -- Securities Law Matters -- Exemptions From Securities Act Registration; Registration Rights Agreement."

                 2. Potential Illiquidity of Plan Securities.

         No established trading market exists for the New Junior Secured Debentures (if any), New Common Stock or the New Warrants, and no assurance can be given that such a trading market will develop following the effectiveness of the Plan or, if a trading market for the New Junior Secured Debentures (if any), New Common Stock or the New Warrants develops, no assurance can be given as to the liquidity of such a trading market.

         As provided in the Plan, the Reorganized Debtors will use their reasonable best efforts to cause the New Junior Secured Debentures (if any), New Common Stock or the New Warrants to be listed on one or more stock exchanges or quoted on the National Market System on or before the date which is one hundred twenty (120) days after the Effective Date. There can be no assurance, however, that the New Junior Secured Debentures (if any), New Common Stock or the New Warrants will be listed on any stock exchange or quoted on the National Market System.

VII.     CONFIRMATION OF THE PLAN.

         A. Voting Procedures and Requirements.

         The Debtors are providing copies of this Disclosure Statement, Ballots and, where appropriate, summary Ballots, to all known holders of Impaired Claims and Interests who are entitled to vote on the Plan, including registered holders of the Debtors' securities. Registered holders may include brokerage firms, commercial banks, trust companies or other nominees. Any such nominee who requires additional copies of the Disclosure Statement and Ballots for distribution to beneficial holders may obtain them from BSI, by calling 1-888-498-7764 (Attn: Laura Campbell). If a registered holder does not hold for its own account, then it is required to provide promptly copies of this Disclosure Statement and appropriate Ballots to its


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


customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his or its brokerage firm, nominee, or BSI.

         Pursuant to the provisions of the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are "impaired" under the terms and provisions of a plan of reorganization and entitled to receive a distribution thereunder are entitled to accept or reject a plan. Accordingly, Classes of Claims or Interests that are not Impaired are not entitled to vote on the Plan. In addition, Classes of Claims or Interests that are not entitled to a Distribution are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan. Under the Plan, (i) the Claims in Class 1 are not Impaired under the Plan and, therefore, the holders thereof are presumed to have accepted the Plan, (ii) the Claims in Classes 2, 3, 4, 5 and 6 and the Interests in Class 7 and 8 are Impaired under the Plan and, therefore, entitled to vote to accept or reject the Plan; (iii) the Interests in Class 9 are Impaired but the holders of these Interests are proponents of the Plan and thus, are deemed to have accepted the Plan; and (iv) the Interests in Class 10 are deemed not to have accepted the Plan by virtue of not receiving any distributions under the Plan. Some holders of Claims and Interests may hold Claims and/or Interests in more than one Impaired Class and must vote separately for each Class. Such holders will receive a separate Ballot for all their Claims in each Class and should complete and sign each Ballot separately. For most holders of Claims or Interests in Impaired Classes, the Ballots enclosed with this Disclosure Statement have been encoded with the amount of such holders' Claim for voting purposes, subject to change as a result of relief sought in the Bankruptcy Court prior to the Confirmation Date. The voting procedures are set forth in a voting procedures order, dated August [ ], 1998 (the "Voting Procedures Order"). The Voting Procedures Order establishes the following procedures with respect to the amount and classification of a Claim or Interest for voting purposes:

                 1. With respect to a Claim or Interest as to which a proof of claim or proof of interest, as the case may be, has not been timely filed (i.e., was not filed or was filed after the deadline set by the Bankruptcy Court for the filing of a claim of that type), the voting amount of such Claim or Interest (subject to any applicable limitations set forth below) shall be equal to the amount listed, if any, in respect of such Claim or Interest in the Debtors' Schedules to the extent such Claim or Interest is not listed as contingent, unliquidated, undetermined or disputed. Such Claim or Interest shall be placed in the appropriate Plan class based upon the Debtors' records and the classification scheme set forth in the Plan.

                 2. With respect to a liquidated, non-contingent Claim as to which a proof of claim has been timely filed and as to which an objection has not been filed at least five days prior to the end of the voting period fixed by the Bankruptcy Court with respect to the Plan (the "Voting Period"), the amount and classification of such Claim shall be that specified in such proof of claim as reflected in the records of BSI, the agent for the Clerk of the Bankruptcy Court, subject to any applicable limitations set forth below.

                 3. With respect to a proof of claim or proof of interest, as the case may be, which, according to BSI's records, was not timely filed (i.e., was filed after the deadline set by the Bankruptcy Court for the filing of a proof of a claim or a proof of interest of that type) and is not subject to the provisions of paragraph (a) above, such Claim or Interest shall be provisionally disallowed for voting purposes.

                 4. With respect to a proof of claim or proof of interest, as the case may be, which is the subject of an objection filed at least five days prior to the end of the Voting Period, the Claim or Interest represented by such proof of claim shall be provisionally disallowed for voting purposes, except to the extent and in the manner that: (i) the Debtors indicate the Claim or Interest should be allowed in the Debtors' objection to such Claim or Interest; or (ii) the Bankruptcy Court otherwise orders.

                 5. With respect to a Claim that has been estimated or otherwise allowed for voting purposes by order of the Bankruptcy Court, the amount and classification of such Claim shall be that set by the Bankruptcy Court.

                 6. A Claim listed in the Schedules or a proof of claim timely filed as wholly unliquidated, contingent and/or undetermined shall be accorded one vote valued at one dollar for purposes of section 1126(c) of the Bankruptcy Code, unless the Claim is disputed as set forth in (4) above.

                 7. With respect to a Claim that is unliquidated, contingent and/or undetermined in part, the holder of the Claim shall be entitled to vote that portion of the Claim that is liquidated, non-contingent and undisputed in the liquidated, non-contingent and undisputed amount, subject to any limitations set forth herein and unless otherwise ordered by the Bankruptcy Court.

                 8. Holders shall not be entitled to vote Claims or Interests to the extent such Claims or Interests duplicate or have been superseded by other Claims or Interests of such holders of Claims or Interests.

         In addition, the following rules have also been established under the Voting Procedures Order:

                 1. Whenever a holder of a Claim of Interest submits more than one Ballot voting the same Claim or Interest prior to the deadline for submission of Ballots, the first of such multiple Ballots filed (and only such Ballot) shall be counted in accordance with the rules otherwise established pursuant to the Voting Procedures Order, unless either (i) the Debtors consent to the filing and counting of a superseding ballot, or (ii) the Bankruptcy Court, after notice and a hearing, orders otherwise.

                 2. The authority of the signatory of each Ballot to complete and execute the Ballot shall be presumed.

                 3. Except with respect to "summary" Ballots (as described below) a holder of a Claim or Interest must vote all of its Claim or Interest within a particular Class under the Plan either to accept or reject the Plan and may not split its vote. Accordingly, a Ballot (or multiple Ballots with respect to separate Claims or Interests within a single Class) that partially rejects and partially accepts the Plan or that indicates both a vote for and against the Plan will not be counted.

                 4. Any Ballot that does not indicate whether the holder of the relevant Claim or Interest is voting for or against the Plan will be counted as a vote for the Plan.

                 5. Any Ballot that is not signed will not be counted.

                 6. For the purpose of voting on the Plan, BSI, as balloting agent, will be deemed to be in constructive receipt of any Ballot timely delivered to any address that BSI (or its authorized agent) designates for the receipt of Ballots cast in connection with the Plan.

                 7. Any Ballot postmarked prior to the end of the Voting Period but received by BSI after the end of the Voting Period shall not be counted.

         In accordance with Bankruptcy Rule 3017(e), the Debtors expect to send Ballots to record holders of PIK Preferred Stock, Old Common Stock and the Senior Notes as of [ ] [ ], 1998 or as of such other date as is specified in the order approving this Disclosure Statement (the "Voting Record Date"). In the event that the record holders are Indenture Trustees, transfer agents, registrars, servicing agents or other intermediaries (collectively, the "Intermediaries") holding Claims or Interests for or acting on behalf of the beneficial owners of the PIK Preferred Stock, Old Common Stock or holders of the Senior Notes, they will be entitled to receive, upon request made of the Debtors or the Debtors' designated agent at least five (5) Business Days prior to the voting deadline, sufficient copies of Ballots to distribute to the beneficial holders (as of the Record Date) of the Claims or Interests for which it is an Intermediary. The Intermediary must collect those Ballots and complete and submit a "summary" Ballot within the voting period. In order to be counted, except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots must be mailed, signed and returned so that they are received no later than 4:30 p.m. Eastern time, on [ ] [ ], 1998 at the following address:

                            Doehler-Jarvis Balloting
                           c/o Bankruptcy Services LLC
                               70 East 55th Street
                               New York, NY 10022
                              Attn: Laura Campbell

         As mentioned above, if your Ballot is not signed and returned as described, it will not be counted. If your Ballot is damaged or lost, or if you do not receive a Ballot, you may request a replacement by addressing a written request to BSI at the foregoing address, or calling BSI at 1-888-498-7764.

         Please follow the directions contained on the enclosed Ballot carefully.

         The process of soliciting consents to confirmation of the Plan must be fair and open without outside influence in the form of representations, inducements or duress of any kind.

To the extent that you believe solicitation of your vote from any party is being sought outside of the judicially-approved and statutorily-defined disclosures requirements and voting procedures, please contact co-counsel for the Debtors or co-counsel for the Creditors' Committee.

         B. Acceptance.

         Acceptance of a plan of reorganization requires that each impaired class of claims or interests (as classified therein) accepts that Plan, with certain exceptions hereinafter discussed below. Thus, acceptance of the Plan requires acceptance by each of the Impaired Classes.

         Classes of claims and interests that are not Impaired under a plan are deemed to have accepted the plan. Acceptances of the Plan are being solicited only from those persons who hold Claims or Interests of Impaired Classes.

         The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by the holders of at least two-thirds (2/3) in dollar amount and a majority in number of claims of that class, but for that purpose, only those claims, the holders of which actually vote to accept or reject the plan, are counted. The Bankruptcy Code defines acceptance of a plan by a class of interests as acceptance by the holders of at least two-thirds (2/3) of the allowed interests in such class, but for that purpose, only those interests, the holders of which actually vote to accept or reject the plan, are counted

         C. Confirmation of the Plan.

         In order to confirm the Plan, section 1129 of the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plan, including, without limitation: (a) that the Plan has classified claims and interests in a permissible manner; (b) that the contents of the Plan comply with the technical requirements of the Bankruptcy Code; (c) that the Debtors have proposed the Plan in good faith; and (d) that the Debtors have made disclosures concerning the Plan which are adequate and include information concerning all payments made or promised in connection with the Plan and the Chapter 11 Cases. The Debtors believe that all of these conditions have been or will be met.

         The Bankruptcy Code requires (unless the "cramdown" provisions of the Bankruptcy Code (as discussed below) are utilized), as a condition precedent to confirmation, that the Plan be accepted by the requisite votes of each Class of Claims and Interests voting as separate Classes. Therefore, the Bankruptcy Court must find, in order to confirm the Plan, that the Plan has been duly accepted. In addition, the Bankruptcy Court must find that the Plan is feasible and that the Plan is in the "best interests" of all holders of Claims and Interests. Thus, even if holders of Claims or Interests of the Debtors were to accept the Plan by the requisite number of votes, the Bankruptcy Court would be required to make independent findings respecting the Plan's feasibility and whether the Plan is in the best interests of holders of Claims and Interests before it can confirm the Plan.

                 1. The Best Interests Test.

         Whether or not the Plan is accepted by each Impaired Class of Claims and each Impaired Class of Interests entitled to vote on the Plan, in order to confirm the Plan the Bankruptcy Court must, pursuant to section 1129(a)(7) of the Bankruptcy Code, independently determine that the Plan is in the best interests of each holder of an impaired Claim or Interest that has not accepted the Plan. This requirement is satisfied if the Plan provides each non-accepting holder of a Claim or Interest in such Impaired Class a recovery on account of such holder's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution each such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         To determine the value that holders of Impaired Claims and Interests would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the aggregate dollar amount that would be generated from the liquidation of the Debtors' assets if the Debtors' Chapter 11 Cases were converted to a chapter 7 liquidation case and the Debtors' assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the Debtors' assets, augmented by cash held by the Debtors and reduced by certain increased costs and Claims that arise in a chapter 7 liquidation case that do not arise in a chapter 11 reorganization case.

         The Liquidation Value available for satisfaction of general creditors of, and Interests in, the Debtors would be reduced by: (a) the Claims of Secured Creditors to the extent of the value of their collateral, and (b) the costs, fees and expenses of the liquidation under chapter 7, which would include: (i) the compensation of a trustee and its counsel and other professionals retained,
(ii) disposition expenses, (iii) all unpaid expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for attorneys, financial advisors, investment bankers, brokers, auctioneers and accountants and the costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other such appointed committee) which are allowed in a chapter 7 case, (iv) litigation costs, and (v) Claims arising from the operation of the Debtors during the pendency of the Chapter 11 Cases and the chapter 7 liquidation case. The liquidation itself would trigger certain Claims, such as Claims for severance pay and environmental claims, and would accelerate other priority payments which would otherwise be paid in the ordinary course. These Claims would be paid in full out of the liquidation proceeds before the balance would be made available to pay most other Claims or to make any distribution in respect of Interests. Liquidation would also involve the rejection of additional executory contracts and unexpired leases of the Debtors and substantial additional rejection damage Claims.

         To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties, after subtracting the amounts attributable to the foregoing Claims, costs, fees and expenses, are compared with the value of the property offered to such Classes of Claims and Interests under the Plan on the Effective Date.

                     (a) The Debtors' Estimate of Liquidation Value.

         The liquidation analysis annexed to the Disclosure Statement as Appendix "4" is based on the projected assets and liabilities of the Debtors as of September 30, 1998. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtors. Accordingly, there can be no assurances that the values assumed in the analysis would be realized if the Debtors were in fact liquidated. Accordingly, although the analysis that follows is necessarily presented with numerical specificity, the actual liquidation values could vary significantly from the amounts set forth below. This analysis has been prepared solely for purposes of estimating proceeds in a complete chapter 7 liquidation, and does not represent values that are appropriate for any other purpose. Variance from the estimates may be caused by, among others, the following:

               o Nature and Timing of Sales Process. Under section 704 of the Bankruptcy Code, a chapter 7 trustee must, along with its other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interest of the parties. The liquidation analysis assumes there would be pressure to complete the liquidation of the Debtors' operating properties and financial assets over a period of approximately 6-9 months. It is possible that the disposition of certain assets could reasonably exceed 12 months, causing deterioration in the value of the Debtors' estate. It is also possible that the completion of a liquidation process on an expedited basis could result in significantly reduced proceeds for the Debtors' Estates than would have resulted from a more orderly liquidation process. The liquidation analysis assumes that the Debtors' businesses have ceased and that the assets are sold for their fair market values on an asset by asset basis.

               o Discount Factor Applied to Assets. The precise discount attributable to assets in a chapter 7 case cannot be computed on the basis of any known empirical data. Accordingly, for purposes of the liquidation analysis, assets are valued based on the Debtors' best estimates, which would vary on an asset by asset (and category by category) basis.

               o Estimated Liquidation Expenses. Such expenses were estimated to be incurred upon liquidation of the Debtors' assets, excluding cash and cash equivalents.

               o Estimated Claims. A conversion to a chapter 7 case would likely result in additional Claims, including Claims resulting from the rejection of executory contracts.

         Liquidation values of major operating properties and non-operating assets were based in part upon the financial projections prepared by the Debtors and their financial advisors and assume a discount applied to each asset to account for the nature and timing of the sales process. The Debtors applied a discount to all assets, other than cash and cash equivalents, ranging from 0 to 100 percent of their respective going concern values. The precise discount factors attributable to a chapter 7 liquidation are subject to various circumstances. Total chapter 7 expenses, including operating expenses, trustee's fees and other administrative expenses, are estimated to be approximately $20 million. For purposes of the liquidation analysis, the Debtors have assumed any tax liability would be de minimis. This assumption was based upon the utilization of available tax benefits to offset any gains in the disposition of assets.

                     (b) Comparison of Liquidation Values with Recoveries under Plan.

         In the table annexed hereto as Appendix "4", the Debtors present a comparison between estimated reorganization recoveries and liquidation recoveries by Classes of Claims and Interests. The Plan recovery data presented in the table below are based, in part, upon the Debtors' assumption of the reorganization value of the Debtors.

                     (c) Conclusion.

         Due to the numerous uncertainties and time delays associated with liquidation under chapter 7, it is not possible to predict with certainty the outcome of liquidation of the Debtors or the timing of any distribution to creditors. As the Liquidation Analysis and Comparison of Recoveries under the Plan versus Liquidation demonstrate, however, liquidation under chapter 7 of the Bankruptcy Code would result in much lower distributions for most holders of Claims and Interests than that provided for in the Plan, and that no holder of a Claim or Interest would obtain a greater recovery on its Claim or Interest in a Chapter 7 liquidation case than it would obtain under the Plan.

                 2. Feasibility.

         Even if the Plan is accepted by each Class of Claims and Interests voting on the Plan, and even if the Bankruptcy Court determines that the Plan satisfies the best interests test, the Bankruptcy Code requires that, in order for the Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of such analyses, the Debtors have prepared forecasts of the Reorganized Debtors' cash flow (assuming the transactions contemplated by the Plan are consummated) for the five (5) fiscal years through September 30, 2002. These forecasts, and the significant assumptions on which they are based, are set forth above. Based on such forecasts, the Debtors believe that the Reorganized Debtors will be able to make all payments required to be made pursuant to the Plan.


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


         D. Non-Acceptance and Cramdown.

         Pursuant to section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan despite the non-acceptance of the plan by an impaired class. This procedure is commonly referred to as a "cramdown." Section 1129(b) of the Bankruptcy Code provides that upon request of the proponent of the Plan, the Bankruptcy Court shall confirm the Plan despite the lack of acceptance by an Impaired Class or Classes if the Bankruptcy Court finds that (a) the Plan does not discriminate unfairly with respect to each non-accepting Impaired Class, (b) the Plan is "fair and equitable" with respect to each non-accepting Impaired Class, (c) at least one Impaired Class has accepted the Plan (without counting acceptances by insiders) and (d) the Plan satisfies the requirements set forth in Bankruptcy Code section 1129(a) other than section 1129(a)(8). In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all more junior class are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

                 1. The Plan is Fair and Equitable.

         The Bankruptcy Code establishes different "fair and equitable" tests for holders of secured claims, unsecured claims and equity interests. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class.

                     (a) Secured Claims: With respect to a Class of Secured Claims that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that either (a) the holders of such Claims are retaining the liens securing such Claims and that each holder of a Claim of such Class will receive on account of such Claim deferred cash payments totaling at least the Allowed amount of such Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in such property, or (b) the holders of such Claims will realize the indubitable equivalent of such Claims under the Plan.

                     (b) Unsecured Claims: With respect to a Class of unsecured Claims that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that either (a) each holder of an unsecured Claim of the dissenting class receives or retains under the Plan property of a value equal to the Allowed amount of its unsecured Claim or (b) the holders of Claims or Interests that are junior to the Claims of the holders of such Unsecured Claims will not receive or retain any property under the Plan.

                     (c) Equity Interests: With respect to a class of Interests that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that (a) each holder of an Interest of the dissenting Class receive or retain on account of such Interest property of a value equal to the greatest of the Allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such Interest or (b) the holders of any Interest that is junior to the Interests of the holders of such Class of Interest will not receive or retain any property under the Plan.


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


         The Debtors believe the Plan is fair and equitable with respect to each Class.

                 2. No Unfair Discrimination.

         A chapter 11 plan "does not discriminate unfairly" with respect to a nonaccepting class if the value of the cash and/or securities to be distributed to the nonaccepting class is equal or otherwise fair when compared to the value of distributions to other classes whose legal rights are the same as those of the nonaccepting class. Since all similarly situated holders of Claims or Interests are classified together, the Plan does not unfairly discriminate against any Class.

         E. Confirmation Hearing.

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing (the "Confirmation Hearing").
Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

         Notice of the Confirmation Hearing will be provided to all holders of Claims and Interests and other parties in interest (the "Confirmation Notice"). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection, and the nature and amount of the Claim or Interest held by the objector. Objections must be filed with the Bankruptcy Court, together with proof of service, and served upon the parties so designated in the Confirmation Notice, on or before the time and date designated in the Confirmation Notice as being the last date for serving and filing objections to confirmation of the Plan. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and the local rules of the Bankruptcy Court.

VIII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN.

         If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives to the Plan include (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (b) an alternative plan under chapter 11 of the Bankruptcy Code.

         A. Liquidation Under Chapter 7.

         If no plan can be confirmed, the Debtors' Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution to holders of Claims and Interests holders in accordance with the priorities established by the Bankruptcy Code. For the reasons discussed above, under "CONFIRMATION OF THE PLAN -- Confirmation of the Plan -- Best Interests Test," the Debtors believe that confirmation of the Plan will provide each holder of a Claim entitled to receive a distribution under the Plan with a recovery that is not less (and is expected to be substantially more) than it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.


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


         B. Alternative Plan.

         If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive periods in which to file a plan or plans reorganization have expired, any other party in interest) may be entitled to file a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets under chapter 11 of the Bankruptcy Code. The Debtors in consultation with the Creditors' Committee have explored various other alternatives in connection with the formulation and development of the Plan. The Debtors believe the Plan enables holders of Claims or Interests to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, probably resulting in somewhat greater (but indeterminate) recoveries than would be obtained in a chapter 7 liquidation. Further, if a trustee were not appointed (such appointment is not required in a chapter 11 case), the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 would result in substantially lower recoveries than provided for by the Plan. Further, any alternative plan would likely be less favorable to holders of Claims or Interests because, inter alia, distributions would be delayed.

         [TO COME]

IX.      SELECTED HISTORICAL FINANCIAL DATA.

         A. Selected Financial Data.

         Reference should be made to the Debtors' 10-K for the Fiscal Year ended September 30, 1997 and 10-Q for the Fiscal Quarter ended March 31, 1998, included as Appendix "2" to this Disclosure Statement.

         B. Management's Discussion And Analysis Of Results Of Operations.

         The following discussion and analysis of the financial condition and the results of operation should be read in conjunction with the section herein entitled "Selected Historical Financial Data" and the consolidated financial statements of the Debtors and the related notes therein included as Appendix "2" to this Disclosure Statement. The Debtors' fiscal year ends on September 30 of each year.

X. MANAGEMENT OF REORGANIZED DEBTORS.

         A. New Board of Directors.

         The Board of Directors of Harvard currently consists of John Adams (Chairman), C. Scott Bartlett, Bruce Broussard, Retired General Joseph P. Hoar and Michael Hoffman.

         On the Effective Date, each of the existing members of the Board of Directors will be deemed to have resigned. The New Board of Directors will consist of seven (7) members.


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


The composition of the New Board of Directors will be subject to approval of the Bankruptcy Court. The initial New Board of Directors shall consist of the individuals identified in Exhibit "G" to the Plan. See "THE PLAN -- Means For Implementation of the Plan --Directors of the Reorganized Debtors." From and after the Effective Date, selection of the members of the New Board of Directors of Reorganized Harvard will be governed by the New Bylaws and/or the New Certificate of Incorporation of Reorganized Harvard, as the case may be. The New Board of Directors of Reorganized Harvard will promptly appoint the members of the Board of Directors of each of the other Reorganized Debtors.

         The Debtors anticipate that (i) Reorganized Harvard will maintain officer and director insurance liability coverage comparable to that currently in effect and (ii) while the precise amount of the compensation to outside directors will be determined by the New Board of Directors, Reorganized Harvard will compensate its outside directors in a manner consistent with compensation provided to outside directors of companies of a similar size and nature.

         The authorized capital stock of Harvard will include 50,000,000 shares of Preferred Stock, none of which will be issued or outstanding upon the consummation of the Plan. The New Board of Directors of Reorganized Harvard is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The New Board of Directors may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of New Common Stock and could have certain anti-takeover effects. The payment of dividends, if any, on such Preferred Stock would be subject to any restrictions on payment of dividends imposed by the Post-Confirmation Credit Agreement, New Junior Secured Debentures or the Alternative Financing Transaction, as the case may be.

         From and after the Effective Date, selection of the members of the New Board of the Directors shall be governed by the New Bylaws and/or the New Certificate of Incorporation, as the case may be.

         There can be no assurances that the New Board of Directors will not make one or more changes in senior management after the Effective Date. It is anticipated that any changes which are intended to be made prior to the Confirmation Hearing will be disclosed at such hearing.

         B. Senior Management of Reorganized Debtors.

         The names, ages and present principal occupations as of the Effective Date of the executive officers of Reorganized Harvard are set forth below:


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


Name                     Age       Positions
----                     ---       ---------
Roger G. Pollazzi        60        Chairman and Chief Executive Officer
James B. Gray            56        President
Theodore W. Vogtman      57        Chief Financial Officer
J. Vincent Toscano       50        Executive Vice President of Strategic
                                         Planning/Acquisition and Divestitures
Roger L. Burtraw         57        Executive Vice President, Operations
Joseph J. Gagliardi      58        Executive Vice President, Administration and
                                   Information Technology
Brian D. Benninger       50        Senior Vice President, Marketing
Gerard Tighe             62        Senior Vice President, General Counsel
David L. Kuta            53        Senior Vice President, Body Systems
David C. Stegemoller     56        Senior Vice President, Powertrain
D. Craig Bowman          51        Vice President, Law, Secretary
John J. Brock            51        Vice President, Tax
Robert J. Clark          44        Vice President, Human Resources
Kevin L. B. Price        43        Vice President, Controller and Treasurer
Douglas D. Rossman       47        Vice President, Purchasing


         Mr. Roger G. Pollazzi was elected Chief Operating Officer of the Company in November 1997. He was associated with Concord Investment Partners, an investment firm headquartered in Concord, Massachusetts, from 1996 to October 1997. From 1992 to 1996, Mr. Pollazzi was Chief Executive Officer and Chairman of The Pullman Company, an automotive parts manufacturer ("Pullman").

         Mr. James B. Gray has been the Managing Director of Tenneco Europe since 1996. From 1989 to 1996, Mr. Gray was President of the Elastomers division of Pullman. Effective July 8, 1998, Mr. Gray joined Harvard as President.

         Mr. Theodore W. Vogtman was associated with Concord Investment Partners, an investment firm headquartered in Concord, Massachusetts from 1996 to October 1997. From 1994 to 1996, he was Chief Financial Officer of Pullman. From 1992 to 1993, he was Chief Financial Officer for Safelite Glass.

         Mr. J. Vincent Toscano was associated with Concord Investment Partners, an investment firm headquartered in Concord, Massachusetts from 1996 to October 1997. From 1993 to 1996, he was Vice President - Operations, at Pullman. From 1992 until 1993, Mr. Toscano was Chief Financial Officer of that company.

         Mr. Roger L. Burtraw has been President of the Company since February 1997. From August 1995 to February 1997 he had been an Executive Vice President of the Company. Prior thereto, he was Senior Vice President of the Company from January 1993 to August 1995 and President of the Company's subsidiary, Kingston-Warren, from April 1991 to January 1993.


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


         Mr. Joseph J. Gagliardi has been the Debtors' Senior Vice President, Finance and Chief Financial Officer February 1993 since February 1993. From 1980 to 1993, Mr. Gagliardi was Vice President, Finance and Chief Financial Officer.

         Mr. Gerard Tighe was a consultant to Pullman from 1994 until 1997. Previously, he was General Counsel of Lear Siegler Inc.

         Mr. Brian D. Benninger has been a Senior Vice President of the Company since August 1995. Between February 1992 and July 1995, Mr. Benninger was an executive of the Company's subsidiary, Kingston-Warren. In addition, from October 1993 to the time he became an officer of the Company, Mr. Benninger served as Vice President, Sales, Marketing and Product Design for both Harman Automotive Sales, Marketing and Project Design and Corporate CAE. Prior thereto, he was employed by Clevite Elastomers as a Vice President of Sales and Marketing.

         Mr. David L. Kuta has been a Senior Vice President of the Company since July 1996. Prior to joining the Company in 1996, Mr. Kuta was Vice President of Operations for United Technologies Automotive -- Interiors Division since 1994 and, from 1990 to 1994, Vice President and General Manager of the Padded Products Division -- Interiors Division.

         Mr. David C. Stegemoller has been a Senior Vice President of the Company since August 1995. For the past five years, Mr. Stegemoller served in various positions with Hayes-Albion and its Trim Trends Division (which was then a subsidiary of the Company).

         Mr. D. Craig Bowman was a principal in the management consulting firm of the Tappan Group, located in New York, New York, from June 1995 until November 1997. Prior to that time, Mr. Bowman was Vice President and General Counsel of Pullman.

         Mr. John J. Brock was Vice-President-Tax at Pullman from 1994 through 1997. From 1992 to 1994, Mr. Brock was with Fiat Automotive.

         Mr. Robert J. Clark was Vice President Benefits and Compensation with Polygram Holding, Inc. from August 1992 until January 1998.

         Mr. Kevin L. B. Price was Vice President - Controller of Pullman, from 1994 until 1997. Prior to that time, Mr. Price was the Assistant Controller of Pullman.

         Mr. Douglas D. Rossman has been an officer of the Company since December 1996. He was Purchasing Manager of Federal Mogul Corp., an automobile parts manufacturer prior hereto.

         Executive officers of the Debtors are appointed and serve at the discretion of the Board of Directors.


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


         C. Management Employment Agreements.

         The Management Employment Agreements between Reorganized Harvard and each of Roger G. Pollazzi, Theodore Vogtman, Vincent Toscano [and Joseph Gagliardi] substantially in the form of Exhibit "J" to the Plan shall become effective as of the Effective Date. Such agreements supersede all employment, severance, retention bonus and other agreements with respect to such individuals in effect prior to the Effective Date. On the Effective Date, all Claims and Administrative Expenses of such individuals against the Debtors under their prepetition employment, severance, retention bonus and other agreements, if any, will be governed by, and completely satisfied in accordance with, the terms and conditions of their respective Management Employment Agreements.

         Each Management Employment Agreement shall have an initial term ending on September 30, 2001 with automatic one-year renewals thereafter unless prior notice of wither party has been given six (6) months prior to the end of the employment term. Base salary for each executive shall be as follows:

                    Roger G. Pollazzi                       $800,000

                     Theodore Vogtman                       $250,000

                     Vincent Toscano                        $250,000

                  [Joseph J. Gagliardi]                    [$250,000]

The Management Employment Agreements also contain certain provisions for the payment of annual bonuses under certain terms and conditions. In addition, each Management Employment Agreement contain provisions for severance payments.

         D. Emergence Bonus Plan.

         In order to induce certain key employees to remain with the Debtors during the restructuring process and reward them for maintaining and enhancing the value of the Debtors' assets and businesses for the benefit of the Debtors, creditors and shareholders, effective upon the occurrence of the Effective Date, Reorganized Harvard will implement the Emergence Bonus Plan in substantially the form annexed to the Plan as Exhibit "H". The Emergence Bonus provides that Roger
G. Pollazzi will receive a bonus in the amount of $2,475,000 payable in Cash, provided, however, that twenty (20%) percent of Mr. Pollazzi's bonus ($495,000) will be used by him to purchase New Common Stock at the fair market value of such New Common Stock as of the Effective Date. Other employees, to be determined by Mr. Pollazzi, will share in an aggregate bonus in the sum of $2,500,000 in Cash, provided, however, that each employee receiving a bonus pursuant to the Emergence Bonus Plan in excess of $100,000 will be required to use 20% of such bonus to purchase New Common Stock at the fair market value of such New Common Stock as of the Effective Date. For purposes of the Emergence Bonus Plan, the "fair market value" of New Common Stock will


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


be based upon the average closing trading price of New Common Stock during the fifteen (15) consecutive business days preceding the 3 month anniversary of the Effective Date.

         E. Consulting Agreements.

         A Consulting Agreement between Reorganized Harvard and John Adams substantially in the form of Exhibit "K" to the Plan shall become effective as of the Effective Date. Such agreement supersedes all employment, severance, retention bonus and other agreements with respect to John Adams in effect prior to the Effective Date. On the Effective Date, all Claims and Administrative Expenses of John Adams individually against the Debtors under his prepetition employment, severance, retention bonus and other agreements, if any, will be governed by, and completely satisfied in accordance with, the terms and conditions of his Consulting Agreement.

         F. Incentive Plan.

         The Incentive Plan substantially in the form of Exhibit "I" to the Plan shall become effective as of the Effective Date. Pursuant to the Incentive Plan, Reorganized Harvard will reserve fifteen (15%) percent of the outstanding New Common Stock, on a fully diluted basis, as of the Effective Date, in order to create new employee stock and stock option plans for the benefit of the non-management directors, consultants, executives and other employees of Reorganized Harvard. All grants under the Incentive Plan to management will be determined by management and approved by the non-management members of the New Board of Directors of Reorganized Harvard. The decision to grant additional stock options from the 15% of the New Common Stock reserved for the Incentive Plan will be at the discretion of the non-management members of the New Board of Directors of Reorganized Harvard.

XI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors and holders of Claims and Interests. The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated hereafter could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below. This summary does not address the federal income tax consequences to any holders of Claims or Interests that will either be satisfied in full under the Plan or will receive no recovery under the Plan. Finally, this summary does not address foreign, state or local tax law, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as taxpayers who are not United States domestic corporations or citizens or residents of the United States, S corporations, banks, mutual funds, insurance companies, financial institutions, regulated investment companies, broker-dealers and tax-exempt organizations).


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


         THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE APPLICABLE TAX LAW. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FOREIGN, FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN.

         A. Federal Income Tax Consequences To The Debtors.

                 1. Utilization by the Debtors of Existing Tax Attributes.

         The Debtors expect to have net operating loss carryovers ("NOLs") as of the Effective Date of approximately $ 311 million. Of this total, approximately $ ___ million is subject to current limitation under section 382 of the Tax Code and approximately $ __ million is subject to the "SRLY" limitations of the Tax Code. While the issue is not entirely free from doubt, the Debtors do not believe that any of the remaining portion of these tax attributes are currently subject to limitation under section 382 of the Tax Code. As discussed below, these tax attributes will be reduced by any gain or income realized as a result of the transactions contemplated by the Plan, in particular, any discharge of indebtedness income ("COI income") excluded from income pursuant to section 108 of the Tax Code. The precise amount of COI income realized but not recognized upon Plan consummation has not been finally determined, and will depend in part upon the fair market value of the New Harvard Common Stock. In addition, because the Plan will result in an "ownership change" (as defined in section 382 of the Tax Code), the availability of any NOLs remaining after reduction for COI income to offset income of the Debtors after the Effective Date may be severely limited, unless the exception provided in section 382(1)(5) of the Tax Code (the "Bankruptcy Exception") applies. In general, an ownership change occurs if the stock ownership of a company changes by more than 50 percentage points during a three-year testing period.

                     (a) Discharge of Indebtedness Income.

         Under the Tax Code, a taxpayer is generally required to include COI income in gross income. COI income is not includable in gross income, however, if it arises in a case under the Bankruptcy Code. Instead, COI income otherwise includable in gross income is generally applied to reduce certain tax attributes in the following order: NOLs, general business credit carryovers, minimum tax credit carryovers, capital loss carryovers, the taxpayer's basis in property, and foreign tax credit carryovers.

         The discharge under the Plan of certain of the General Unsecured Claims, in particular the Senior Notes, will result in the realization of COI income, which will reduce the tax


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


attributes of the Debtors by the difference between the fair market value of the consideration received and the amount of the discharged indebtedness.

         The proper application of these attribute reduction rules to Debtors that constitute members of a single "affiliated group" for federal income tax purposes is unclear. Under a "separate entity" approach, COI income would reduce only the portion of the consolidated NOL attributable to the member that realizes COI income in the Plan. Accordingly, the consolidated NOL that remains after application of the attribute reduction rules may be substantial, even if the total COI realized upon consummation of the Plan equals or exceeds the pre-reduction consolidated NOL. As the primary obligor under the Senior Notes, Harvard will realize a significant portion of the total COI realized in the Plan, even though most of the consolidated NOL is attributable to losses of other members. Although the IRS may take a contrary position, the Debtors intend to apply section 108(b) of the Tax Code on a "separate entity" basis.

                     (b) Effect of Section 382 of the Tax Code.

         Section 382 of the Tax Code imposes certain limitations upon the carryforward of NOLs and other tax attributes after an "ownership change." Given the anticipated amount of COI income, the significance of these limitations will depend largely upon whether any substantial portion of the consolidated NOL will remain after attribute reduction under Section 108(b) of the Tax Code, as described above.

         The Plan will cause an "ownership change" within the meaning of section 382 of the Tax Code on the Effective Date. In general, unless the Bankruptcy Exception applies, a corporation that experiences an ownership change may utilize its pre-change NOLs (and possibly certain built-in losses) only up to an annual amount equal to the "Section 382 limitation," which is calculated as the product of (i) the federal long-term tax-exempt rate at the time of such ownership change (5.15% for changes occurring in July 1998) and (ii) the fair market value of the equity of the corporation immediately before the ownership change. In a bankruptcy proceeding, however, the fair market value of the equity of the corporation will also include the increase in value resulting from any surrender or cancellation of claims. Finally, if section 382 of the Tax Code applies with respect to an ownership change, and the continuity of business enterprise requirement of section 382 of the Tax Code is not satisfied during the two-year period following the date of such ownership change, then the section 382 limitation is limited to recognized built-in gains; the Debtors expect, however, to satisfy this requirement.

         If the corporation's taxable income which would otherwise be offset by NOLs in a given year exceeds the section 382 limitation, the excess is generally subject to federal income tax (except to the extent attributable to certain "built-in gains" of the corporation). NOLs not utilized in a given year by virtue of this limitation remain available for use in future years until their normal expiration dates. To the extent that a corporation's section 382 limitation in a given year exceeds its taxable income for such year, the excess amount will increase the section 382 limitation for the following taxable year.


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


                     (c) The Bankruptcy Exception.

         Pursuant to the Bankruptcy Exception under section 382(1)(5) of the Tax Code, the general section 382 limitation will not apply if the stockholders and certain "qualified creditors" of such corporation immediately before the ownership change own at least 50 percent of the stock of the corporation, by vote and value, immediately after such change, by virtue of their status as stockholders or "qualified creditors" immediately before such change. For this purpose, stock transferred to a creditor is taken into account only to the extent that such stock is transferred in satisfaction of debt and only if such debt either (i) was held by the creditor at least 18 months before the filing of the Chapter 11 case, or (ii) arose in the ordinary course of the trade or business of the old loss corporation and is held by the person who at all times held the beneficial interest in such debt. These requirements will not apply, however, and thus a loss corporation generally may treat the debt as meeting the holding period requirement, unless (i) the creditor becomes a five percent (5%) shareholder of the loss corporation (directly or indirectly) immediately after the ownership change; or (ii) such creditor's participation in the formulation of the reorganization plan makes it evident to the Debtors that the creditor has not owned the debt in question for the required period.

         Even if the Bankruptcy Exception applies, however, the Debtors must reduce their NOLs and certain other tax attributes by the amount of interest claimed as a deduction on any indebtedness converted into stock during the three-year period preceding the taxable year of the ownership change, in addition to the portion of the current year that precedes the Effective Date. In addition, a second ownership change during the two-year period following consummation of the Plan will effectively eliminate the NOLs and other tax attributes of the Debtors carried forward from pre-Effective Date taxable years with respect to any taxable year ending after the date of the second ownership change.

         The Bankruptcy Exception automatically applies to a plan of reorganization that satisfies its requirements. A Debtor has the option, however, to "elect out" of the Bankruptcy Exception. In such a case, the normal section 382 limitation will apply, and the NOLs will be subject to the annual limitation as described above.

         At this time, the Debtors have been unable to determine whether "qualified creditors" will receive 50 percent or more of the New Common Stock. In addition, unless certain creditors of the Debtors agree to certify their status as "qualified creditors" at the Effective Date, the Debtors may be unable to meet their burden of proof in establishing that "qualified creditors" received a sufficient percentage of the New Common Stock to qualify under the Bankruptcy Exception. The Debtors are aware, however, that a significant portion of the Senior Notes were acquired less than 18 months prior to the commencement of the Chapter 11 Cases. Because holders of the Senior Notes Claims will receive up to __ percent of the New Harvard Common Stock pursuant to the Plan, the failure of any substantial portion of such holders to meet the definition of a "qualified creditor" will increase the likelihood that the Bankruptcy Exception will not apply. Finally, in the absence of a court order or other mechanism to restrict certain transfers of the Senior Notes Claims and


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


other unsecured claims after the bankruptcy filing, there can be no assurance that holders of Senior Notes Claims and other unsecured Claims, who in fact acquired their claims more than 18 months prior to the bankruptcy filing, will continue to hold such Senior Notes Claims or Claims at the Effective Date. If the Plan does not satisfy the requirements of the Bankruptcy Exception, the value of any NOLs otherwise available to the Debtors at the Effective Date (if any) may be materially diminished.

         The Debtors will not impose any transfer restrictions upon the sale of New Common Stock after the Effective Date. Accordingly, there is a significant risk that a second ownership change would occur during the two year period following consummation of the Plan. As described above, assuming that the Plan qualifies under the Bankruptcy Exception, the second ownership change would eliminate the Debtors' NOLs and other tax attributes. The Debtors, therefore, presently intend to "elect out" of the Bankruptcy Exception even if the Plan otherwise satisfies its conditions.

                 2. Alternative Minimum Tax.

         The Tax Code provides that, for any taxable year, a corporation's federal income tax liability equals the greater of (i) the regular tax computed at the regular 35% corporate tax rate on taxable income and (ii) the alternative minimum tax ("AMT") computed at a lower tax rate (20%) but on a broader income base (alternative minimum taxable income ("AMTI")). For purposes of computing a corporation's regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs and other tax carryovers (to the extent permitted under, inter alia, sections 382 and 383 of the Tax Code). In contrast, for purposes of computing AMTI, NOLs (as determined for AMT purposes) and other tax carryovers generally are taken into account, but may not offset more than 90% of the pre-NOL AMTI. Thus, a corporation that is currently profitable for AMT purposes generally will be required to pay federal income tax at an effective rate of at least 2% of its pre-NOL AMTI (10% of the 20% AMT tax rate), regardless of the amount of its NOLs. As a result, even if the Debtors are otherwise able to fully shelter their income with NOLs, they will be subject to current taxation in any year in which they have positive net pre-NOL AMTI (including as a result of gain and income recognition (other than COI income) in connection with the transactions contemplated by the Plan). To the extent that a corporation's AMT liability for any taxable year exceeds its regular federal income tax liability, the excess may be carried forward as a credit against regular tax liability in subsequent years.

         B. Federal Income Tax Consequences To Creditors.

                 1. Generally.

         The federal income tax consequences of the Plan to a Creditor will depend upon several factors, including but not limited to: (i) whether the Creditor's Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) the type of consideration received by the Creditor in exchange for the Claim; (iii) whether the Creditor is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above); (iv) whether the Creditor has taken a bad debt deduction or worthless security deduction with respect to his Claim, and
(v) whether the Creditor receives
distributions under the Plan in more than one taxable year. CREDITORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

                 2. Creditors Who Receive Solely Cash.

         Creditors receiving solely cash in exchange for their Claims will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized and each such Creditor's adjusted tax basis in the Claim. The amount realized will equal the amount of cash to the extent that such consideration is not allocable to any portion of the Claim representing accrued and unpaid interest. See "Federal Income Tax Consequences to Creditors - Receipt of Interest" below.

         The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Creditor, the nature of the Claim in the Creditor's hands, the purpose and circumstances of its acquisition, the Creditor's holding period of the Claim, and the extent to which the Creditor previously claimed a deduction for the worthlessness of all or a portion of the Claim.

         A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.

         Creditors should consult with their own tax advisors as to the matters discussed in this section concerning character and timing of recognition of gain or loss. Because a loss will be allowed as a deduction only for the taxable year in which the loss was sustained, a Creditor that claims a loss in the wrong taxable year risks denial of such loss altogether. In the case of certain categories of Claims, consideration should be given to the possible availability of a bad debt deduction under section 166 of the Tax Code for a period prior to the Effective Date. In addition, a portion of any distributions received after the Effective Date may be taxed as ordinary income under the imputed interest rules.

                 3. Creditors Who Receive New Harvard Common Stock, Rights and Oversubscription Options.

                     (a) Generally.

         The federal income tax consequences of the Plan to the holders of Allowed General Unsecured Claims, who will receive shares of New Common Stock, Rights and Oversubscription Options, will depend in large part on whether the exchange of their Claims for such consideration will be treated, in part, as a "recapitalization" within the meaning of section 368(a)(1)(E) of the Tax Code.

         If the exchanges contemplated by the Plan are made pursuant to such a recapitalization, then an exchanging Creditor generally will not recognize any gain or loss for federal income tax purposes (except to the extent of "boot" and any consideration attributable to accrued but unpaid interest). See "Federal Income Tax Consequences to Creditors - Receipt of Interest" below. If an exchange is not made pursuant to a recapitalization, then an exchanging Creditor will recognize gain or loss on such exchange. This discussion assumes that each such Creditor holds its Claim, and will hold any New Harvard Common Stock received under the Plan, as "capital assets" within the meaning of section 1221 of the Tax Code.

         In order for an exchange contemplated by the Plan to constitute a tax-free recapitalization, the Claim exchanged by a Creditor must qualify as a "security" for federal income tax purposes, and the Creditor must receive stock (and/or securities) in the exchange. The term "security" is not defined in the Tax Code or the regulations issued thereunder, and has not been clearly defined by court decisions. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to a cash payment. Thus, the term of the debt instrument is usually regarded as a significant factor in determining whether it is a security. The IRS has ruled that a debt instrument with a maturity of ten years or more is treated as a security. However, under the case law, debt instruments with maturities ranging between five and ten years are often held to be securities. Instruments with a five-year term or less rarely qualify as tax securities. Further, claims arising out of the extension of trade credit or litigation generally will not constitute tax securities. Nevertheless, because individual circumstances may differ significantly, the Creditors should consult their own tax advisors.

                     (b) Tax Consequences of an Exchange.

         If an exchange of a Claim for New Common Stock, Rights and Oversubscription Options is treated as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code, the federal income tax consequences to such Creditors would be as follows:

                  (i) Subject to the discussion below with respect to accrued but unpaid interest, a Creditor would not recognize loss on the exchange, but would recognize gain to the extent of the lesser of
            (a) the amount of gain realized in the exchange and (b) the fair market value of the Rights and Oversubscription Options (hereinafter referred to as "boot"). The amount of gain realized, if any, would be equal to the excess of (a) the sum of the fair market value of the New Common Stock and boot, over (b) such Creditor's adjusted tax basis in its Claim.

                  (ii) Any such gain recognized on the exchange would constitute capital gain, and such capital gain would qualify as long-term capital gain if such Creditor held the Claim for more than one year as of the Effective Date.

                  (iii) Except for the consideration treated as received in
            exchange for accrued but unpaid interest: (A) a Creditor should have an aggregate tax basis in the New Harvard Common Stock equal to such Creditor's adjusted tax basis in the Claims exchanged therefor, reduced by the amount of any boot received and increased by any gain recognized on the exchange, and (B) the holding period of the New

            Harvard Common Stock should include the holding period of the Claims exchanged therefor.

                  (iv) A Creditor receiving cash in lieu of fractional shares or de minimis interests will be treated as having received such New Harvard Common Stock and having exchanged it for cash in a transaction which would be a transaction subject to section 302 of the Tax Code and related provisions. Any such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional or de minimis interest and the Creditor's adjusted tax basis for such interest.

         Alternatively, if the exchange by a holder of a Claim for boot and New Common Stock constitutes a taxable exchange under section 1001 of the Tax Code, then the federal income tax consequences to the Creditors of such Claims would be as follows:

                  (i) Subject to the discussion below as to accrued but unpaid interest, a Creditor would recognize gain or loss on the exchange in an amount equal to the difference between (A) the sum of the fair market value of the New Common Stock and boot as of the Effective Date and (B) such Creditor's adjusted tax basis in its Claim.

                  (ii) Any such gain or loss should constitute capital gain or loss, and such capital gain or loss should qualify as long-term capital gain or loss if such Creditor held its Claim for more than one year as of the Effective Date.

                  (iii) A Creditor's tax basis in the New Common Stock would be equal to the fair market value of the New Common Stock as of the Effective Date. The holding period of the New Common Stock would begin on the day immediately following the Effective Date.

         Under recently enacted legislation, the maximum regular individual United States federal income tax rate on capital gains is 20% for property held for more than 18 months and 28% for property held for more than one year but not more than 18 months. Capital gains on the sale of property held for one year or less are subject to United States federal income tax at ordinary income rates.

                 4. Receipt of Interest.

         The Plan provides that the aggregate consideration to be distributed to creditors shall first satisfy an amount equal to the stated principal amount of the Claim. Any remaining consideration allocated to accrued but unpaid interest. Based upon certain legislative history to the Bankruptcy Tax Act of 1980, the IRS should respect this allocation of consideration under the Plan. Nevertheless, a portion of the consideration received by a Creditor in satisfaction of a Claim may be allocated to accrued but unpaid interest. If any portion of the distribution were required to be allocated to accrued but unpaid interest, such portion would be taxable to the Creditor as interest income, except to the extent the Creditor has previously reported such interest as income.

         In the event that a Creditor has previously reported the interest income, only the balance of the distribution after the allocation of proceeds to accrued interest would be considered received by the Creditor in respect of the principal amount of the Claim. Such an allocation would reduce the amount of the gain, or increase the amount of loss, realized by the Creditor with respect to the Claim. If such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

         C. Federal Income Tax Consequences To Holders of PIK Preferred Stock and Old Common Stock.

                 1. Exchange.

         Holders of PIK Preferred Stock and Old Common Stock will receive __ New Warrants and ____ New Warrants, respectively, in exchange for each share of PIK Preferred Stock and Old Common Stock. Each of these exchanges will constitute taxable exchanges under section 1001 of the Tax Code. Accordingly, holders of PIK Preferred Stock or Old Common Stock will recognize gain or loss in an amount equal to the difference between the fair market value of the New Warrants and such holder's tax basis in the PIK Preferred Stock or Old Common Stock, as the case may be. Any such gain or loss should constitute capital gain or loss, and such capital gain or loss should qualify as long-term capital gain or loss if such holder held the PIK Preferred or Old Common Stock for more than one year as of the Effective Date. A holder's tax basis in the New Warrants will be equal to their fair market value as of the Effective Date. The holding period of the New Warrants will begin on the day immediately following the Effective Date.

                 2. Exercise.

         No gain or loss will be recognized by a holder upon the exercise of New Warrants for shares of New Common Stock. A holder's tax basis in the shares of New Harvard Common Stock received upon such exchange will equal the sum of the adjusted tax basis in the New Warrants plus the price paid on the exercise thereof. The holding period of the New Common Stock received on the exercise of the New Warrants will not include the period during which the New Warrants were held by such holder.

                 3. Sale of New Warrants.

         The sale of New Warrants ordinarily will result in the recognition of gain or loss to the holder for federal income tax purposes in an amount equal to the difference between the amount realized on such sale or exchange and the holder's tax basis in the New Warrants. Such gain or loss should constitute capital gain or loss, assuming that the New Common Stock would have been a capital asset in the hands of the holder had the New Warrants been exercised, and such capital gain or loss should qualify as long-term capital gain or loss if such holder held its New Warrants for more than one year. Similarly, gain or loss will generally be recognized upon a sale of the New Common Stock received upon exercise of New Warrants in an amount equal to the difference between the amount realized on the transfer and the holder's adjusted tax basis in the New Common Stock. Such gain or loss should constitute capital gain or loss, assuming that the New Common Stock was a capital asset in the hands of the holder, and such capital gain or loss should qualify as long-term capital gain or loss if such holder held its shares of New Common Stock for more than one year.

                 4. Lapse.

         If the New Warrants lapse without exercise, the holder will recognize a capital loss (assuming the sale or exchange of the New Warrants by the holder would have given rise to capital gain or loss) equal to the holder's tax basis in the New Warrants. Any such capital loss should be long-term if such holder held its New Warrants for more than one year.

         Under recently enacted legislation, the maximum regular individual United States federal income tax rate on capital gains is 20% for property held for more than 18 months and 28% for property held for more than one year but not more than 18 months. Capital gains on the sale of property held for one year or less are subject to United States federal income tax at ordinary income rates.

         D. Federal Income Tax Consequences Of Owning New Junior Secured Debentures.

                 1. Original Issue Discount.

         In general, a holder of a debt instrument issued with original issue discount ("OID") must include that OID in income on a constant yield to maturity basis over the term of the debt instrument. The New Notes will be treated as issued with OID to the extent that their "stated redemption price at maturity" exceeds their "issue price." The stated redemption price at maturity of an instrument includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest," which is generally defined as interest payments that occur at fixed periodic intervals of one year or less. The issue price of the New Junior Secured Debentures will equal their face amount, plus the fair market value of the Rights or Over Subscription Options exercised to acquire the New Junior Secured Debentures. Because amounts designated as interest on the New Junior Secured Debentures will not constitute "qualified stated interest," the New Junior Secured Debentures will be treated as issued with OID.

                 2. Disposition of New Junior Secured Debentures.

         In general, a holder of New Junior Secured Debentures will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the New Junior Secured Debentures measured by the difference between (i) the amount realized (except to the extent attributable to accrued interest) and (ii) the holder's tax basis in the New Junior Secured Debentures (as increased by any original issue discount and decreased by any cash payments thereon). Any such gain or loss will generally qualify as long-term capital gain or loss, provided that the New Junior Secured Debentures have a holding period of more than one year. The portion of the amount realized that is attributable to accrued interest will constitute interest income to a cash basis holder. An accrual basis taxpayer should be entitled to exclude amounts attributable to accrued interest to the extent that it previously included such amount in income.

         E. Importance of Obtaining Professional Tax Assistance.

         The foregoing is intended to be a summary only and not a substitute for consultation with a tax professional. The federal, state, local and foreign tax consequences of the Plan are complex and, in some respects, uncertain. Such consequences may also vary based upon the individual circumstances of each holder of a Claim or Interest. Accordingly, each holder of a Claim or Interest is strongly urged to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan.

         THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

         THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY RESPECTS, UNCERTAIN. THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND, AS SUCH, DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR CREDITOR OR HOLDER OF INTERESTS IN THE DEBTORS. ALL CREDITORS AND HOLDERS OF INTERESTS IN THE DEBTORS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN THAT ARE RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.

XII.     CONCLUSION AND RECOMMENDATION.

         The Debtors and the Creditors' Committee believe that confirmation of the Plan is desirable and in the best interests of all holders of Claims and Interests. The Debtors therefore urge you to vote to accept the Plan.

Dated:   Wilmington, Delaware
         July 10, 1998

                                            DOEHLER-JARVIS, INC.
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                 Vice President


                                            HARVARD INDUSTRIES, INC.,
                                            Debtor and Debtor in Possession


                                            By: /s/Roger G. Pollazzi
                                                -------------------------------
                                                 Chief Operating Officer


                                            HARVARD TRANSPORTATION, INC.,
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                ------------------------------
                                                 Vice President


                                            DOEHLER-JARVIS GREENEVILLE, INC.
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                 Vice President

                                            DOEHLER-JARVIS POTTSTOWN, INC.
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                 Vice President

                                            DOEHLER-JARVIS TECHNOLOGIES, INC.
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                 Vice President

                                            DOEHLER-JARVIS TOLEDO, INC.
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                 Vice President


                                            HARMAN AUTOMOTIVE, INC.
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                 Vice President


                                            HAYES-ALBION CORPORATION
                                            Debtor and Debtor in Possession


                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                 Vice President


                                            THE KINGSTON-WARREN CORPORATION
                                            Debtor and Debtor in Possession

                                            By: /s/ Gerald G. Tighe
                                                -------------------------------
                                                  Vice President

THE OFFICIAL COMMITTEE
OF UNSECURED CREDITORS

By:  FRIED, FRANK, HARRIS, SHRIVER
& JACOBSON
Co-Counsel for the Official
Committee of Unsecured Creditors




By: /s/ Brad Eric Scheler, Esq.
    --------------------------------
     Name:  Brad Eric Scheler
               A Member of the Firm.

WILLKIE FARR & GALLAGHER
Co-Counsel for the Debtors
  and Debtors-in-Possession
787 Seventh Avenue
New York, New York 10019
Phone: (212) 728-8000

YOUNG, CONAWAY, STARGATT & TAYLOR
Co-Counsel for the Debtors and
  Debtors-in-Possession
P.O. Box 391
11th Floor, Rodney Square North
Wilmington, Delaware 19899
Phone: (302) 571-6600

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
Co-Counsel for the Official Committee of Unsecured Creditors
One New York Plaza
New York, New York 10004
Phone: (212) 859-8000

ROSENTHAL, MONHAIT, GROSS & GODDESS
Co-Counsel to the Official Committee of Unsecured Creditors
919 North Market Street, Suite 1401
Wilmington, Delaware 19801
Phone:   (302) 656-4433

                                                                     EXHIBIT A

                               COMMITMENT LETTER

         The Commitment Letter will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT B

                              EXERCISE AGREEMENT

         The Exercise Agreement will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT C

                                  RIGHTS PLAN

         The Rights Plan will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT D

                             NEW WARRANT AGREEMENT

         The New Warrant Agreement will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT E

                            COMBINATION TRANSACTION

         The Combination Transaction will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT F

            NEW CERTIFICATE OF INCORPORATION OF REORGANIZED HARVARD

         The New Certificate of Incorporation of Reorganized Harvard will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT G

                                  NEW BY-LAWS

         The New By-Laws will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT H

                 NEW BOARD OF DIRECTORS OF REORGANIZED HARVARD

         The New Board of Directors of Reorganized Harvard will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT I

                             EMERGENCE BONUS PLAN

         The Emergence Bonus Plan will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT J

                                INCENTIVE PLAN

         The Incentive Plan will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT K

                       MANAGEMENT EMPLOYMENT AGREEMENTS

         The Management Employment Agreements will be filed with the Bankruptcy Court under separate cover.

                                                                   EXHIBIT K-1

              MANAGEMENT EMPLOYMENT AGREEMENTS OF ROGER POLLAZZI

         The Management Employment Agreement of Roger Pollazzi will be filed with the Bankruptcy Court under separate cover.

                                                                   EXHIBIT K-2

              MANAGEMENT EMPLOYMENT AGREEMENT OF THEODORE VOGTMAN

         The Management Employment Agreements of Theodore Vogtman will be filed with the Bankruptcy Court under separate cover.

                                                                   EXHIBIT K-3

              MANAGEMENT EMPLOYMENT AGREEMENT OF VINCENT TOSCANO

         The Management Employment Agreement of Vincent Toscano will be filed with the Bankruptcy Court under separate cover.

                                                                   EXHIBIT K-4

             MANAGEMENT EMPLOYMENT AGREEMENT OF [JOSEPH GAGLIARDI]

         The Management Employment Agreement of [Joseph Gagliardi] will be filed with the Bankruptcy Court under separate cover.

                                                                     EXHIBIT L

                             CONSULTING AGREEMENT

         The Consulting Agreement will be filed with the Bankruptcy Court under separate cover.

                                                                    APPENDIX 1

              DEBTORS' CONSOLIDATED PLAN UNDER CHAPTER 11 OF THE
                                BANKRUPTCY CODE

                                                                    APPENDIX 2

           DEBTORS' 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30,1997
             AND 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 1998

                                                                    APPENDIX 3

                      CORPORATE STRUCTURE OF THE DEBTORS

                                                                    APPENDIX 4

           LIQUIDATION ANALYSIS AND CONTRASTING DISTRIBUTIONS UNDER
                        PLAN VS. CHAPTER 7 LIQUIDATION

   Appendix 4 will be filed with the Bankruptcy Court under separate cover.